Exhibit 10.01

EXECUTION VERSION

CREDIT AGREEMENT

among

TENNECO INC.,

TENNECO AUTOMOTIVE OPERATING COMPANY INC.,

Other Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders

from Time to Time Parties Hereto,

BRANCH BANKING AND TRUST COMPANY, CAPITAL ONE, NATIONAL

ASSOCIATION, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

CITIZENS BANK, N.A., COMMERZBANK AG, NEW YORK BRANCH, FIFTH THIRD

BANK, HSBC BANK USA, N.A., KBC BANK N.V., MIZUHO BANK, LTD., PNC BANK,

NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, SUMITOMO MITSUI

BANKING CORPORATION, TD BANK N.A., U.S. BANK NATIONAL ASSOCIATION,

ING BANK NV DUBLIN BRANCH, SANTANDER BANK, N.A., BNP PARIBAS,

SUNTRUST BANK and INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED,

NEW YORK BRANCH,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of October 1, 2018

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS INC., WELLS

FARGO SECURITIES, LLC and MUFG BANK, LTD.,

as Joint Lead Arrangers and Joint Bookrunners

SECTION 3.	LETTERS OF CREDIT	92

3.1	L/C Commitments	92
3.2	Procedure for Issuance of Letter of Credit	93
3.3	Fees and Other Charges	93
3.4	L/C Participations	93
3.5	Reimbursement Obligation of the Borrower	95
3.6	Obligations Absolute	95
3.7	Letter of Credit Payments	96
3.8	Applications	97

SECTION 4.	REPRESENTATIONS AND WARRANTIES	97

4.1	Financial Condition	97
4.2	No Change	97
4.3	Existence; Compliance with Law	97
4.4	Power; Authorization; Enforceable Obligations	97
4.5	No Legal Bar	98
4.6	Litigation	98
4.7	No Default	98
4.8	Ownership of Property; Liens	98
4.9	Intellectual Property	99
4.10	Taxes	99
4.11	Federal Regulations	99
4.12	Labor Matters	99
4.13	ERISA	99
4.14	Investment Company Act; Other Regulations	100
4.15	Subsidiaries	100
4.16	Use of Proceeds	100
4.17	Environmental Matters	100
4.18	Accuracy of Information, etc.	101
4.19	Security Documents	102
4.20	Solvency	103
4.21	Anti-Corruption Laws and Sanctions	103
4.22	EEA Financial Institutions	103

SECTION 5.	CONDITIONS PRECEDENT	103

5.1	Conditions to the Closing Date	103
5.2	Conditions to Each Extension of Credit	106
5.3	Additional Conditions Applicable to the Foreign Subsidiary Borrowers	106

SECTION 6.	AFFIRMATIVE COVENANTS	107

6.1	Financial Statements	108
6.2	Certificates; Other Information	109
6.3	Payment of Taxes	110

2

6.4	Maintenance of Existence; Compliance	110
6.5	Maintenance of Property; Insurance	110
6.6	Inspection of Property; Books and Records; Discussions	110
6.7	Notices	110
6.8	Environmental Laws	111
6.9	Additional Collateral, etc.	111
6.10	Designation of Subsidiaries	116
6.11	Post-Closing Real Estate Deliverables	116
6.12	Post-Closing Obligations	118

SECTION 7.	NEGATIVE COVENANTS	118

7.1	Financial Condition Covenants	119
7.2	Indebtedness	119
7.3	Liens	123
7.4	Fundamental Changes	127
7.5	Disposition of Property	128
7.6	Restricted Payments	131
7.7	[Intentionally Omitted]	132
7.8	Investments	132
7.9	[Reserved]	136
7.10	Transactions with Affiliates	136
7.11	Sales and Leasebacks	137
7.12	Changes in Fiscal Periods	137
7.13	Negative Pledge Clauses	137
7.14	Lines of Business	138
7.15	Optional Payments and Modifications of Subordinated Indebtedness	138
7.16	Use of Proceeds	138
7.17	Special Purpose Finance Subsidiaries	139
7.18	Spinco	139

SECTION 8.	EVENTS OF DEFAULT	139

SECTION 9.	THE AGENTS	143

9.1	Appointment	143
9.2	Delegation of Duties	143
9.3	Exculpatory Provisions	143
9.4	Reliance by Administrative Agent	144
9.5	Notice of Default	144
9.6	Non-Reliance on Agents and Other Lenders	144
9.7	Indemnification	145
9.8	Agent in Its Individual Capacity	145
9.9	Successor Administrative Agent	145
9.10	Co-Documentation Agents	146

3

9.11	Certain ERISA Matters	146

SECTION 10.	MISCELLANEOUS	148

10.1	Amendments and Waivers	148
10.2	Notices	152
10.3	No Waiver; Cumulative Remedies	153
10.4	Survival of Representations and Warranties	153
10.5	Payment of Expenses and Taxes	153
10.6	Successors and Assigns; Participations and Assignments	155
10.7	Adjustments; Set-off	158
10.8	Counterparts	159
10.9	Severability	159
10.10	Integration	159
10.11	GOVERNING LAW	159
10.12	Submission To Jurisdiction; Waivers	159
10.13	Acknowledgments	161
10.14	Releases of Guarantees and Liens	161
10.15	Confidentiality	162
10.16	WAIVERS OF JURY TRIAL	163
10.17	USA Patriot Act	163
10.18	No Fiduciary Duty	163
10.19	Usury	164
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	164
10.21	Conversion of Currencies	165
10.22	Separate Obligations	165
10.23	Several Obligations	166
10.24	Intercreditor Agreement	166

4

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Letters of Credit
1.1D	Permitted Cash Pooling Agreements
4.1	Material Obligations
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	Financing Statements/Filing Offices
4.19(b)	Mortgage Filing Jurisdictions
6.12	Post-Closing Obligations
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.3(m)	Existing Receivables Financing
7.5	Dispositions
7.8(h)	Existing Investments
7.10	Transactions with Affiliates

EXHIBITS:

A-1	Form of Guarantee Agreement
A-2	Form of Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Joinder Agreement
E	Form of Assignment and Assumption
F	Form of Exemption Certificate
G	Solvency Certificate

5

CREDIT AGREEMENT, dated as of October 1, 2018 (this “Agreement”), among TENNECO INC., a Delaware corporation (the “Company”), TENNECO AUTOMOTIVE OPERATING COMPANY INC., a Delaware corporation and a Subsidiary of the Company (“TAOC”), any other Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

RECITALS

WHEREAS, pursuant to the Membership Interest Purchase Agreement (together with all exhibits and disclosure schedules thereto, the “Purchase Agreement”) dated as of April 10, 2018 among the Company, Federal-Mogul LLC (the “Target”), American Entertainment Properties Corp. (the “Seller”), and Icahn Enterprises L.P., the Company will purchase from the Seller all of the issued and outstanding membership interests of the Target (the “Membership Interest Purchase”);

WHEREAS, no later than the business day immediately following the Membership Interest Purchase, the Target will merge with and into the Company, the Target will cease to exist and the Company will continue as the surviving entity in the merger (the “Merger”, collectively with the Membership Interest Purchase, the “Acquisition”).

WHEREAS, in connection therewith, the Borrowers have requested that, simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrowers in the form of senior secured credit facilities in an aggregate amount of $4,900,000,000 comprised of (i) a $1,700,000,000 term loan A facility, (ii) a $1,700,000,000 term loan B facility and (iii) a $1,500,000,000 revolving credit facility, the proceeds of which will be used, among other things, to finance in part the Acquisition; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.18 hereof, then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABR Swingline Commitment”: the obligation of the ABR Swingline Lender to make ABR Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

“ABR Swingline Lender”: as the context may require, either (i) JPMCB, in its capacity as the lender of U.S. Swingline Loans, or (ii) JPMorgan Chase Bank, N.A., London Branch, an affiliate of JPMCB, in its capacity as the lender of U.K. Swingline Loans.

“ABR Swingline Loans”: as defined in Section 2.8.

“Acquisition”: as defined in the recitals hereto.

“Additional Lender”: any bank, financial institution or other entity, other than an Ineligible Institution, that makes a Replacement Term Loan or commitments under a Replacement Revolving Facility pursuant to Section 2.31.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Foreign Currency”: as defined in Section 2.18(a)(iii).

“Affiliate”: as to any Person, any other Person that, at any time, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no portfolio company owned by Icahn Enterprises L.P. or by an Affiliate of Icahn Enterprises L.P. shall be considered an “Affiliate” of the Borrower and its subsidiaries.

“Agents”: the collective reference to the Co-Documentation Agents and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.21(b).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“All-in Yield”: the yield of Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case, payable generally to the applicable lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity; provided further that “All-in Yield” shall not include arrangement fees, structuring fees, consent fees or other fees in each case not paid to the applicable lenders generally.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor”: as defined in Section 10.21(b).

“Applicable Intercreditor Agreement”: the Intercreditor Agreement (which shall, in the case of and in connection with any incurrence of Other First Lien Obligations (as defined in the Intercreditor Agreement) after the Closing Date other than the Obligations, be amended to include an acknowledgment by the applicable Authorized Representatives and the Collateral Trustee (each as defined in the Intercreditor Agreement) that the Administrative Agent is and shall be the sole Major Non-Controlling Authorized Representative) or another intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Applicable Margin”: (a) for each Type of Revolving Loan, Swingline Loan and Tranche A Term Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans or Overnight LIBOR Loans
Revolving Loans and Swingline Loans	0.75%	1.75%
Tranche A Term Loans	0.75%	1.75%

provided that from and after the first Adjustment Date occurring after the completion of the first full fiscal quarter ending after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Pricing Grid; and

(b) for each Type of Tranche B Term Loan, a rate per annum equal to (i) at any time that the Company’s corporate family rating is Ba3 (with a stable outlook) or higher from Moody’s and BB- (with a stable outlook) or higher from S&P, (x) 2.75% for Tranche B Term Loans that are Eurodollar Loans and (y) 1.75% for Tranche B Term Loans that are ABR Loans and (ii) at all other times, (x) 3.00% for Tranche B Term Loans that are Eurodollar Loans and (y) 2.00% for Tranche B Term Loans that are ABR Loans. For purposes of the foregoing, if any rating established by Moody’s or S&P shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

“Applicable Minimum Amount”: in the case of Revolving Loans, an amount equal to (x) if such Loans are denominated in Pounds Sterling, £5,000,000 or a whole multiple of £1,000,000 in excess thereof or (y) if such Loans are denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof.

“Applicable Prepayment Percentage”: with respect to any prepayment of the Term Loans required pursuant to Section 2.13(b) in connection with any Asset Sale or Recovery Event (i) if the Senior Secured Leverage Ratio is less than 2.25 to 1.0 as of the last day of the most recently ended fiscal quarter for which financial statements are available, 50% or (ii) otherwise, 100%.

“Application”: with respect to an Issuing Lender, an application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to issue or amend a Letter of Credit.

“Arrangers”: JPMorgan Chase Bank, N.A., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC and MUFG Bank, Ltd.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (i), (j), (n), (o), (p), (r), (s), (t) or (bb) of Section 7.5 and (ii) any such Dispositions of Capital Stock or assets of Immaterial Subsidiaries not exceeding, in the aggregate over the life of the Facilities, 5% of Consolidated Total Assets of the Company and its Subsidiaries or 5% of Consolidated EBITDA for the period of twelve consecutive fiscal months most recently ended for which financial statements are available (it being understood that any such Disposition permitted to be excluded pursuant to this clause (ii) at the time such Disposition was made shall continue to be permitted to be excluded notwithstanding that the limitations specified in this clause (ii) for exclusion may no longer be satisfied thereafter)) that yields Net Cash Proceeds to the Company or any of its Subsidiaries in excess of $50,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Assignor”: as defined in Section 10.6(c).

“Auto-Extension Letter of Credit”: as defined in Section 3.1(a).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.10(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: (a) with respect to the Tranche A Term Facility and the Tranche B Term Facility, the Company and (b) with respect to the Revolving Facility, the Company, TAOC and each other Subsidiary Borrower. The Company, TAOC and the other Subsidiary Borrowers are referred to herein collectively as the “Borrowers”.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans or Overnight LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market; provided further that (x) when used in connection with an Overnight LIBOR Loan or a Foreign Currency Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (y) when used in connection with Eurodollar Loans denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (which utilizes a single shared platform and which was launched on November 19, 2007 (TARGET2)) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

“Calculation Date”: with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall designate as a “Calculation Date” during the continuation of a Default; provided that (i) the second Business Day preceding each Borrowing Date (or in the case of Eurodollar Loans denominated in Pounds Sterling, on the Borrowing Date) with respect to, and each date of any continuation of, any Foreign Currency Revolving Loan which is a Eurodollar Loan shall also be a “Calculation Date” with respect to such Foreign Currency and (ii) subject to Section 2.12, the Borrowing Date with respect to any other Foreign Currency Revolving Loan shall also be a Calculation Date with respect to such Foreign Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding any change in GAAP after June 12, 2018 that would require obligations that would be classified and accounted for as an operating lease under GAAP as existing on the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Company and its Subsidiaries, such obligations shall continue to be treated as operating leases for all purposes under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any

United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (together with any successor thereto, “S&P”), P-2 by Moody’s Investors Service, Inc. (together with any successor thereto, “Moody’s”) or F2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P, A by Moody’s or A by Fitch or (ii) in the case of a foreign government, at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA or Aaa, as applicable, by any two of S&P, Moody’s and Fitch and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P, P-1 by Moody’s or F1 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency; or (j) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, (i) equivalents of the investments described in clause (a) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates, (ii) equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the acquisition thereof combined capital and surplus of not less than $250,000,000 and (iii) without limiting the foregoing sub-clauses (i) and (ii) of this clause (j), investments equivalent to those referenced in clauses (a) through (f) above denominated in foreign currencies and customarily used by Persons for cash management purposes to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (a) through (i) above, in an aggregate outstanding amount not to exceed at any time $15,000,000.

“Cash Management Obligations”: the collective reference to (a) any obligation of the Company or any of its Subsidiaries in respect of (i) overdrafts and related liabilities owed to any Lender (or any Affiliate of a Lender) that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions and (ii) credit, debit, travel and expense, corporate purchasing and/or other purchasing cards issued by any Lender (or any Affiliate of a Lender) to or for the benefit or account of the Company or any of its Subsidiaries or their respective employees and (b) any Supplemental Cash Management Obligations. For the avoidance of doubt, the parties agree that (A) any obligation of the Company or its Subsidiaries to a Lender (or its Affiliate) under any Cash Pooling Agreement to which such Lender (or its Affiliate) is a party constitutes a “Cash Management Obligation” for purposes hereof and (B) any Cash Management Obligation that was permitted to be entered into or designated as a Cash Management Obligation under this Agreement at the time such obligation was entered into or so designated shall continue to be secured by the Collateral even though a limitation under this Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

“Cash Pooling Agreement”: any agreement, substantially in the form of (a) the Cash Pooling Agreement dated October 8, 2016 between Tenneco Management (Europe) Limited and Citibank, N.A. (the “Existing Pooling Agreement”), by and among Company and/or any of its Subsidiaries, on the one hand, and one or more banks or similar financing institutions, on the other hand, together with any documents evidencing or governing any obligations relating thereto (including any guarantee agreements and security documents contemplated by or customary in connection with the Existing Pooling Agreement) or (b) any other cash pooling arrangement or agreement listed in Schedule 1.1D, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part, obligations (or adding Foreign Subsidiaries as additional parties or other Subsidiaries as guarantors thereunder) under any such agreement or any successor or replacement agreement and whether by the same or any other bank or similar financing institution or group of banks or similar financing institutions; provided that any such amendment, restatement, supplement or modification, extension, refinancing, replacement or other agreement is limited to the provision of a cash management system or systems for the Foreign Subsidiaries of the Company and will not create any Indebtedness, or Lien on the property, of the Company or any of its Subsidiaries for any other purpose. The Cash Pooling Agreements provide a cash management system for Foreign Subsidiaries of the Company, and obligations of Foreign Subsidiaries thereunder may be guaranteed by the Company and its Domestic Subsidiaries; provided, however, that neither the Company nor any of its Domestic Subsidiaries may grant a security interest in the Collateral or their other assets for the purpose of such guarantee except to the extent the secured party is a Lender (or any Affiliate of a Lender).

“CFC”: each Person that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holding Company”: a Person, substantially all of the assets of which consist of Capital Stock or debt that is treated as equity for United States federal income tax purposes of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change of Control”: as defined in Section 8(k).

“Closing Date”: October 1, 2018.

“Closing Date Refinancing”: the repayment, redemption, defeasance, discharge or termination of all Indebtedness of the Borrowers and their Subsidiaries under the Existing Company Credit Agreement and all third party Indebtedness for borrowed money of the Target and its Subsidiaries (other than the Target Notes and Indebtedness of the Target or any of its Subsidiaries permitted to remain outstanding or be incurred prior to the Closing Date under the Purchase Agreement), including, in each case, the termination of all commitments in respect thereof and the release of all related guarantees and security interests.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: Branch Banking and Trust Company, Capital One, National Association, Canadian Imperial Bank of Commerce, New York Branch, Citizens Bank, N.A., Commerzbank AG, New York Branch, Fifth Third Bank, HSBC Bank USA, N.A., KBC Bank N.V., Mizuho Bank, Ltd., PNC Bank, National Association, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, TD Bank N.A., U.S. Bank National Association, ING Bank NV Dublin Branch, Santander Bank, N.A., BNP Paribas, SunTrust Bank and Industrial and Commercial Bank of China Limited, New York Branch.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided that, for so long as such assets are not subject to any Liens securing the Target Notes, the Excluded Real Property shall not constitute Collateral; provided, further, that in no event shall any Company Stock constitute Collateral.

“Collateral Agreement”: the Collateral Agreement dated as of October 1, 2018 executed and delivered by each Borrower and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral Trust Agreement”: the Amended and Restated Collateral Trust Agreement, dated as of April 15, 2014 (as amended, supplemented or otherwise modified from time to time, including pursuant to the Collateral Trustee Resignation and Appointment Agreement), among the Company, Federal-Mogul Holdings Corporation, its Subsidiaries party thereto, the Administrative Agent, Citibank, N.A., as Collateral Trustee, and the other parties thereto.

“Collateral Trustee Resignation and Appointment Agreement”: the Collateral Trustee Resignation and Appointment, Joinder, Assumption and Designation Agreement, dated as of the Closing Date, among Wilmington Trust, National Association, Bank of America, N.A., the Administrative Agent, the Loan Parties party thereto, and the other parties thereto.

“Collateral Trustee”: Wilmington Trust, National Association, as Collateral Trustee under the Collateral Trust Agreement.

“Commitment”: as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.30% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter ending after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Company Stock”: Capital Stock of the Company that constitutes “margin stock” within the meaning of Regulation U.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period; plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) income tax expense,

(b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including with respect to the Loans and Indebtedness incurred in connection with the Transactions and any Permitted Refinancing Indebtedness of any Unsecured Notes and the transactions in connection therewith),

(c) depreciation and amortization expense and impairment charges,

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(e) any extraordinary expenses or losses, determined in accordance with GAAP,

(f) unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business),

(g) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes,

(h) any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period),

(i) restructuring charges and related charges,

(j) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and any “run rate” cost savings, operating expense reductions and synergies projected by the Company in good faith to result from actions either taken or expected to be taken within 18 months after the date of determination to take such action; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (j) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) through (i) above or (k) through (q) below (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Company or any of the Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such joint venture expected to be included in Consolidated EBITDA for the relevant Test Period,

(k) any costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its subsidiaries, together with any related provision for taxes,

(l) consulting fees and advisory fees incurred and taxes incurred or accrued in connection with the Acquisition,

(m) non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to employees of the Company or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity-based interests under variable plan accounting,

(n) consulting fees, advisory fees, financing fees incurred and taxes incurred or accrued in connection with the Spin-Off,

(o) costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents,

(p) non-recurring transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Disposition, any casualty event or any amendments or waivers of the Loan Documents, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated, and

(q) cash expenses relating to customary earn outs and similar obligations with a finite duration to the extent constituting Indebtedness; provided that the aggregate amount of all adjustments pursuant to the foregoing clauses (f), (i), (j) and (k) shall not exceed (x) 20% of Consolidated EBITDA during the first four full fiscal quarters following the Closing Date, (y) 17.5% of Consolidated EBITDA during the fifth through eighth full fiscal quarters following the Closing Date and (z) 15% of Consolidated EBITDA thereafter (such percentage, in each case, calculated before any amounts are added to Consolidated EBITDA pursuant to clauses (f), (i), (j) and (k)), and minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains, determined in accordance with GAAP, (c) unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (d) any non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of a Financial Covenant, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period.

In addition, for purposes of calculating any Financial Covenant, Consolidated EBITDA for any period prior to the Spin-Off shall be increased (but not by more than $45,000,000 in any fiscal year) by the amount of aftermarket acquisition costs of the Company and its Subsidiaries to the extent such costs otherwise reduce Consolidated EBITDA for such period. In addition, in the event that any Permitted Sale/Leaseback results in the Company or a Subsidiary entering into an operating lease, then Consolidated EBITDA for any period shall be deemed to be increased by the amount of lease payments under such operating lease made during such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes, (ii) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with this Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.8 or any issuance of Capital Stock or Indebtedness permitted hereunder (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities and (vi) any writeoff of unamortized debt issuance costs upon any prepayment of the Unsecured Notes), net of interest income. Notwithstanding the foregoing, in the event that Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt plus (to the extent not included in Consolidated Total Debt) the Domestic Receivables Program Amount (excluding any portion of the Domestic Receivables Program Amount that constitutes an off-balance sheet true sale transaction with customary limited recourse based upon the collectability of the receivables sold and without any guarantee by the Company or any of its Subsidiaries) on such day to (b) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Consolidated Leverage Ratio on any day, Consolidated Total Debt shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11). For purposes of calculating the Consolidated Leverage Ratio, any Indebtedness (“New Indebtedness”) incurred to refinance existing Indebtedness of the Company (“Existing Indebtedness”) shall be excluded in calculating Consolidated Total Debt, as long as and to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Consolidated Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within 60 days after the incurrence thereof.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles; provided that solely for purposes of Section 7.6, non-cash restructuring charges of the Company and its Subsidiaries which would otherwise reduce Consolidated Net Income shall be added back to Consolidated Net Income (and, for avoidance of doubt, any cash payment made in respect of such non-cash restructuring charges shall be included in calculating Consolidated Net Income for the period in which such payment is made). For the avoidance of doubt, the proceeds from the Spin-Off received by the Company and its Subsidiaries shall not increase Consolidated Net Income.

“Consolidated Net Leverage Ratio”: at the last day of any period, the ratio of (a) Consolidated Total Debt plus (to the extent not included in Consolidated Total Debt) the Domestic Receivables Program Amount (excluding any portion of the Domestic Receivables Program Amount that constitutes an off-balance sheet true sale transaction with customary limited recourse based upon the collectability of the receivables sold and without any guarantee by the Company or any of its Subsidiaries) on such day, less the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries (such amount of unrestricted cash and cash equivalents not to exceed (x) prior to the consummation of the Spin-Off, $500,000,000 and (y) from and after the consummation of the Spin-Off, an amount equal to 30% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1) to (b) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Consolidated Net Leverage Ratio on any day, Consolidated Total Debt shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11). For purposes of calculating the Consolidated Net Leverage Ratio, any New Indebtedness incurred to refinance Existing Indebtedness shall be excluded in calculating Consolidated Total Debt, as long as and to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Consolidated Net Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within 60 days after the incurrence thereof.

“Consolidated Scheduled Funded Debt Payments”: as of any date for the applicable Excess Cash Flow Period with respect to the Company and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal made in cash during such period on Consolidated Total Debt that constitutes Funded Debt (including the implied principal component of payments due on Capital Lease Obligations during such period).

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than Indebtedness permitted by Section 7.2(gg) to the extent such Indebtedness is used (x) to repay other Indebtedness of the Company and its Subsidiaries existing prior to the incurrence of such Indebtedness or (y) to finance a dividend to the Company to repay other Indebtedness of the Company and its Subsidiaries existing prior to the incurrence of such Indebtedness) of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contingent Purchase Price Obligations”: any earnout obligations or similar deferred or contingent purchase price obligations of the Borrower or any of its Subsidiaries incurred or created in connection with any acquisition to the extent such obligations are a liability on the consolidated balance sheet of the Borrower in accordance with GAAP.

“Continuing Directors”: the directors of the Company on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended or approved by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that (a) in the case of any Revolving Lender, has (i) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding has not been satisfied, (ii) notified the Company or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (iii) failed, within five Business Days after receipt of request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (iv) otherwise failed to pay over to any Credit Party any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (b) in the case of any Lender, (i) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (b), (x) the Company and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (y) with respect to any Lender subject to an appointment referred to in this clause (b), such appointment is made by a Governmental Authority or instrumentality thereof under or based on the law in the country where such Lender is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed or (ii) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided, that a Lender will not qualify as a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in a Defaulting Lender or any Person controlling a Defaulting Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disposition”: with respect to any property or right, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollar Revolving Loans”: as defined in Section 2.6(a).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Borrower”: the Company and any Domestic Subsidiary Borrower.

“Domestic Funding Office”: the Administrative Agent’s office located at 500 Stanton Christiana Road, Ops 2, Floor 3, Newark, DE 19713, or such other office as may be designated by the Administrative Agent by written notice to the Company and the Lenders.

“Domestic Loan Party”: each Domestic Borrower and each other Loan Party that is a Domestic Subsidiary.

“Domestic Obligations”: as defined in Section 10.22.

“Domestic Receivables Program Amount”: at any time, the aggregate principal amount of proceeds received by the Company and its domestic Subsidiaries from parties outside of the Company’s consolidated group and which remain outstanding at such time in connection with a Permitted Receivables Financing, together with the aggregate funded amount relating to all factoring programs, in each case of the Company and its domestic Subsidiaries.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“Domestic Subsidiary Borrower”: any Subsidiary Borrower that is a Domestic Subsidiary.

“ECF Calculation Year”: as defined in “Excess Cash Flow”.

“ECF Percentage”: 50%; provided, that, with respect to the first full fiscal year of the Company ending after the Closing Date and each fiscal year thereafter, the ECF Percentage shall be reduced to (a) 25% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0 but greater than 1.5 to 1.0 and (b) 0% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 1.5 to 1.0.

“ECF Threshold”: as defined in Section 2.13(c).

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU”: Economic and Monetary Union as contemplated in the Treaty.

“Environmental Laws”: as to any Person, any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”: the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurodollar Loan denominated in Pounds Sterling, on the first day of such Interest Period); provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurodollar Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available for the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Asset Sale or Recovery Events or the incurrence by the Company or any Subsidiary of any Indebtedness (other than any Indebtedness permitted to be incurred under Section 7.2);

(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense or any deferred tax expense, deducted in determining such consolidated net income or loss for such fiscal year;

(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of (i) the reclassification of items from short-term to long-term or vice-versa or (ii) the Spin-Off) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year;

(iv) income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such period; and

(v) cash inflows in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period; minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year;

(ii) the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of (i) the reclassification of items from long-term to short-term or vice-versa or (ii) the Spin-Off) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year;

(iii) the sum of, in each case except to the extent financed with Long-Term Indebtedness, (x) the aggregate amount of Restricted Payments by the Company made in cash for such fiscal year pursuant to Section 7.6(b) or 7.6(f), (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make acquisitions permitted by Section 7.8(j) and other Investments permitted pursuant to Section 7.8(d), (g) or (q) (including contracted acquisitions permitted by Section 7.8(j) and other Investments permitted pursuant to Section 7.8(d), (g) or (q) so long as (1) such amounts are contractually committed by December 31 of the applicable fiscal year for which Excess Cash Flow is being calculated (the “ECF Calculation Year”), (2) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such ECF Calculation Year and (3) any amounts not utilized during the fiscal year immediately following such ECF Calculation Year shall be included in the calculation of Excess Cash Flow for the fiscal year immediately following such ECF Calculation Year) and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year;

(iv) Consolidated Scheduled Funded Debt Payments (except to the extent financed with the proceeds of Funded Debt other than revolving Indebtedness);

(v) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period;

(vi) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of (A) Indebtedness for borrowed money and (B) the principal component of payments in respect of Capital Lease Obligations (in each case, excluding the Consolidated Scheduled Funded Debt Payments and Revolving Commitments);

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness (except to the extent financed with the proceeds of Funded Debt other than revolving Indebtedness) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow);

(viii) cash payments made (to the extent not deducted in arriving at Consolidated Net Income) in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with, to the extent permitted hereunder, any Investment, asset disposition, equity issuance or debt issuance (whether or not consummated); and

(x) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period.

“Excess Cash Flow Application Date”: for any prepayment pursuant to Section 2.13(c), the date no later than five Business Days after the earlier of (A) the date on which financial statements of the Company referred to in Section 6.1(a) for the fiscal year with respect to which such prepayment is made are required to be delivered to the Administrative Agent and (B) the date the financial statements referred to in clause (A) above are actually delivered.

“Excess Cash Flow Period”: any fiscal year of the Company, commencing with the first full fiscal year ending after the Closing Date.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Act Report”: collectively, the Annual Report of the Company on Form 10-K for the year ended December 31, 2017 and Current Reports on Form 8-K of the Company filed with or furnished to the SEC subsequent to December 31, 2017, but prior to the Closing Date, in each case, as amended or supplemented prior to the Closing Date.

“Exchange Rate”: on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 A.M., London time, on such date as provided by ICE Data Services. In the event that such rate is not provided by ICE Data Services, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (and the Administrative Agent agrees to promptly notify the Company of the identity of any such service), or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., Local Time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Assets”: as defined in the Collateral Agreement.

“Excluded Real Property”: the real property located at (a) 929 Anderson Road, Litchfield, Michigan 49252 and (b) 1111 Izaak Walton Rd., Seward, Nebraska 68434; provided that such real property shall not constitute Excluded Real Property if such real property is pledged or mortgaged to secure other Indebtedness.

“Excluded Subsidiary”: (i) any Foreign Subsidiary, (ii) any other Subsidiary if and at such time as the Company and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such other Subsidiary, (iii) any Immaterial Subsidiary, (iv) any Finance Subsidiary or any Special Purpose Finance Subsidiary, (v) any CFC Holding Company, (vi) any Domestic Subsidiary that is a Subsidiary of a CFC, (vii) any Unrestricted Subsidiary, (viii) any Subsidiary that is prohibited by applicable law existing on the Closing Date or by applicable law or contractual obligation existing at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (so long as such contractual obligation is not entered into in contemplation of such formation or acquisition) from providing a guarantee under the Guarantee Agreement or from having a Lien on its Capital Stock to secure the Obligations, as the context may require, for so long as such prohibition exists, or if such guarantee or such Lien, as the context may require, would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (ix) any Subsidiary that is a not-for-profit organization, (x) Spinco and its Subsidiaries after the earlier of (A) the incurrence of Indebtedness pursuant to Section 7.2(gg) or (B) consummation of the Spin-Off and (xi) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any adverse tax consequence) of providing a guarantee under the Guarantee Agreement or a Lien on its Capital Stock to secure the Obligations, as the context may require, will outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation”: with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Company Credit Agreement”: the Fifth Amended and Restated Credit Agreement, dated as of May 12, 2017, among the Borrowers, the banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (as amended, modified or supplemented from time to time on or prior to the Closing Date).

“Existing Indebtedness”: as defined in the definition of “Consolidated Leverage Ratio”.

“Existing Letters of Credit”: the Letters of Credit (as defined in the Existing Company Credit Agreement) and the Letters of Credit (as defined under the Existing Target Credit Agreement) in each case outstanding on the Closing Date immediately prior to the effectiveness of this Agreement. Schedule 1.1C contains a list of the Existing Letters of Credit.

“Existing Receivables Financing”: (a) each receivables financing transaction existing on the Closing Date and set forth on Schedule 7.3(m) attached hereto and (b) each receivables financing transaction entered into after the Closing Date which satisfies the criteria for a Permitted Receivables Financing.

“Existing Target Credit Agreement”: Term Loan and Revolving Credit Agreement, dated as of December 27, 2007, by and among the Target, Bank of America, N.A., as Revolving Administrative Agent, Citibank, N.A., as Tranche B Term Administrative Agent, Credit Suisse AG, as Tranche C Term Administrative Agent and the lenders party thereto (as amended, modified or supplemented from time to time on or prior to the Closing Date).

“Existing Unsecured Notes”: as defined in Section 7.2(f).

“Extended Commitment”: as defined in Section 2.26(a).

“Extended Credit”: as defined in Section 2.26(a).

“Extended Loan”: as defined in Section 10.1(d).

“Extension”: as defined in Section 2.26(a).

“Extension Offer”: as defined in Section 2.26(a).

“Facility”: each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) the Tranche B Term Loans (the “Tranche B Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) each other credit facility that may be added to this Agreement after the date hereof.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing, or any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Subsidiary”: Tenneco Automotive RSA Company, Federal-Mogul Transaction LLC and any other Wholly Owned Subsidiary of the Company that is formed for the sole purpose of engaging in Permitted Receivables Financings.

“Financial Covenant”: any of the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio and the Senior Secured Leverage Ratio.

“Fitch”: Fitch Ratings Inc., together with any successor thereto.

“Fixed Incremental Amount”: as defined in Section 2.27.

“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currencies”: (i) Euro and Pounds Sterling and (ii) such other currencies that the Company may from time to time request subject to the approval of the Administrative Agent and each Revolving Lender.

“Foreign Currency Revolving Loans”: as defined in Section 2.6(a).

“Foreign Guarantor”: as defined in Section 6.9(g)(ii).

“Foreign Loan Party”: each Foreign Subsidiary Borrower and each Foreign Guarantor.

“Foreign Obligations”: as defined in Section 10.22.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”: any Subsidiary Borrower which is a Foreign Subsidiary.

“Funded Debt”: with respect to any Person, all Indebtedness for borrowed money of such Person that (x) by its terms matures more than one year from the date of its creation or (y) matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, and shall in any event include Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the definition of “Applicable Prepayment Percentage” or any Financial Covenant, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1; provided that, if the Company notifies the Administrative Agent within one year after the effectiveness of any applicable Accounting Change (as defined below) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Required Lenders notify the Company within one year after the effectiveness of any such Accounting Change that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Agreement”: the Guarantee Agreement dated as of October 1, 2018 executed and delivered by each Borrower and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations (including, for the avoidance of doubt, the Company and any Foreign Guarantor).

“Hart County Facility”: the facility formerly owned by TAOC located in Hart County, Georgia.

“Hart County Facility IDB Transaction”: (i) the transfer by TAOC of the Hart County Facility to the Hart County Industrial Building Authority in exchange for $42,000,000 of industrial development bond financing, (ii) the lease back by TAOC of the Hart County Facility and (iii) all related transactions.

“Hedge Agreements”: all interest rate swaps, caps, collar, forward, future or option agreements or similar arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations or commodities, in each case either generally or under specific contingencies, or any other arrangement constituting a Swap Agreement.

“Immaterial Subsidiaries”: at any time, Subsidiaries of the Company (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 7.5% of Consolidated Total Assets of the Company and its Subsidiaries as of the last day of the immediately preceding fiscal quarter for which financial statements are available and (ii) contributing in the aggregate less than 7.5% to Consolidated EBITDA for the period of twelve consecutive fiscal months most recently ended for which financial statements are available. In the event that total assets of all Immaterial Subsidiaries exceed 7.5% of Consolidated Total Assets as of the last day of the immediately preceding fiscal quarter for which financial statements are available or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 7.5% of Consolidated EBITDA for the relevant period, as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 7.5% thresholds are met.

“Incremental Availability Amount”: as defined in Section 2.27.

“Incremental Equivalent Debt”: Indebtedness in an amount not to exceed the then available Incremental Availability Amount incurred by any Loan Party consisting of the issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, an Applicable Intercreditor Agreement; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Section 2.27 applicable to Incremental Term Facilities mutatis mutandis, except that (a) such Incremental Equivalent Debt shall not be subject to the requirements set forth Section 2.27(a)(vii) (other than with respect to any Incremental Equivalent Debt in the form of term loans secured by the Collateral on a pari passu basis with the Term Loans, which shall be subject to Section 2.27(a)(vii) mutatis mutandis) and (b) the requirements set forth in Section 2.27(a)(v) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Section 2.27(a)(v) mutatis mutandis.

“Incremental Facility”: as defined in Section 2.27.

“Incremental Revolving Facility”: as defined in Section 2.27.

“Incremental Term Facility”: as defined in Section 2.27.

“Incremental Tranche A Term Facility”: as defined in Section 2.27.

“Incremental Tranche B Term Facility”: as defined in Section 2.27.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person’s business maturing less than one year from the creation thereof), including Contingent Purchase Price Obligations solely to the extent satisfying the definition thereof, (c) all obligations of such Person evidenced by notes, bonds (excluding surety bonds), debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person; provided that Capital Lease Obligations of such Person arising from Permitted Sale/Leasebacks shall be Indebtedness for purposes of any Financial Covenant and related defined terms, (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and surety bonds and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all

Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided that, for purposes of Sections 7.2 and 8(e), the amount of “Indebtedness” included with respect to any such Hedge Agreement shall be based on the net termination value thereof. Notwithstanding the foregoing, (i) obligations of the Company and its Subsidiaries in respect of bankers’ acceptances issued through the Company, its Subsidiaries or any joint ventures thereof in the People’s Republic of China up to an aggregate amount at any time outstanding of $50,000,000 shall not constitute Indebtedness, (ii) overdrafts by the Company and its Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) and (iii) trade letter of credit with a maturity of less than 180 days issued in the ordinary course of business shall not constitute Indebtedness.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Ineligible Institutions”: as defined in Section 10.6(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: all rights, priorities and privileges, whether arising under United States, multinational or foreign laws or otherwise, relating to copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes and other intellectual property, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Pari Passu Intercreditor Agreement, dated as of March 30, 2017 (as amended, supplemented or otherwise modified from time to time, including pursuant to Joinder No. 2, dated as of the Closing Date, among the Administrative Agent, Citibank, N.A., as Collateral Trustee, and the other parties thereto (the “Intercreditor Joinder”)), among Citibank, N.A., as Collateral Trustee, Wilmington Trust, National Association, the Administrative Agent and the Loan Parties party thereto.

“Interest Payment Date”: (a) as to any ABR Loan, the second Business Day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Overnight LIBOR Loan, on the last day of each interval of up to five Business Days (as specified by the applicable Borrower on the Borrowing Date) commencing from the date such Overnight LIBOR Loan is made and (e) as to any Loan (other than any Revolving Loan that is an ABR Loan and any ABR Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week, or one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, or any other period agreed upon between the applicable Borrower and the Lenders; (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one week or one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, in the case of Loans denominated in Dollars, and 11:00 A.M., London time, in the case of Foreign Currency Revolving Loans, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date, in the case of the Revolving Facility, or beyond the Tranche A Final Maturity Date, in the case of the Tranche A Term Facility;

(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month unless such Interest Period has a duration of less than one month; and

(D) the applicable Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“IRS”: as defined in Section 2.21(e).

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce under Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: (i) JPMCB, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., MUFG Bank, Ltd. and Wells Fargo Bank, N.A. or (ii) any other Lender (which may act through its affiliates) requested by the Company and reasonably acceptable to the Administrative Agent which agrees to act as an Issuing Lender hereunder, in each case its capacity as issuer of any Letter of Credit. Each reference herein to “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joinder Agreement”: as defined in Section 2.29(a).

“Joint Venture”: any Person in which the Company and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Company, whether direct or indirect.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in Section 10.21(b).

“Knowledge” or to the “Knowledge”: of any Loan Party or any Subsidiaries of any Loan Party, the actual knowledge, after reasonable good faith investigation, of a Responsible Officer of such Loan Party or such Subsidiary; provided, however, that, solely with respect to the Target or any of the properties, assets, liabilities or obligations thereof, and solely with respect to all periods occurring prior to the Closing Date, such term means the actual knowledge, assuming the accuracy of the representations and warranties contained in the Purchase Agreement and after the Company’s diligent investigation in the acquisition of the Target and the other transactions contemplated by the Purchase Agreement, of a Responsible Officer of such Loan Party or such Subsidiary.

“L/C Commitment”: means, as to any Revolving Lender, the obligation of such Revolving Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof) plus (b) the aggregate amount of all payments, made by an Issuing Lender pursuant to a Letter of Credit, that have not yet been reimbursed by or on behalf of the applicable Borrower at such time (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof). The L/C Exposure of any Lender at any time shall be, with respect to such Lender, such Lender’s applicable percentage of the total L/C Exposure at such time.

“L/C Fee Payment Date”: the second Business Day of each January, April, July or October and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or a Letter of Credit subject to UCP600 allows extension of the expiration date of such Letter of Credit for reasons of Force Majeure stated in Article 36 of UCP600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“Latest Maturity Date”: mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“LCA Test Date”: as defined in Section 2.27.

“Lender Affiliate”: (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR Swingline Commitment”: the obligation of the LIBOR Swingline Lender to make LIBOR Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

“LIBOR Swingline Lender”: Wells Fargo Bank, N.A., in its capacity as the lender of LIBOR Swingline Loans.

“LIBOR Swingline Loans”: as defined in Section 2.8.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: any acquisition, investment or certain repayments, repurchases and redemptions of indebtedness, and any related transactions and events, the consummation of which by the Company or any of its Subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Security Documents and the Notes, as the same may be amended, modified or supplemented from time to time.

“Loan Parties”: each Borrower and each Subsidiary of the Company that is a party to a Loan Document.

“Local Time”: means (i) New York City time in the case of a Loan, Borrowing disbursement denominated in Dollars and (ii) London time in the case of a Loan, Borrowing disbursement denominated in a Foreign Currency (or any such other local time as otherwise notified to or communicated by the Administrative Agent).

“Long-Term Indebtedness”: any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) under the Revolving Facility, the aggregate unpaid principal amount of the Tranche A Term Loans or the aggregate unpaid principal amount of the Tranche B Term Loans, as the case may be, outstanding under such Facility or in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders).

“Material Acquisition”: any acquisition, or a series of related acquisitions by the Company or any Subsidiary, of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the Transaction or (b) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole.

“Material Disposition”: any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Capital Stock in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) the Company or any Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.19.

“Membership Interest Purchase”: as defined in the recitals hereto.

“Merger”: as defined in the recitals hereto.

“Minimum Extension Condition”: as defined in Section 2.26(b).

“MIRE Event”: if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: the real properties subject to the Mortgages designated in part (a) of Schedule 1.1B and any other real properties required to be mortgaged pursuant to Section 6.9; provided that “Mortgaged Properties” shall not include any real property listed in part (b) of Schedule 1.1B to the extent (x) such real property is Disposed of as a result of the Spin-Off on or prior to the date that is 14 months after the Closing Date (or such later date as the Administrative Agent may agree in its discretion) and (y) such real property is not pledged or mortgaged to secure other Indebtedness prior to the Spin-Off; provided further that if (x) such real property is not Disposed of as a result of the Spin-Off on or prior to the date that is 14 months after the Closing Date (or such later date as the Administrative Agent may agree in its discretion), (y) the Company publicly announces its intent to abandon the Spin-Off or (z) such real property is pledged or mortgaged to secure other Indebtedness prior to the Spin-Off, then such real property shall be a Mortgaged Property on the earliest to occur of the circumstances described in the foregoing clauses (x), (y) and (z).

“Mortgages”: each mortgage, deed of trust, deed to secure debt, trust deed or any other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Trustee for the benefit of the Administrative Agent and the Lenders creating a lien on such Mortgaged Property in such form as reasonably agreed between the Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or the Spin-Off, the proceeds thereof (or, with respect to the Spin-Off, in connection therewith) in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (for the avoidance of doubt, not including Indebtedness incurred pursuant to Section 7.2(gg)) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or the Spin-Off, as applicable (other than any Lien pursuant to a Security Document) and other fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Net Working Capital”: at any date of determination, (a) the consolidated current assets of the Company and its consolidated Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Company and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New Indebtedness”: as defined in the definition of “Consolidated Leverage Ratio”.

“New York Process Agent”: as defined in Section 10.12(b).

“Non-Excluded Taxes”: Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Taxes that are (i) taxes imposed on or measured by overall net income (however denominated), franchise taxes, and branch profits taxes (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (ii) attributable to a Lender’s failure to comply with the requirements of paragraph (e) or (f) of Section 2.21, (iii) United States withholding taxes imposed on amounts payable to or for the account of a Lender at the time the Lender becomes a party to this Agreement or changes its lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, or such Lender before it changed its lending office was entitled to receive additional amounts from a Borrower pursuant to Section 2.21 or (iv) any withholding Taxes imposed pursuant to FATCA.

“Non-Extension Notice Date”: as defined in Section 3.1(a).

“Non-PP&E Collateral Assets”: as defined in Section 2.13(g).

“Non-U.S. Lender”: as defined in Section 2.21(e).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Designation”: as defined in Section 2.29(a).

“Notice Period”: as defined in Section 2.30.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Objecting Lender”: as defined in Section 2.29(b).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements or Cash Management Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any guarantee of Cash Management Obligations and Lender Hedge Agreements (as defined in the Guarantee Agreement) in each case arising under the Guarantee

Agreement), the Letters of Credit, Cash Management Obligations, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder (exclusive of any franchise tax or any tax assessment on the overall net income of a recipient) or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment request by the Borrower).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBOR Loans”: Loans the rate of interest applicable to which is based upon the Overnight LIBOR Rate.

“Overnight LIBOR Rate”: the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select (or, in the case of LIBOR Swingline Loans, the overnight rate for Dollars determined by the LIBOR Swingline Lender from such service as the LIBOR Swingline Lender may select); provided that if such overnight rate for Dollars shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Participating Member State”: each state so described in any EMU legislation.

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Credit Agreement Refinancing Indebtedness”: any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Term Debt”); provided that:

(i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension,

(ii) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) other than nominal amortization or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than (w) upon the occurrence of an asset sale or other disposition or casualty event (subject to reinvestment rights that are in the aggregate no less favorable to the Borrowers than those under this Agreement and, in the case of Permitted Junior Secured Refinancing Debt and Permitted Unsecured Refinancing Debt, to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, or offer to repay, the Term Loans), (x) upon the occurrence of a change of control event, (y) customary acceleration rights following an event of default and (z) upon the incurrence of Indebtedness that is not permitted thereunder) prior to the date that is 180 days after the then Latest Maturity Date of, and the weighted average life to maturity of such Indebtedness is not less than 180 days longer than the weighted average life to maturity of, the Term Loans in the tranche being prepaid (or, if the Refinanced Term Debt is Permitted Credit Agreement Refinancing Indebtedness, the Term Loans in the tranche that was prepaid with such Refinanced Term Debt),

(iii) the terms and conditions of such Indebtedness (other than (w) as provided in the foregoing clause (ii), (x) interest rate, fees, funding discounts, rate floors), and other pricing terms, redemption, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms, (y) covenants or other provisions applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness and (z) any financial maintenance covenant to the extent that such financial maintenance covenant is also added to the Loan Documents for the benefit of the Lenders) and are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness, than those set forth in the Loan Documents are to the Lenders (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees); and provided further that the Borrowers and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders as may be necessary in order to satisfy the condition set forth in the immediately preceding proviso, without the requirement for the consent of any Lender or any other Person (a “Permitted Credit Agreement Refinancing Indebtedness Amendment”),

(iv) such Indebtedness is not guaranteed by any Persons other than the Guarantors and

(v) such Refinanced Term Debt shall be repaid (in the case of Refinanced Term Debt consisting of Term Loans), defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Permitted Credit Agreement Refinancing Indebtedness Amendment”: as set forth in the definition of “Permitted Credit Agreement Refinancing Indebtedness”.

“Permitted Junior Secured Refinancing Debt”: any secured Indebtedness incurred by a Borrower in the form of one or more series of second-lien secured notes or second-lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second-priority basis to the Obligations and is not secured by any property or assets of any Borrowers or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents and (iv) such Indebtedness shall be subject to a “junior lien” intercreditor agreement between or among the Administrative Agent and the representative for the holders of such Permitted Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt”: any secured Indebtedness incurred by a Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of any Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents, (iv) such Indebtedness shall be subject to an Applicable Intercreditor Agreement between or among the Administrative Agent and the representative for the holders of such Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent and (v) the All-in Yield of Permitted Pari Passu Secured Refinancing Debt in the form of loans will not be more than 0.50% higher than the corresponding All-in Yield applicable to the Relevant Existing Facility unless the All-in Yield with respect to such Relevant Existing Facility is adjusted to be equal to the All-in Yield with respect to the relevant Permitted Pari Passu Secured Refinancing Debt minus 0.50%; provided, further, that in determining the applicable All-in Yield: (w) original issue discount or upfront fees paid by the relevant Borrower in connection with the Relevant Existing Facility (based on a four-year average life to maturity or lesser remaining life to maturity), shall be included, (x) any amendments to the Applicable Margin that became effective subsequent to the Closing Date but prior to the time of the addition of the relevant Permitted Pari

Passu Secured Refinancing Debt shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Permitted Pari Passu Secured Refinancing Debt shall be excluded to the extent such amounts are not shared generally with other lenders and (z) if the relevant Permitted Pari Passu Secured Refinancing Debt include any interest rate floor that is greater than that applicable to the Relevant Existing Facility, and such floor is applicable to the Relevant Existing Facility on the date of determination, the excess amount shall be equated to interest margin for determining the applicable All-in Yield. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Receivables Financing”: (a) any sale by the Company or a Subsidiary of accounts receivable and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein) by the Finance Subsidiary, in each case without any guarantee of the collectability of such accounts receivable by the Company or any other Subsidiary thereof (other than by such Finance Subsidiary) (any such financing, a “Securitization Financing”); provided, however, that the terms, conditions and structure (including the legal and organizational structure of the Finance Subsidiary and the restrictions imposed on its activities) of and the documentation incident to any such Securitization Financings entered into after the date hereof must be reasonably acceptable to the Administrative Agent; provided that the terms, conditions and structure of and the amendment documentation incident to any Existing Receivables Financing that is a Securitization Financing and any further amendments, waivers, supplements, extensions, renewals or other modifications to the terms, conditions and structure of any such Securitization Financing, are and will be deemed to be acceptable to the Administrative Agent, so long as such modifications do not expand the scope of the assets transferred to the Finance Subsidiary included in such Securitization Financing or change the legal or organizational structure of the Finance Subsidiary, including the special purpose nature of its activities, except as may be permitted in the underlying documentation for such Securitization Financing as in effect as of the date hereof and (b) (i) any sale by the Company or a Domestic Subsidiary of accounts receivable and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon collectibility of the receivables sold, without any guarantee by the Company and any other Subsidiary thereof of the collectability of such accounts receivable and (ii) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of accounts receivable and related assets in the ordinary course of business, in each case without any guarantee by the Company or any Domestic Subsidiary. The aggregate principal amount of the proceeds received from parties outside of the Company’s consolidated group and which remains outstanding in all transactions described in the preceding clauses (a) and (b) will not exceed (I) at any time prior to the consummation of the Spin-Off, the greater of (x) $1,500,000,000 and (y) 10% of the consolidated revenues of the Company and its Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 and (II) at any time from and after the consummation of the Spin-Off, 10% of the consolidated revenues of the Company and its Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section

6.1. In addition to accounts receivables and their proceeds, the related assets transferred in a Permitted Receivables Financing may include (A) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing payment of transferred receivables, (B) any service contracts or other agreements associated with such receivables and records relating to such receivables, (C) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (D) proceeds of all of the foregoing.

“Permitted Refinancing Indebtedness”: with respect to any Indebtedness (the “Original Indebtedness”) of the Company, Indebtedness (“Refinancing Indebtedness”) of the Company which satisfies the following conditions: (i) if the Original Indebtedness is subordinated in right of payment to the Obligations, the Refinancing Indebtedness (including permitted guarantees thereof described in clause (v) below) is at least as subordinated in right of payment and otherwise to the Obligations as is the Original Indebtedness, (ii) if the Original Indebtedness is secured, the Refinancing Indebtedness is unsecured or, if the Refinancing Indebtedness is secured, the intercreditor arrangements with respect to such Refinancing Indebtedness (including subordination of liens) are at least as favorable to the holders of the Obligations as are those applicable to the Original Indebtedness, (iii) the principal amount of the Refinancing Indebtedness is no greater than the sum of the principal amount of the Original Indebtedness being refinanced plus any fees and premiums arising in connection with such refinancing, (iv) the Refinancing Indebtedness has no required (scheduled and mandatory) principal payments prior to the date which is 91 days after the Tranche A Final Maturity Date (or, if later, 91 days after the then scheduled final maturity date of any Incremental Facility) (other than pursuant to change of control and asset sale covenants substantially similar to those in the Original Indebtedness or that, in the reasonable judgment of the Company, are at least as favorable to the Company and its Subsidiaries as are the corresponding terms of similar Indebtedness issued by similarly-situated issuers after taking into account the then-prevailing market conditions) and (v) if required to be guaranteed, the Refinancing Indebtedness is guaranteed only by Subsidiaries which have guaranteed payment of the Obligations pursuant to subordination (if applicable) and guarantee provisions at least as favorable to the holders of the Obligations as are those in the Original Indebtedness.

“Permitted Sale/Leasebacks”: as defined in Section 7.11.

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing Indebtedness in respect thereof.

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness incurred by a Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of any Borrower or any Subsidiary and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (as defined by Section 3(3) of ERISA) that is subject to Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Spin EBITDA Percentage”: a percentage equal to (a) the amount of Consolidated EBITDA attributable to the portion of the business of the Company and its Subsidiaries remaining after the Spin-Off immediately after giving Pro Forma Effect to the Spin-Off over (b) total Consolidated EBITDA of the Company and its Subsidiaries for the last four fiscal quarter period ended prior to the Spin-Off for which financial statements are available.

“Pounds Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment”: for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (j) of the definition of that term.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect”: with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made (subject, for the avoidance of doubt, to the limitations set forth in the definition of Consolidated EBITDA) and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Capital Stock in any Subsidiary or the Company or any division, product line, or facility used for operations of the Company or any of the Subsidiaries or the designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (B) in the case of an acquisition permitted hereunder or Investment described in the definition of “Specified Transaction” or designation of an Unrestricted

Subsidiary as a Subsidiary, shall be included, (ii) any prepayment, repayment, retirement, redemption, satisfaction discharge or defeasance of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are reasonably and factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Properties”: as defined in Section 4.17(a).

“Proposed Foreign Subsidiary Borrower”: as defined in Section 2.29(b).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Agreement”: as defined in the recitals hereto.

“Qualified Capital Stock”: Capital Stock of the Company in respect of which no scheduled, mandatory or required payments are due (other than payments in kind) prior to the date which is 91 days after the Latest Maturity Date (or, if later, 91 days after the then scheduled final maturity date of any Incremental Facility).

“Ratio Based Incremental Amount”: as defined in Section 2.27.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Refinanced Facility”: as defined in Section 10.1(b)(ii).

“Refunded Swingline Loans”: as defined in Section 2.9.

“Register”: as defined in Section 10.6(d).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event resulting in the receipt of Net Cash Proceeds by the Company or a Subsidiary in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business. The Company may deliver a Reinvestment Notice quarterly after the end of each applicable fiscal quarter with the Compliance Certificate delivered pursuant to Section 6.2(b) rather than at the time of receipt of the related Net Cash Proceeds.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Company’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months (or 18 months, in the event that the Company or any of its Subsidiaries shall have entered into a binding commitment to reinvest such Reinvested Deferred Amount in fixed assets useful in the business of the Company or any of its Subsidiaries within 12 months after such Reinvestment Event) after such Reinvestment Event and (b) the date on which the Company shall have determined not to acquire assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Relevant Existing Facility”: (a) with respect to any Replacement Term Loans or Permitted Pari Passu Secured Refinancing Debt in the form of a tranche A term facility (i.e., a term loan facility having amortization, tenor and other terms customary for the term loan A market, as reasonably determined by the Administrative Agent and the Company), the Tranche A Term Facility and (b) with respect to any Replacement Term Loans or Permitted Pari Passu Secured Refinancing Debt in the form of a tranche B term facility (i.e., a term loan facility with a tenor of six years or longer which has nominal amortization of 1% per annum prior to final maturity), the Tranche B Term Facility.

“Remainco”: the Company and its Subsidiaries that remain Subsidiaries of the Company after giving effect to the Spin-Off.

“Remainco Business”: the assets and liabilities of the Company and its Subsidiaries other than the Spinco Business.

“Replacement Facility”: as defined in Section 2.31(a).

“Replacement Facility Amendment”: as defined in Section 2.31(c).

“Replacement Facility Closing Date”: as defined in Section 2.31(c).

“Replacement Revolving Facility”: as defined in Section 2.31(a).

“Replacement Term Loan”: as defined in Section 10.1(b)(ii).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Event”: (i) any prepayment, repayment or replacement of the Tranche B Term Loans, in whole or in part, with the proceeds of any new or replacement tranche of term loans (or commitments in respect of any new or replacement tranche of term loans) with an All-in Yield less than the All-in Yield applicable to such portion of the Tranche B Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Loan Documents which reduces the All-in Yield applicable to the Tranche B Term Loans, but in each case excluding any prepayment, repayment, replacement or amendment occurring in connection with a Change of Control, the Spin-Off or a Transformative Acquisition.

“Requested Amendment”: as defined in Section 10.1(c).

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding.

“Required Pro Rata Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Tranche A Term Loans (excluding Tranche A Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.25(a).

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Company or such Loan Party, as the case may be.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments is $1,500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Exposure and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans, including each Lender that became a party hereto as of the Closing Date.

“Revolving Loans”: as defined in Section 2.6(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: the date which is the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated.

“RMB Lenders”: as defined in Section 10.1(f).

“RMB Tranche”: as defined in Section 10.1(f).

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United National Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Collateral Agreement, the Intercreditor Agreement, any other Applicable Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”: as defined in the recitals hereto.

“Senior Secured Leverage Ratio”: as of the last day of any period, the ratio of (x) the sum of all outstanding Indebtedness under this Agreement, any other secured Indebtedness of the Company and its Subsidiaries, and Capital Lease Obligations plus the Domestic Receivables Program Amount (excluding any portion of the Domestic Receivables Program Amount that constitutes an off-balance sheet true sale transaction with customary limited recourse based upon the collectability of the receivables sold and without any guarantee by the Company or any of its Subsidiaries) as of such day, less the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries (such amount of unrestricted cash and cash equivalents not to exceed (I) prior to consummation of the Spin-Off, $500,000,000 and (II) from and after the consummation of the Spin-Off, an amount equal to 30% of the Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1) to (y) Consolidated EBITDA for such period. Notwithstanding the foregoing, in the event that the Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback then for purposes of calculating the Senior Secured Leverage Ratio on any day, the amount described in clause (x) shall be deemed to be increased by the remaining unamortized principal component of such operating lease (as determined based on the applicable schedule setting forth the components of lease payments delivered pursuant to Section 7.11). For purposes of calculating the Senior Secured Leverage Ratio, any New Indebtedness incurred to refinance Existing Indebtedness shall be excluded, as long as and to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Senior Secured Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within 60 days after the incurrence thereof.

“Single Employer Plan”: any Plan that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Finance Subsidiary”: a special purpose entity organized under the laws of any state of the United States of America that is formed by the Company or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder.

“Specified Change of Control”: a “Change of Control” (however denominated) as defined in any Unsecured Note Agreement or in any other instrument or agreement evidencing or creating Indebtedness with an aggregate principal amount of $100,000,000 or more.

“Specified Purchase Agreement Representations”: such of the representations made by or with respect to the Target and its Subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the making of any such representation is a condition to the Company’s obligations to close under the Purchase Agreement or the Company has the right to terminate its obligations under the Purchase Agreement or to decline to consummate the Membership Interest Purchase as a result of a breach of such representations in the Purchase Agreement.

“Specified Representations”: those representations and warranties made by the Loan Parties in Sections 4.3(a) and (b), 4.4, 4.5(a), 4.11, 4.14, 4.19, 4.20 and 4.21 (with respect to Section 4.21, limited to the last sentence thereof).

“Specified Transaction”: with respect to any period, any Investment, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Facilities), Restricted Payment, designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Spin-Off”: the Disposition of Spinco in whole or in part in one or more transactions.

“Spinco”: one or more Subsidiaries of the Company whose assets (and the assets of any of its or their Subsidiaries) consist substantially entirely of the Spinco Business.

“Spinco Business”: a material portion of the assets and liabilities of the “Ride Performance” segment and its “Aftermarket” segment, including any “Clean Air” portion of the after-market business, substantially consistent with the presentation of such segments contained in the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2018, together with the “Motorparts segment” of Federal-Mogul LLC substantially consistent with the presentation of such segment contained in the Consolidated Financial Statements of Federal-Mogul LLC included as Exhibit 99.1 to the Company’s Current Report on Form 8-K on May 9, 2018.

“Stub Debt”: debentures of the Company and its Subsidiaries issued and outstanding on the date hereof and described in the financial statements of the Company referred to in Section 4.1.

“Subordinated Indebtedness”: of any Person, any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, (ii) each Finance Subsidiary shall be deemed not to be a Subsidiary of the Company for purposes of Sections 7.2, 7.3, 7.4, 7.5, 7.10 and 7.13 or the definition of Immaterial Subsidiaries and (iii) Unrestricted Subsidiaries shall be deemed not to be Subsidiaries of the Company for any and all purposes of this Agreement and the other Loan Documents. The term “Subsidiary” shall not include any Special Purpose Finance Subsidiary for purposes of Section 7.1 only for so long as the proceeds of the Indebtedness incurred by such Special Purpose Finance Subsidiary are held in escrow.

“Subsidiary Borrower”: (i) TAOC and (ii) any Subsidiary of the Company that becomes a party hereto pursuant to Section 2.29 until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.29.

“Subsidiary Designation”: as defined in Section 6.10.

“Subsidiary Guarantor”: each Subsidiary of the Company other than any Excluded Subsidiary.

“Subsidiary Holding Company”: as defined in Section 7.4(b).

“Supplemental Cash Management Obligations”: obligations of the Company and its Subsidiaries in respect of working capital and long term credit agreements, bank issued guarantees, credit facilities supporting letters of credit and/or bank issued guarantees, any arrangements relating to bilateral letters of credit (including standby and documentary letters of credit) and bank guarantees, demand deposit and trust or operating account relationships, in each case provided by any Lender (or any Affiliate of a Lender) in an aggregate amount of up to $450,000,000 at any time. Notwithstanding the foregoing (i) an obligation shall constitute a Supplemental Cash Management Obligation only if the Company has designated such obligation as a Supplemental Cash Management Obligation in writing to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to the Lenders), (ii) no obligation shall constitute a Supplemental Cash Management Obligation if its treatment as such would violate any material Contractual Obligation of the Company and its Subsidiaries and (iii) no more than $450,000,000 of obligations shall constitute Supplemental Cash Management Obligations at any time (subject to the operation of Section 1.2(g) and clause (B) of the definition of Cash Management Obligations).

“Suspension Period”: the period commencing with the occurrence of a Suspension Period Event and ending on the first date on which the requirements of a Suspension Period Event are no longer satisfied.

“Suspension Period Event”: collectively, (a) the Tranche B Term Facility is no longer outstanding and the Company and its subsidiaries have no other secured Indebtedness outstanding (other than (x) Capital Lease Obligations, (y) purchase money debt and (z) other secured Indebtedness permitted to be incurred pursuant to Section 7.2(b), (d), (g), (i), (m), (n) (solely to the extent the Liens securing such Indebtedness are limited to the assets of the applicable Foreign Subsidiary), (p) (solely to the extent the Liens securing such Indebtedness are permitted pursuant to Section 7.3(r)), (q), (r), (s) (solely to the extent the Liens securing such Indebtedness are limited to the proceeds of the applicable Indebtedness incurred by the Special Purpose Finance Subsidiary and are applicable only while such proceeds are placed in escrow), (x), (y), (z) (solely to the extent the Liens are limited to cash and Cash Equivalents securing the letter of credit supporting such Indebtedness and the amount of the cash and Cash Equivalents subject to such Lien is not materially greater than the stated amount of such letter of credit), (cc) (solely to the extent the Liens securing such Indebtedness are limited to the shares or assets of the applicable Turkish Joint Venture) and (dd)) and (b) two or more of the corporate credit and/or corporate family ratings of the Company are higher than or equal to BBB- from S&P, BBB- from Fitch and/or Baa3 from Moody’s (in each case, with a stable or positive outlook).

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Exposure”: means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) such Lender’s applicable percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lenders”: each ABR Swingline Lender and each LIBOR Swingline Lender.

“Swingline Loans”: each ABR Swingline Loan and each LIBOR Swingline Loan.

“Swingline Participation Amount”: as defined in Section 2.9.

“2024 Notes”: as defined in Section 7.2(f).

“2026 Notes”: as defined in Section 7.2(f).

“TAOC”: as defined in the preamble hereto.

“Target”: as defined in the recitals hereto.

“Target Indentures”: the Target March 2017 Indenture and/or the Target June 2017 Indenture, as the context may require.

“Target June 2017 Indenture”: the Indenture, dated as of June 29, 2017 (as amended, restated, supplemented or otherwise modified), among Target, Federal-Mogul Financing Corporation, the guarantors named therein, The Bank of New York Mellon, London Branch, and The Bank of New York Mellon SA/NV, Luxembourg Branch.

“Target March 2017 Indenture”: the Indenture, dated as of March 30, 2017 (as amended, restated, supplemented or otherwise modified), among Target, Federal-Mogul Financing Corporation, the guarantors named therein, Wilmington Trust, National Association, The Bank of New York Mellon, London Branch, and The Bank of New York Mellon (Luxembourg) S.A.

“Target Notes”: the 4.875% Senior Secured Notes due 2022, 5.000% Senior Secured Notes due 2024 and Floating Rate Senior Secured Notes due 2024, in each case, of the Target existing on the Closing Date.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the Tranche A Term Lenders, the Tranche B Term Lenders and any other Lender which holds a Term Loan.

“Term Loans”: the Tranche A Term Loans, Tranche B Term Loans and any term loans made under an Incremental Facility.

“Test Date Financial Statements”: as defined in Section 2.27(d).

“Test Period”: each period of four consecutive fiscal quarters of the Company.

“Title Company”: as defined in Section 6.11(b).

“Title Policy”: as defined in Section 6.11(b).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.27 and 2.11, respectively.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Final Maturity Date”: the date which is the fifth anniversary of the Closing Date; provided, however, if such date is not a Business Day, the Tranche A Final Maturity Date shall be the next preceding Business Day.

“Tranche A Term Commitment”: as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make a Tranche A Term Loan to the Borrower pursuant to Section 2.3.

“Tranche A Term Lender”: each Lender that holds a Tranche A Term Loan or a Tranche A Term Commitment.

“Tranche A Term Loan”: as defined in Section 2.3. The initial aggregate amount of the Tranche A Term Loans is $1,700,000,000, and on the Closing Date, each Tranche A Term Lender will hold a Tranche A Term Loan in an amount equal to the amount set forth opposite its name on Schedule 1.1A, or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to this Agreement.

“Tranche A Term Percentage”: as to any Tranche A Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loan then outstanding constitutes of the aggregate principal amount of all of the Tranche A Term Loans then outstanding.

“Tranche B Final Maturity Date”: the date which is the seventh anniversary of the Closing Date; provided, however, if such date is not a Business Day, the Tranche B Final Maturity Date shall be the next preceding Business Day.

“Tranche B Term Commitment”: as to any Tranche B Term Lender, the obligation of such Tranche B Term Lender to make a Tranche B Term Loan to the Borrower pursuant to Section 2.1.

“Tranche B Term Lender”: each Lender that holds a Tranche B Term Loan or a Tranche B Term Commitment.

“Tranche B Term Loan”: as defined in Section 2.1. The initial aggregate amount of the Tranche B Term Loans is $1,700,000,000, and on the Closing Date, each Tranche B Term Lender will hold a Tranche B Term Loan in an amount equal to the amount set forth opposite its name on Schedule 1.1A, or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to this Agreement.

“Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loan then outstanding constitutes of the aggregate principal amount of all of the Tranche B Term Loans then outstanding.

“Transactions”: collectively, (i) the Acquisition, (ii) the entering into, and creating security interests in Collateral under, the Loan Documents and the use of the proceeds of the Loans pursuant thereto, (iii) the Closing Date Refinancing and (iv) the payment of fees and expenses incurred in connection with the foregoing clauses (i) through (iii).

“Transferee”: any Assignee or Participant.

“Transformative Acquisition”: any material acquisition or investment by the Company or any of its Subsidiaries in or with a third party that is either (a) not permitted by the terms of the Loan Documents immediately prior to the signing or consummation of such acquisition or investment or (b) if permitted by the terms of the Loan Documents immediately prior to the signing or consummation of such acquisition or investment, would not provide the Company and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.

“Turkish Joint Ventures”: Federal Mogul Powertrain Otomotiv A.S. and/or Federal-Mogul Investment Ltd., as the context may require.

“Type”: as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or an Overnight LIBOR Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“U.K. Swingline Loan”: as defined in Section 2.8.

“United States” and “U.S.”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.10 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.

“Unsecured Note Agreement”: any indenture, credit agreement or similar document governing any Unsecured Notes, and all material related agreements.

“Unsecured Notes”: unsecured Indebtedness of the Company permitted by Section 7.2(f) or (l).

“U.S. Swingline Loan”: as defined in Section 2.8.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under

GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

(f) Pro forma calculations required to be made pursuant to this Agreement shall be made in accordance with the assumptions believed by the Company to be reasonable and factually supportable and to give effect to actions and results that are expected to occur within a reasonable period of time after the occurrence of the event requiring such pro forma calculations. The Company will provide to the Administrative Agent a reasonably detailed description of such pro forma calculations (including the assumptions therefor).

(g) Notwithstanding anything to the contrary herein, no Default shall arise as a result of any limitation set forth in Dollars in Section 7 (or in any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the related transaction was entered into or designated as a Cash Management Obligation or Supplemental Cash Management Obligation, as applicable; provided that, for purposes of determining whether a new transaction or designation complies with any such limitation set forth in Dollars in Section 7 (or in any defined term used therein), the then current currency exchange rates shall be applied to all previous transactions or designations made in reliance on such limitation.

(h) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

1.3 Currency Conversion.

(a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate in its reasonable discretion.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Loan Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

1.4 Pro Forma Calculations. For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Specified Transaction.

SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1 Tranche B Term Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan denominated in Dollars (a “Tranche B Term Loan”) to the Borrower on the Closing Date in the amount set forth under the heading “Tranche B Term Loan” opposite such Tranche B Term Lender’s name on Schedule 1.1A. The Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.14.

2.2 Procedure for Tranche B Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date in the case of ABR Loans or three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying (i) the amount and the Type of Loans to be borrowed, (ii) the anticipated Closing Date and (iii) in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice of borrowing the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Each Tranche B Term Lender will make the amount of its Tranche B Term Loan available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 p.m., New York City time, on the Closing Date. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders and in like funds as received by the Administrative Agent.

2.3 Tranche A Term Commitments. Subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make a term loan denominated in Dollars (a “Tranche A Term Loan”) to the Borrower on the Closing Date in the amount set forth under the heading “Tranche A Term Loan” opposite such Tranche A Term Lender’s name on Schedule 1.1A. The Tranche A Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.14.

2.4 Procedure for Tranche A Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date in the case of ABR Loans or three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the Closing Date and specifying (i) the amount and the Type of Loans to be borrowed, (ii) the anticipated Closing Date and (iii) in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice of borrowing the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Each Tranche A Term Lender will make the amount of its Tranche A Term Loan available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 p.m., New York City time, on the Closing Date. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders and in like funds as received by the Administrative Agent.

2.5 Repayment of Term Loans.

(a) The Tranche A Term Loan of each Tranche A Term Lender shall be repaid (i) in 19 consecutive quarterly installments, commencing March 31, 2019, each of which shall be in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the amount set forth below opposite each installment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.12 or 2.13 or increased as a result of any increase in the amount of such Tranche A Term Loans pursuant to Section 2.27) and (ii) on the Tranche A Final Maturity Date, the remainder of the principal amount of the Tranche A Term Loans outstanding on such date, together in each case with accrued but unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Installment	Amount
March 31, 2019	$21,250,000
June 30, 2019	$21,250,000
September 30, 2019	$21,250,000
December 31, 2019	$21,250,000
March 31, 2020	$21,250,000
June 30, 2020	$21,250,000
September 30, 2020	$21,250,000
December 31, 2020	$21,250,000
March 31, 2021	$31,875,000
June 30, 2021	$31,875,000
September 30, 2021	$31,875,000
December 31, 2021	$31,875,000
March 31, 2022	$42,500,000
June 30, 2022	$42,500,000
September 30, 2022	$42,500,000
December 31, 2022	$42,500,000
March 31, 2023	$42,500,000
June 30, 2023	$42,500,000
September 30, 2023	$42,500,000

(b) The principal amount of the Tranche B Term Loan of each Tranche B Term Lender shall be repaid (i) on the last Business Day of each March, June, September and December prior to the Tranche B Final Maturity Date, commencing March 31, 2019, in each case, in an amount equal to 0.25% of the original principal amount of the Tranche B Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.12 or 2.13 or increased as a result of any increase in the amount of such Tranche B Term Loans pursuant to Section 2.27) and (ii) on the Tranche B Final Maturity Date, the remainder of the principal amount of the Tranche B Term Loans outstanding on such date, together in each case with accrued but unpaid interest on the principal amount to be paid to but excluding the date of such payment.

2.6 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees (i) to make revolving credit loans denominated in Dollars (“Dollar Revolving Loans”) to the Borrowers and (ii) to make revolving credit loans denominated in one or more Foreign Currencies (“Foreign Currency Revolving Loans”; together with the Dollar Revolving Loans, the “Revolving Loans”) to the Borrowers, in each case from time to time at such Borrower’s request during the Revolving Commitment Period in an aggregate principal amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations with respect to Letters of Credit then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.7 and/or 2.14. The Foreign Currency Revolving Loans shall be Eurodollar Loans.

(b) Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date; provided, for the avoidance of doubt, that nothing in this Section 2.6(b) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.7 Procedure for Revolving Loan Borrowing.

(a) Each Borrower may borrow Dollar Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) prior to 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and the Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing of Dollar Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lenders and the Issuing Lenders may request, on behalf of the applicable Borrower, borrowings of Dollar Revolving Loans under the Revolving Commitments that are ABR Loans (or, in the case of LIBOR Swingline Loans, Eurodollar Loans) in other amounts pursuant to Section 2.9(c) and the proviso of Section 3.5, respectively. Upon receipt of any such notice of borrowing under the Revolving Facility from a Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. In the case of a borrowing under the Revolving Facility, each Revolving Lender will make the amount of its Revolving Percentage of such borrowing of Dollar Revolving Loans available to the Administrative Agent for the account of such Borrower at the Domestic Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by such Borrower or requested by a Swingline Lender or an Issuing Lender on behalf of the applicable Borrower as contemplated by the second preceding sentence in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) Each Borrower may borrow Foreign Currency Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., London time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans) specifying (i) the amount and the Type of Foreign Currency Revolving Loans to be borrowed and the Foreign Currency with respect thereto, (ii) the requested Borrowing Date and (iii) the initial Interest Periods with respect thereto. Upon receipt of any such notice of borrowing under the Revolving Facility from a Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. Each borrowing of Foreign Currency Revolving Loans shall be in a minimum amount equal to the Applicable Minimum Amount for the relevant Foreign Currency. Each Lender shall make the amount of its Revolving Percentage of such borrowing of Foreign Currency Revolving Loans available to the Administrative Agent for the account of the relevant Borrower by wire transfer of immediately available funds in the relevant Foreign Currency by 12:00 Noon, London time, on the Borrowing Date requested by such Borrower to the account of the Administrative Agent most recently designated by it for such purposes by notice to the Lenders. The Administrative Agent will make such Foreign Currency Revolving Loans available to the relevant Borrower promptly crediting the amounts so received, in like funds, to the account of the relevant Borrower specified in such notice of borrowing from such Borrower.

(c) Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

2.8 Swingline Commitments.

(a) Subject to the terms and conditions hereof, the ABR Swingline Lender agrees to make a portion of the credit otherwise available to a Borrower under the Revolving Commitments by making swing line loans to such Borrower in the United Kingdom (“U.K. Swingline Loans”) or in the United States (“U.S. Swingline Loans” and, together with U.K. Swingline Loans, the “ABR Swingline Loans”) in Dollars; provided that the ABR Swingline Lender shall not be required to make (but may elect, in its sole discretion, to make) any ABR Swingline Loan if such ABR Swingline Loan would result in (i) the aggregate principal amount of outstanding ABR Swingline Loans made by the ABR Swingline Lender exceeding the ABR Swingline Lender’s ABR Swingline Commitment, or (ii) the ABR Swingline Lender’s Revolving Extensions of Credit exceeding its Revolving Commitment; provided further that no Borrower shall request, and the ABR Swingline Lender shall not make, any ABR Swingline Loan if, after giving effect to the making of such ABR Swingline Loan, (x) the aggregate amount of the Available Revolving Commitments would be less than zero or (y) the aggregate amount of all ABR Swingline Loans would exceed $100,000,000. During the Revolving Commitment Period, each Borrower may use the ABR Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. U.S. Swingline Loans shall be ABR Loans only. U.K. Swingline Loans shall be Overnight LIBOR Loans only.

(b) Subject to the terms and conditions hereof, the LIBOR Swingline Lender agrees to make a portion of the credit otherwise available to a Borrower under the Revolving Commitments by making swing line loans to such Borrower in the United States in Dollars (the “LIBOR Swingline Loans”); provided that the aggregate principal amount of LIBOR Swingline Loans made by the LIBOR Swingline Lender will not result in (i) the aggregate principal amount of outstanding LIBOR Swingline Loans made by the LIBOR Swingline Lender exceeding the LIBOR Swingline Lender’s LIBOR Swingline Commitment, or (ii) the LIBOR Swingline Lender’s Revolving Extensions of Credit exceeding its Revolving Commitment; provided further that no Borrower shall request, and the LIBOR Swingline Lender shall not make, any LIBOR Swingline Loan if, after giving effect to the making of such LIBOR Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, each Borrower may use the LIBOR Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. LIBOR Swingline Loans shall be Overnight LIBOR Loans only.

(c) The applicable Borrower shall repay to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan no later than the Revolving Termination Date; provided, for the avoidance of doubt, that nothing in this Section 2.8(b) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.9 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever a Borrower desires that the ABR Swingline Lender make ABR Swingline Loans, it shall give the ABR Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the ABR Swingline Lender not later than 1:00 p.m. New York City time (in the case of U.S. Swingline Loans) or 1:00 p.m. London time (in the case of U.K. Swingline Loans), on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the ABR Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. New York City time (in the case of U.S. Swingline Loans) or 3:00 p.m. London time (in the case of U.K. Swingline Loans), on the Borrowing Date specified in a notice in respect of ABR Swingline Loans, the ABR Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the ABR Swingline Loan to be made by the ABR Swingline Lender. The Administrative Agent shall make the proceeds of such ABR Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) Whenever a Borrower desires that the LIBOR Swingline Lender make LIBOR Swingline Loans, it shall give the Administrative Agent and the LIBOR Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Administrative Agent and the LIBOR Swingline Lender not later than 12:30 p.m. New York City time on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the LIBOR Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m. New York City time on the Borrowing Date specified in a notice in respect of LIBOR Swingline Loans, the LIBOR Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the LIBOR Swingline Loan to be made by the LIBOR Swingline Lender. The Administrative Agent shall make the proceeds of such LIBOR Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(c) Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (which hereby irrevocably directs each Swingline Lender to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans made by such Swingline Lender (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to such Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes each Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans; provided, for the avoidance of doubt, that nothing in this Section 2.9(c) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.9(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the applicable Borrower or if for any other reason, as determined by the applicable Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.9(c), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.9(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans made by such Swingline Lender by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans made by such Swingline Lender then outstanding that were to have been repaid with such Revolving Loans.

(e) Whenever, at any time after a Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the applicable Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans made by such Swingline Lender then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(f) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.9(c) and to purchase participating interests pursuant to Section 2.9(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against any Swingline Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.10 Commitment Fees, etc.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the second Business Day of each January, April, July and October and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.

2.11 Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days’ notice (or shorter notice period approved by the Administrative Agent) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

2.12 Optional Prepayments.

(a) The Borrowers may at any time and from time to time prepay the Loans (other than Foreign Currency Revolving Loans), in whole or in part, without premium or penalty (except as set forth below), upon notice delivered to the Administrative Agent (a) at least three Business Days (or shorter notice period approved by the Administrative Agent) prior thereto in the case of Eurodollar Loans and (b) on the same Business Day in the case of ABR Loans or Overnight LIBOR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or Overnight LIBOR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.22. The Borrowers may at any time and from time to time prepay Foreign Currency Revolving Loans, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent, not later than 11:00 A.M., London time, three Business Days prior to the date of prepayment in the case of Eurodollar Loans, which notice shall specify the date, amount, Type and Foreign Currency of such Loan to be prepaid; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.22. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and ABR Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche A Term Loans and Dollar Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Revolving Loans shall be in a minimum principal amount equal to the Applicable Minimum Amount for the relevant Foreign Currency. Any optional prepayments of the Term Loans shall be applied to the remaining installments thereof in the direct order of maturity.

(b) If a Repricing Event occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount of the Tranche B Term Loans prepaid, repaid, assigned or subject to an amendment (including to any Lenders that do not consent to such amendment and are required to assign their loans in connection with such amendment) in each case in connection with such Repricing Event.

2.13 Mandatory Prepayments.

(a) If any Indebtedness shall be incurred by the Company or any of its Subsidiaries after the Closing Date (excluding (i) the proceeds of a Permitted Receivables Financing, and (ii) any other permitted Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.13(d).

(b) If on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof (or will be delivered concurrently with the next Compliance Certificate to be delivered pursuant to Section 6.2(b)), the Applicable Prepayment Percentage of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.13(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.13(d).

(c) In the event that for any fiscal year of the Company (commencing with the first full fiscal year ending after the Closing Date), there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date, prepay Tranche B Term Loans in an aggregate amount equal to the ECF Percentage of such Excess Cash Flow less (i) the aggregate amount of voluntary prepayments, redemptions and repurchases of (A) Term Loans (including Loans under Incremental Term Facilities), Incremental Equivalent Debt, Permitted Refinancing Indebtedness and any other Indebtedness permitted under Section 7.2, in each case under this sub-clause (A), to the extent such debt is secured on a pari passu basis with the Term Loans and (B) the Loans under the Revolving Facility (including Loans under any Incremental Revolving Facility) (to the extent (I) accompanied by a permanent reduction of the corresponding Revolving Commitment or (II) in respect of amounts initially used to fund on the Closing Date certain additional original issue discount or upfront fees), in the case of each of clause (A) and clause (B), made during such fiscal year (without duplication in the next fiscal year) or, at the Company’s election, after the end of such fiscal year and prior to the time such Excess Cash Flow prepayment is due, and other than to the extent that any such prepayment, redemption or repurchase is funded with the proceeds of Long-Term Indebtedness and (ii) the aggregate amount of any Capital Expenditures (including contracted but not yet consummated and planned Capital Expenditures) made during such fiscal year (without duplication in the next fiscal year) or, at the Company’s election, after the end of such fiscal year and prior to the time such Excess Cash Flow prepayment is due, and other than to the extent that any such Capital Expenditure is funded with the proceeds of Long-Term Indebtedness; provided that, with respect to each fiscal year, a prepayment shall only be required under this Section 2.13(c) if the applicable prepayment under this Section 2.13(c) for such fiscal year is greater than $25,000,000 (the “ECF Threshold”); provided further that only amounts in excess of the ECF Threshold shall be required to be applied to prepay Tranche B Term Loans under this Section 2.13(c).

(d) The application of any prepayment pursuant to Section 2.13(a) or (b) shall be made ratably to the Term Loans based on the outstanding respective principal amounts thereof. The application of any prepayment pursuant to Section 2.13(c) shall be applied solely to the Tranche B Term Loans. Partial prepayments of the Term Loans pursuant to this Section 2.13 shall be applied to the remaining installments thereof in the direct order of maturity. The application of any prepayment of Term Loans pursuant to this Section 2.13 shall be made, first, to ABR Loans and second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.13 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) If at any time the Total Revolving Extensions of Credit exceeds the Total Revolving Commitments (including as a result of a change in the Exchange Rate for the purchase of Dollars with a Foreign Currency) for a period of ten consecutive Business Days, the Borrowers shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Revolving Loans in an amount equal to the amount of such excess or cash collateralize L/C Obligations in respect of any Letters of Credit to the extent necessary to eliminate any such excess.

(f) Notwithstanding any other provisions of Section 2.13, to the extent any or all of the Net Cash Proceeds from any Asset Sale or Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Company or any applicable Domestic Subsidiary (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation as long as such repatriation does not create a material adverse tax consequence) or if the Company has determined in good faith that repatriation of any such amount to the Company or any applicable Domestic Subsidiary would have material adverse tax consequences with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary for so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Company or the applicable Domestic Subsidiary, or the Company believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Company determines in good faith that such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the applicable Term Loans as otherwise required pursuant to this Section 2.13.

(g) Notwithstanding anything to the contrary in this Section 2.13, to the extent any assets that are sold in an Asset Sale do not constitute PP&E Collateral as defined under the Target Indentures as in effect on the Closing Date (“Non-PP&E Collateral Assets”) and the Net Cash Proceeds from any such Asset Sale of Non-PP&E Collateral Assets are required to be used to make a mandatory prepayment under this Section, then a pro rata amount of such Net Cash Proceeds may be used to ratably prepay, repay, redeem, reduce or purchase (or offer to prepay, repay, redeem, reduce or purchase) obligations under the Target Notes in accordance with the Target Indentures (and the amount of any such mandatory prepayment under this Section 2.13 shall be reduced by a like amount).

2.14 Conversion and Continuation Options.

(a) Any Borrower may elect from time to time to convert Eurodollar Loans denominated in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan which is a Term Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto unless the applicable Borrower gives irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of a different length of the next Interest Period to be applicable to such Loans or elects to convert such Loan to an ABR Loan; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Any Eurodollar Loan which is a Revolving Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if the applicable Borrower shall fail to give such notice of continuation of a Foreign Currency Revolving Loan which is a Eurodollar Loan, such Foreign Currency Revolving Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.15 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 20 Eurodollar Tranches shall be outstanding at any one time.

2.16 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Overnight LIBOR Loan shall bear interest at a rate per annum equal to the Overnight LIBOR Rate plus the Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest at a rate per annum equal to (x) in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue amounts in respect of any Reimbursement Obligation, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest of a rate per annum equal to the highest rate then applicable under this Agreement to Foreign Currency Revolving Loans in such currency plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

2.17 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and that interest on any Foreign Currency Revolving Loan denominated in Pounds Sterling shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.17(a).

2.18 Inability to Determine Interest Rate.

(a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including because the Screen Rate is not available or published on a current basis) for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

(iii) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers) that deposits in the applicable currency are not generally available, or cannot be obtained by the Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in Section 2.18(a)(i), (ii) or (iii) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 2.18 in respect of Eurodollar Loans denominated in Dollars, (1) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans with an Interest Period having the duration of such Interest Period shall be continued as ABR Loans and (2) any Eurodollar Loans requested to be made under the relevant Facility with an Interest Period having the duration of such Interest Period shall be made as Eurodollar Loans having an Interest Period with the shortest available duration described in the definition of “Interest Period” or, in the absence of any such available duration, as ABR Loans and (y) in respect of any Foreign Currency Revolving Loans which are Eurodollar Loans, then (i) any such Foreign Currency Revolving Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any such outstanding Foreign Currency Revolving Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such notice has been withdrawn by the Administrative Agent (and the Administrative Agent agrees to promptly withdraw such notice after it becomes aware (by receipt of notice or otherwise) that the circumstances described in clause (a), (b) or (c) above cease to exist), no further Eurodollar Loans denominated in Dollars or Foreign Currency Revolving Loans which are Eurodollar Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the relevant Borrower have the right to convert ABR Loans to Eurodollar Loans denominated in Dollars.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section 2.18 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) of this Section 2.18 have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.18(b), only to the extent the Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any requests for the conversion of any Loans to, or continuation of any Loans as, a Eurodollar Loans shall be ineffective, (y) if any borrowing request requests a Eurodollar Loan in Dollars, such borrowing shall be made as an ABR Loan and (z) in respect of any Foreign Currency Revolving Loans which are Eurodollar Loans, (I) if any borrowing request requests a Foreign Currency Revolving Loan in an Affected Foreign Currency, such Foreign Currency Revolving Loan shall not be made and (II) any outstanding Foreign Currency Revolving Loan in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period.

2.19 Pro Rata Treatment and Payments.

(a) Each borrowing by a Borrower from the Revolving Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) [RESERVED].

(c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as otherwise provided in Section 2.28.

(d) Each payment (including each prepayment) by the Borrower on account of principal of and interest and premium, if any, on the Tranche A Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Term Loans then held by the Tranche A Term Lenders. The amount of each principal prepayment of the Tranche A Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans in the direct order of maturity. Amounts prepaid on account of the Tranche A Term Loans may not be reborrowed.

(e) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Domestic Funding Office, in Dollars and in immediately available funds (or, (i) in the case of payments in respect of U.K. Swingline Loans, prior to 12:00 Noon, London time, on the due date thereof to the applicable Swingline Lender at the Funding Office, in Dollars and in immediately available funds and (ii) in the case of principal or interest relating to Foreign Currency Revolving Loans, prior to 12:00 Noon, London time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, (i) in the case of amounts denominated in Dollars, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the applicable Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment being made hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate and (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(h) Nothing in this Section 2.19 creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.20 Requirements of Law(a) .

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Credit Party to any Tax (except for Non-Excluded Taxes and Taxes described in clauses (i) through (iv) of the definition of Non-Excluded Taxes ) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any insurance charge or other assessment, but other than any reserve requirement contemplated by Section 2.20(e)) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Credit Party or any Letter of Credit or participation therein; or

(iii) shall impose on such Credit Party or the London interbank market any other condition, cost or expense affecting this Agreement or the Loans made by such Credit Party or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Credit Party, upon its demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed; provided that failure or delay on the part of any Credit Party to demand compensation pursuant to this Section 2.20(a) shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(b) If any Credit Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Credit Party, or any corporation controlling such Credit Party with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Credit Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Credit Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Credit Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided further that the Borrower shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Credit Party to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Eurocurrency Liabilities. Each Borrower shall pay to each Lender, without duplication, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender; provided further that the Borrower shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

(f) Notwithstanding any other provision of this Agreement, if, after the date hereof, (i)(A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Lender to make or maintain any Foreign Currency Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Revolving Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.20) or currency exchange rates which would make it impracticable for the Lenders to make or maintain Foreign Currency Revolving Loans denominated in the relevant currency to, or for the account of, any Borrower, then, by written notice to the Company and to the Administrative Agent:

(i) such Lender or Lenders may declare that Foreign Currency Revolving Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Revolving Loan (in the affected currency or currencies) or to continue a Foreign Currency Revolving Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Foreign Currency Revolving Loans (in the affected currency or currencies) made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be (unless repaid by the relevant Borrower as described below), in which event all such Foreign Currency Revolving Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in this Section 2.20(f) and at the Exchange Rate on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Foreign Currency Revolving Loans of such Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion. For purposes of this Section 2.20(f), a notice to the Company by any Lender shall be effective as to each Foreign Currency Revolving Loan made by such Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Foreign Currency Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.

2.21 Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any such Taxes are required to be deducted or withheld from any amounts payable to any Credit Party, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such Taxes are Non-Excluded Taxes or Other Taxes, the amounts so payable by the applicable Loan Party to the Credit Party shall be increased to the extent necessary to yield to such Credit Party (after such deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.

(b) In addition, the applicable Borrower shall pay, severally and not jointly, any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for any Other Taxes.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If (i) a Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, or (ii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, such Borrower shall indemnify the Administrative Agent and the Lenders for such Non-Excluded Taxes or Other Taxes and any reasonable expenses that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i), or any direct imposition, in the case of (ii), whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (i) attributable to such Lender (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of such Borrower to do so) or (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) (i) Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (i) two copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit F and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments by under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of any Borrower or the Administrative Agent.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation under this Section 2.21(f) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall deliver such forms, certifications and other documentations required under Sections 2.21(e) and 2.21(f) upon the expiration, inaccuracy, or obsolescence of any such forms, certifications or other documentations previously delivered by such Lender or shall promptly notify the relevant Borrower and the Administrative Agent if it determines that it is no longer legally able to provide such forms, certifications or other documentations to such Borrower (or any other forms, certifications or documentations adopted by the Governmental Authorities for such purpose).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.21(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.21(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.21(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.21(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.21, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Eurodollar Loans (including pursuant to Sections 2.24 or 10.1(c)) on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.20 or 2.21 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith judgment of such Lender, (i) would eliminate or reduce the amounts payable pursuant to Section 2.20 or Section 2.21, as the case may be, in the future, (ii) would not subject such Lender to (A) any unreimbursed cost or expense or (B) significant investment of time or effort and (iii) would not otherwise be disadvantageous to such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.24 Replacement of Lenders. The Company shall be permitted, at its sole expense and effort, to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.20 or Section 2.21 or (b) has become a Defaulting Lender or an Objecting Lender hereunder or, pursuant to Section 2.20(f), is unable to make any particular type of Loans, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.20 or Section 2.21, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the applicable Borrower shall be liable to such replaced Lender under Section 2.22 for any losses suffered or expenses incurred by such Lender if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this Section 2.24, (viii) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25 Foreign Currency Exchange Rate.

(a) No later than 12:00 Noon, London time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency; provided that, upon receipt of a borrowing request for Foreign Currency Revolving Loans, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.6 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 2.20(f), 10.21 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b) No later than 5:00 P.M., London time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the relevant Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date).

(c) The Administrative Agent shall promptly notify the Company and the Lenders of each determination of an Exchange Rate hereunder.

2.26 Extension of the Facilities.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower to all Lenders under any Facility holding Term Loans or Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Term Loans or Revolving Commitments with a like maturity date) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s applicable Term Loans or Revolving Commitment to a date that is at least one year later than the maturity date of such Term Loans or Revolving Commitments being extended and otherwise modify the terms of such Term Loans or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Term Loans or Revolving Commitments (and related outstandings)) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as so extended, as well as the original Term Loans or Revolving Commitments not so extended, being a “tranche”; it being understood that any Extended Credits (as defined below) shall constitute a separate tranche of Term Loans or Revolving Commitments from the tranche of Term Loans or Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity and related provisions including call protection (which shall be set forth in the relevant Extension Offer), the applicable Term Loan or Revolving Commitment of any Lender that agrees to an Extension with respect to such Term Loan or Revolving Commitment extended pursuant to an Extension (an “Extended Credit”), and the related outstandings, shall be a Term Loan or Revolving Commitment (or related outstandings, as the case may be) with covenants, representations and warranties and events of default that are the same as those applicable to the original Term Loan or Revolving Commitments (and related outstandings) from which they were extended and other terms substantially similar to those applicable to the original Term Loan or Revolving Commitments (and related outstandings) from which they were extended; provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) in the case of Extensions of Revolving Commitments (“Extended Commitments”), the repayment of Loans with respect to, and termination of, Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a greater than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (3) assignments and participations of Extended Credits and the related outstandings shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (4) at no time shall there be Revolving Commitments hereunder (including Extended Commitments and any original Revolving Commitments) which have more than two different maturity dates, (iii) the weighted average life to maturity of any Term Loans constituting an Extended Credit shall be no less than 180 days longer than the remaining weighted average life to maturity of the tranche of Term Loans extended thereby, (iv) any Term Loans constituting an Extended Credit may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable extending Term Lenders shall be applied to the non-extended Term Loans of the tranche being extended), (v) if the aggregate principal amount of Term Loans or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments (and the related outstandings) of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vi) if the aggregate principal amount of Term Loans or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall be less than the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Borrower may require each Lender that does not accept such Extension Offer to assign pursuant to Section 10.6 its pro rata share of the outstanding Loans, Revolving Commitments and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable maturity date; provided that (1) each Lender that does not respond affirmatively within 15 days of the date the offering document in respect of an Extension Offer is delivered to the Lenders shall be deemed not to have accepted such Extension Offer, (2) each assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.6(e) shall be paid by the applicable Borrower or such assignee and (4) the assigning Lender shall continue to be entitled to the rights under Section 10.5 for any period prior to the effectiveness of such assignment, (vii) all documentation in respect of such Extension shall be consistent with the foregoing and (viii) any applicable Minimum Extension Condition (as defined below) shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Commitments to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension

Condition”); provided that the applicable Borrower may waive the Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.11, 2.12, 2.13, 2.19 and 10.7) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

(c) The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments or Term Loans (or a portion thereof) (or, in the case of an Extension pursuant to clause (vi) of Section 2.26(a), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments or Term Loans, the Revolving Loans or Term Loans and/or participations in Letters of Credit) and (B) in the case of Extended Commitments, the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed. All Extended Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments and Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.26. In addition, if so provided in such amendment and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Termination Date with respect to Revolving Commitments not so extended shall be re-allocated from Lenders holding Revolving Commitments to Lenders holding Revolving Commitments extended pursuant to such amendment in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26.

2.27 Incremental Loan Extensions.

(a) The applicable Borrower(s) may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request an increase to the Tranche A Term Facility, the Tranche B Term Facility or the Revolving Facility or request the addition of one or more incremental term loan facilities (each, an “Incremental Facility”) in an aggregate amount of up to the sum of (x) an amount determined on a Pro Forma Basis for the most recent determination period and calculated on the date of incurrence (as if such Incremental Facility became effective on the first day of such determination period and (A) in the case of an Incremental Facility consisting of an increase in the Revolving Facility, assuming full utilization of the Revolving Facility, (B) excluding any amount incurred contemporaneously under clause (y), (C) giving effect to other permitted Pro Forma Adjustments and any permanent repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing and (D) disregarding the proceeds of any Incremental Facility in any netting calculations in determining compliance with such ratio), after giving effect to such Incremental Facility and the use of proceeds thereof, such that the Senior Secured Leverage Ratio does not exceed 2.0 to 1.0 as of the last day of the most recently ended fiscal quarter for which financial statements are available (the “Ratio Based Incremental Amount”) plus (y) an additional amount not to exceed, in the aggregate over the life of the Facilities, the greater of (i) 50% of Consolidated EBITDA determined on a Pro Forma Basis for the most recently ended period of four fiscal quarters and (ii) $1,000,000,000 (minus the amount of any Incremental Equivalent Debt incurred in reliance on the Fixed Incremental Amount) (the “Fixed Incremental Amount” and, together with the Ratio Based Incremental Amount, the “Incremental Availability Amount”); provided that:

(i) no Lender will be required to participate in any such Incremental Facility, and the Borrowers shall be entitled to seek an Incremental Facility from other lenders that are not Ineligible Institutions;

(ii) subject to Section 2.27(d) below, no Default or Event of Default exists or would exist after giving effect thereto (or, in the event that such Incremental Facility is used to finance a Limited Condition Transaction, notwithstanding Section 5.2(b) hereof, such condition shall be that no Event of Default exists solely at the time of the execution and delivery by the relevant parties of the acquisition agreement or other similar document having similar effect related to such Limited Condition Transaction);

(iii) on a Pro Forma Basis after giving effect to the incurrence of any such Incremental Facility (assuming full utilization of the Revolving Facility in the case of an Incremental Facility consisting of an increase in the Revolving Facility, and after giving effect to other permitted Pro Forma Adjustments and any permanent repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), the Company is in compliance with the financial covenants set forth in Section 7.1 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available (it being understood that the proceeds of any Incremental Facility will be disregarded in any netting calculations in determining compliance with such ratios);

(iv) subject to Section 2.27(d) below, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date);

(v) (a) with respect to any Incremental Facility consisting of a tranche B term facility (i.e., a term loan facility with a tenor of six years or longer which has nominal amortization of 1% per annum prior to final maturity) (an “Incremental Tranche B Term Facility”), the maturity date of such Incremental Tranche B Term Facility shall be no earlier than the Tranche B Final Maturity Date (or the then scheduled final maturity date of any other then existing Incremental Tranche B Term Facility) and the weighted average life to maturity of any such Incremental Tranche B Term Facility shall not be less than the remaining weighted average life to maturity of the Tranche B Term Facility or any other then existing Incremental Tranche B Term Facility and (b) with respect to any Incremental Facility consisting of a tranche A term facility (i.e., a term loan facility having amortization, tenor and other terms customary for the term loan A market, as reasonably determined by the Administrative Agent and the Company) (an “Incremental Tranche A Term Facility”), the maturity date of such Incremental Tranche A Term Facility shall be no earlier than the Tranche A Final Maturity Date (or the then scheduled final maturity date of any other then existing Incremental Tranche A Term Facility) and the weighted average life to maturity of any such Incremental Tranche A Term Facility shall not be less than the remaining weighted average life to maturity of the Tranche A Term Facility or any other then existing Incremental Tranche A Term Facility;

(vi) subject to clause (v) above, (A) the amortization schedule applicable to any Incremental Facility constituting an term loan facility (an “Incremental Term Facility”) shall be determined by the Borrower and the applicable lenders providing such incremental term loans and (B) any Incremental Term Facility may provide for the ability of the lenders providing such incremental term facility to participate on a pro rata basis or less than a pro rata basis in any voluntary or mandatory prepayments of the Tranche A Term Loans (with respect to any Incremental Tranche A Term Facility) or Tranche B Term Loans (with respect to any Incremental Tranche B Term Facility);

(vii) the yield applicable to any Incremental Term Facility shall be determined by the Company and the applicable lenders providing such Incremental Term Facility; provided that the All-in Yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Tranche B Term Facility will not be more than 0.50% points higher than the corresponding All-in Yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the Tranche B Term Facility, unless the interest rate margins with respect to the Tranche B Term Facility are increased by an amount equal to the difference between the All-in Yield with respect to the Incremental Tranche B Term Facility and the corresponding All-in Yield on the Tranche B Term Facility minus 0.50%; provided further that, with respect to any Incremental Tranche A Term Facility, the All-in Yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Tranche A Term Facility will not be more than 0.50% higher than the corresponding All-in Yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the Tranche A Term Facility, unless the interest rate margins with respect to the Tranche A Term Facility are increased by an amount equal to the difference between the All-in Yield with respect to the Incremental Tranche A Term Facility and the corresponding All-in Yield on the Tranche A Term Facility minus 0.50%; and

(viii) any Incremental Facility constituting an increase to the Revolving Facility (an “Incremental Revolving Facility”) shall be on the same terms as, and pursuant to documentation applicable to, the Revolving Facility (including the maturity date in respect thereof),

(ix) any Incremental Term Facility shall be on terms and pursuant to documentation to be agreed upon by the applicable Borrower(s) and the lenders under such Incremental Facility; provided that (1) except to the extent permitted by clause (v), (vi) or (vii) above, to the extent such terms are not consistent with the terms in respect of the Tranche A Term Facility or the Tranche B Term Facility, as applicable, they shall be no more restrictive, when taken as a whole, to the Loan Parties than those under the Tranche A Term Facility or the Tranche B Term Facility, as applicable (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Tranche A Term Facility or the Tranche B Term Facility, as applicable) and (2) to the extent such documentation is not consistent with the documentation in respect of the Tranche A Term Facility or the Tranche B Term Facility, as applicable, it shall be reasonably satisfactory to the Administrative Agent.

(b) The applicable Borrower may elect to use any component (or one or more components) of the Incremental Availability Amount in its sole discretion, and if there is availability under the Ratio Based Incremental Amount at any time that an Incremental Facility is incurred, and the applicable Borrower does not otherwise make an election, such Borrower will be deemed to have elected to use the Ratio Based Incremental Amount.

(c) In connection with any Incremental Facility, the applicable Borrower(s) shall provide the Administrative Agent with such related Notes, certificates and opinions as the Administrative Agent may reasonably request. Appropriate adjustments shall be made in the payments of interest to reflect the funding date of such Incremental Facility. Notwithstanding anything to the contrary in Section 10.1, this Agreement and the other Loan Documents may be amended from time to time with the consent of only the Administrative Agent and the applicable Borrower(s) to the extent necessary to implement the provisions of this Section (including to reflect each Incremental Facility and the funding thereof). Each Incremental Facility shall be entitled to share in the Collateral and guarantees on a pari passu basis with the other Facilities.

(d) Notwithstanding anything herein to the contrary, in the event that any Incremental Facility is used to finance a Limited Condition Transaction, (w) there shall be no requirement for any Borrower to satisfy any of the conditions listed in clause (a)(ii) or (a)(iv) of this Section 2.27 or in Section 5.2 (including the absence of any default or the bring-down of the representations and warranties) unless otherwise required by (and which thereafter may be waived by) the lenders providing the proposed Incremental Facility; (x) notwithstanding clause (a)(iv) of this Section 2.27 or Section 5.2(a) hereof, the representations and warranties included in the conditions precedent to the extension of credit under such Incremental Facility shall be limited solely to customary “specified representations” and those representations included in the acquisition agreement or other document having similar effect related to such Limited Condition Transaction that are material to the interests of the lenders providing such Incremental Facility and only to the extent that the Company or its applicable Subsidiary has the right to terminate its obligations (or decline to consummate the acquisition) under such agreement as a result of a breach of such representations and (y) the calculation of the Ratio Based Incremental Amount and the determination of compliance with the requirements set forth in Section 2.27(a)(ii) and (iii) shall, at the election of the applicable Borrower, be made solely at the time of the execution and delivery by the applicable parties of the acquisition agreement or other similar definitive document having similar effect related to such Limited Condition Transaction (the “LCA Test Date”), giving Pro Forma Effect to such acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness, the use of proceeds thereof or of any related transactions, and any acquired consolidated net income), as if they had occurred on such date of determination using the available historical financial statements for the most recent fiscal quarter ended prior to the LCA Test Date for which such information is available of all entities or assets to be acquired (which, if GAAP-compliant historical financial statements are not available, may be audited IFRS-compliant financial statements) (the “Test Date Financial Statements”) and the consolidated financial statements of the Company; provided that, if the applicable Borrower has so elected to calculate the Senior Secured Leverage Ratio on the LCA Test Date, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, restricted prepayments of Indebtedness, Dispositions or fundamental changes (but in no event with respect to the calculation of any Financial Covenant for purposes of determining compliance with Section 7.1 or the determination of the Applicable Margin, the Commitment Fee Rate or for any other purpose under any Loan Document not specified above), in each case, on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied on a Pro Forma Basis based on the Test Date Financial Statements in the same manner described above (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness, the use of proceeds thereof or of any related transactions, and any acquired consolidated net income) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness, the use of proceeds thereof or of any related transaction, and any acquired consolidated net income) have not been consummated.

The provision of this Section 2.27 shall supersede any provisions of Section 2.19 and 10.1 of this Agreement to the contrary.

2.28 Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the Available Revolving Commitment (if any) of such Defaulting Lender pursuant to Section 2.10(a);

(b) if there are any Swingline Loans outstanding or Letters of Credit outstanding at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such outstanding Swingline Loans or outstanding Letters of Credit shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all outstanding Revolving Extensions of Credit of the Revolving Lenders that are not Defaulting Lenders does not exceed the total of all Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders (for the avoidance of doubt, no Lender shall be required to make Revolving Extensions of Credit in excess of its Revolving Commitment);

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Revolving Percentage of the outstanding Swingline Loans (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, (1) if a drawing is made under any Letter of Credit, such Borrower shall reimburse the applicable Issuing Lender in accordance with Section 3.5 and (2) if a Letter of Credit is requested by such Borrower in accordance with Section 3.2 during any period where there is a Defaulting Lender that is a Revolving Lender, such Borrower shall enter into an arrangement reasonably satisfactory to the applicable Issuing Lender to cover in whole or in part (which such arrangement may include cash collateralization) the exposure of the applicable Issuing Lender related to the participating interests of such Defaulting Lender in such newly issued Letter of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Lender is a Defaulting Lender or until such Lender is replaced pursuant to Section 2.24;

(iii) if and so long as a Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit pursuant to clause (ii) above, then such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect thereto;

(iv) upon any reallocation described in clause (i) above, the fees payable to the Revolving Lenders pursuant to Sections 2.10(a) and 3.3 shall be adjusted accordingly to re-allocate such fees among the Revolving Lenders which are not Defaulting Lenders; and

(v) if any such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit is neither cash collateralized nor reallocated pursuant to clause (i) above, then, without prejudice to any rights or remedies of the applicable Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit shall be payable to the relevant Issuing Lender until such cash collateralization and/or reallocation occurs;

(c) no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be covered in whole or in part by the Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders and/or cash collateral or other arrangements will be provided by each applicable Borrower in accordance with clause (b)(ii) above, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be (i) allocated among the Revolving Lenders that are not Defaulting Lenders and/or (ii) covered by arrangements made by each applicable Borrower pursuant to clause (b)(ii) above in a manner consistent with clauses (b)(i) and (ii) (and any such Defaulting Lenders shall not participate therein);

(d) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders under the Revolving Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (d) shall not apply in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.24) shall, in lieu of being distributed to such Defaulting Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the applicable Borrower(s) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or a Swingline Lender, held in such account as cash collateral for existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future funding obligations of such Defaulting Lender in respect of any existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future participation in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the applicable Borrower(s), unless such Defaulting Lender has no remaining unutilized Revolving Commitment, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to any Issuing Lender or any Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by such Issuing Lender or such Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the applicable Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by such Borrower(s) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations as to which a Defaulting Lender has funded its participation and (B) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all Revolving Lenders that are not Defaulting Lenders under the Revolving Facility pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Lender. On the Revolving Termination Date, any remaining amounts not previously applied (except for amounts in connection with clause (vii) above) shall be returned to the applicable Defaulting Lender.

In the event that the Administrative Agent, the applicable Borrower(s), each Issuing Lender and each Swingline Lender each reasonably determines that any such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the outstanding Swingline Loans and outstanding Letters of Credit of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage and (ii) any arrangements made by the applicable Borrower(s) pursuant to clause (b)(ii) above shall be terminated and any cash collateral or arrangement provided by such Borrower(s) in accordance thereto will be terminated or promptly returned to such Borrower(s), as applicable.

The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, with the consent of the Borrowers (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 2.28. The provisions of this Section 2.28 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lenders, the Issuing Lenders, the Borrowers and any Defaulting Lenders.

2.29 Designation of Subsidiary Borrowers.

(a) The Company shall be permitted, so long as no Default or Event of Default shall have occurred and be continuing:

(i) to designate any Subsidiary of the Company as a Subsidiary Borrower under the Revolving Facility upon (A) 10 Business Days prior written notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary) (a “Notice of Designation”), (B) the execution and delivery by the Company, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit D (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (C) compliance by the Company and such Subsidiary Borrower with Section 6.9(g), (D) the agreement and acknowledgment by the Company and each other Borrower that the Guarantee Agreement and the Collateral Agreement each cover the Obligations of such Subsidiary, (E) delivery by the Company or such Subsidiary of all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such designation required by U.S. regulatory authorities under applicable “know your customer” and anti-

money laundering rules and regulations, including the PATRIOT Act, and (F) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, incorporation or other applicable constituent documents, officer’s certificates and legal opinions in respect of such Subsidiary in each case reasonably equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; and

(ii) to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Company to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).

(b) Notwithstanding anything to the contrary in this Agreement, a Lender shall not be required to make a Loan as part of any borrowing by or to issue or acquire a participation in any Letter of Credit issued for the account of, a Foreign Subsidiary with respect to which the Company has delivered a Notice of Designation (a “Proposed Foreign Subsidiary Borrower”) if the making of such Loan or the issuance by such Lender or the acquisition by such Lender (or, if such Lender is the Issuing Lender, the acquisition by any other Lender) of a participation in, such Letter of Credit would violate any law or regulation (including any violation of any law or regulation due to an absence of licensing) to which such Lender is subject. As soon as practicable after receiving a Notice of Designation from the Company in respect of a Proposed Foreign Subsidiary Borrower, and in any event no later than seven Business Days after the date of such Notice of Designation, any Lender that is restricted by any law or regulation (including due to an absence of licensing) to which such Lender is subject from extending credit (including, for the avoidance of doubt, making Loans, issuing Letters of Credit or acquiring participations in Letters of Credit) under this Agreement to such Proposed Foreign Subsidiary Borrower directly or through a Lender Affiliate as set forth in Section 2.29(c) (an “Objecting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Objecting Lender that has not withdrawn such notice, the Company shall, effective on or before the date that such Proposed Foreign Subsidiary Borrower shall have the right to borrow hereunder, either (A) exercise its rights with respect to such Objecting Lender pursuant to Section 2.24 or (B) cancel its request to designate such Proposed Foreign Subsidiary Borrower as a Subsidiary Borrower hereunder.

(c) In addition to the foregoing requirements, if the Company shall deliver a Notice of Designation with respect to a Proposed Foreign Subsidiary Borrower, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing a Lender Affiliate to act as the Lender in respect of such Proposed Foreign Subsidiary Borrower. Additionally, (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of those obligations, and (z) the Company, any other Borrower, the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to enter into such amendments to the Security Documents and/or such new Security Documents as are necessary or advisable, as reasonably determined by the Administrative Agent, in order to effect the provisions of Section 6.9(g).

(e) If Spinco or any of its Subsidiaries is designated as a “Subsidiary Borrower” hereunder, Spinco or any of its Subsidiaries shall repay any outstanding Loans incurred by Spinco or any of its Subsidiaries prior to the earlier to occur of (x) the incurrence of Indebtedness pursuant to Section 7.2(gg) or (y) consummation of the Spin-Off, and shall cease to be a Subsidiary Borrower at such time.

2.30 MIRE Events. Notwithstanding the foregoing, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a “special flood hazard area”, 10 Business Days or (b) if there are any Mortgaged Properties in a “special flood hazard area”, 30 days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

2.31 Replacement Facilities.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”) or replace all of the Revolving Facility with a new revolving credit facility under this Agreement (the “Replacement Revolving Facility”; each such replacement facility, a “Replacement Facility”); provided that (a) at the time of each such request and upon the effectiveness of each Replacement Facility Amendment no Default or Event of Default has occurred and is continuing or shall result therefrom and (b) the Administrative Agent has consented (such consent not to be unreasonably withheld, delayed or conditioned) in writing to the incurrence of such Replacement Facility. Each tranche of Replacement Term Loans shall not exceed the principal amount of the Term Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans). The amount of each Replacement Revolving Facility shall not exceed the amount of the Revolving Facility being replaced (plus the amount of fees and expenses incurred in connection with such Replacement Revolving Facility). The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the tranche of Term Loans which such Replacement Term Loans are replacing (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans).

(b) Any Replacement Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the Revolving Commitments and the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent), (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Replacement Facility Amendment, less favorably than) the Term Loans being replaced and (iii) other than amortization, maturity date and pricing (interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have the same terms (or, to the extent set forth in the relevant Replacement Facility Amendment, less favorable terms or more favorable term (if such more favorable terms benefit all Term Lenders)) as the Term Loans being replaced, or such other terms as are reasonably satisfactory to the Administrative Agent and the Borrowers; provided that (A) any Replacement Term Loans shall not have a final maturity date earlier than the date which is 180 days after the final scheduled maturity date of the Term Loans being replaced, (B) any Replacement Term Loans shall not have a weighted average life to maturity that is less than 180 days later than the weighted average life to maturity of the then remaining Term Loans under the applicable tranche and (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans, (D) the Term Loans of each Lender under the replaced tranche shall be prepaid ratably and (E) in the case of a refinancing of Term Loans with Replacement Term Loans, All-in Yield of the Replacement Term Loans will not be more than 0.50% higher than the corresponding All-in Yield applicable to the Relevant Existing Facility unless the All-in Yield with respect to such Relevant Existing Facility is adjusted to be equal to the All-in Yield with respect to the relevant Replacement Term Loans minus 0.50%; provided, further, that in determining the applicable All-in Yield: (w) original issue discount or upfront fees paid by the relevant Borrower in connection with the Relevant Existing Facility (based on a four-year average life to maturity or lesser remaining life to maturity), shall be included, (x) any amendments to the Applicable Margin that became effective subsequent to the Closing Date but prior to the time of the addition of the relevant Replacement Term Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to the relevant Replacement Term Loans shall be excluded to the extent such amounts are not shared generally with other lenders and (z) if the relevant Replacement Term Loans include any interest rate floor that is greater than that applicable to the Relevant Existing Facility, and such floor is applicable to the Relevant Existing Facility on the date of determination, the excess amount shall be equated to interest margin for determining the applicable All-in Yield. The principal of and interest on any outstanding Revolving Loans and Swingline Loans under any replaced Revolving Facility, together with all fees owed by the Borrowers under such Revolving Facility, shall be paid in full and all outstanding Letters of Credit will be replaced or continued on terms reasonably satisfactory to the Lenders under such Revolving Facility, in each case on the Replacement Facility Closing Date for such Facility. Any Replacement Revolving Facility shall be on the terms and pursuant to the documentation applicable to the Revolving Commitments (other than maturity date and pricing (interest rate, fees, funding discounts and prepayment premiums)) or on such other terms reasonably acceptable to the Administrative Agent and the

Borrowers, as set forth in the relevant Replacement Facility Amendment. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the Borrowers and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any Hedge Agreements and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) are paid in full.

(c) Each notice from the Borrowers pursuant to this Section 2.31 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans and/or Replacement Revolving Facility. Any Additional Lender that elects to extend Replacement Term Loans or commitments under a Replacement Revolving Facility shall be reasonably satisfactory to the Borrowers and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each applicable Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than each applicable Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment. No Lender shall be obligated to provide any Replacement Term Loans or commitment for any Replacement Revolving Facility, unless it so agrees. Commitments in respect of any Replacement Term Loans or Replacement Revolving Facility shall become Commitments under this Agreement. A Replacement Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the applicable Borrower(s), to effect the provisions of this Section 2.31 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 10.1). The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of making any extension of credit in Section 5.2 shall be deemed to refer to the Replacement Facility Closing Date). The proceeds of any Replacement Term Loans will be used solely to repay the replaced Facility (or replaced portion thereof). To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.1, with respect to the Loan Parties. No Replacement Revolving Facility may be implemented unless such Replacement Revolving Facility has provisions reasonably satisfactory to the Administrative Agent with respect to Letters of Credit and Swing Line Loans then outstanding under the Revolving Facility being replaced. Only one Revolving Facility shall be in effect at any time (provided that multiple tranches of Revolving Commitments may be outstanding thereunder on the terms applicable thereto pursuant to this Agreement and any applicable amendment implementing an Incremental Facility or an Extension or a Replacement Facility Amendment), and any Replacement Revolving Facility shall form a part of the Revolving Facility under the Loan Documents. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.31.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitments.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 3, agrees to issue letters of credit (provided that Barclays Bank PLC shall only be required to issue standby letters of credit) (“Letters of Credit”) for the account of any Borrower (or for the joint and several account of any Borrower and any Subsidiary) on any Business Day in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the then outstanding L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment then in effect (it being understood that, notwithstanding Bank of America, N.A.’s L/C Commitment then in effect, Bank of America, N.A. and the Company agree that Bank of America, N.A. shall remain the Issuing Lender in respect of the Existing Letters of Credit); provided further that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the Available Revolving Commitments would be less than zero or (ii) the aggregate undrawn amount of outstanding Letters of Credit and unpaid Reimbursement Obligations under the Revolving Facility would exceed $200,000,000. Each Letter of Credit shall (i) be denominated in Dollars (other than any Existing Letter of Credit denominated in a Foreign Currency) and (ii) expire (or be subject to termination by notice from the relevant Issuing Lender to the beneficiary thereof) no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the automatic extension thereof for additional one-year periods (each, an “Auto-Extension Letter of Credit”) (which shall in no event extend beyond the applicable date referred to in clause (y) above except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender and the applicable Borrower); provided that any such Auto-Extension Letter of Credit must, if requested by the Issuing Lender, permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. If a Borrower requests a commercial letter of credit, such commercial letter of credit shall be subject to such additional terms as the Issuing Lender may reasonably require.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder on the Closing Date for the account of the Company for all purposes of this Agreement and the other Loan Documents.

3.2 Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the applicable Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) Each applicable Borrower will pay a fee on all outstanding Letters of Credit (with respect to any Existing Letters of Credit denominated in a Foreign Currency, based on the Dollar Equivalent thereof) issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders. Such fees shall be payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each applicable Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee in an amount per annum separately agreed with such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary), payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, each applicable Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary).

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued for such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount in Dollars equal to such L/C Participant’s Revolving Percentage (determined, in the case of any Existing Letter of Credit denominated in a Foreign Currency, on the date such draft is drawn) of the amount of such draft, or any part thereof, that is not so reimbursed (whether or not the conditions to borrowing set forth in Section 5.2 are satisfied) (based on, in the case of any Existing Letter of Credit denominated in a Foreign Currency, the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed). Each L/C Participant’s obligation to purchase participating interests pursuant to this Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or any Borrower may have against any Issuing Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. Each applicable Borrower agrees to reimburse the relevant Issuing Lender in Dollars (in the case of any Existing Letter of Credit denominated in a Foreign Currency, in an amount equal to the Dollar Equivalent of such draft) no later than the first Business Day following each date on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary) and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment; provided, that such reimbursement obligation of such Borrower shall be deemed to be satisfied when the Revolving Lenders have funded Revolving Loans in the amount of such draft so paid to reimburse such Lender in accordance with the following procedures: (A) the applicable Issuing Lender shall also notify the Administrative Agent of the amount to be so reimbursed, (B) such Borrower shall automatically be deemed to have requested a borrowing of Revolving Loans to be made as ABR Loans in the amount of such reimbursement obligation, and (C) the Administrative Agent shall have notified each Revolving Lender of the same and the amount to be funded by such Revolving Lender, which amount with respect to such Revolving Lender shall equal its Revolving Percentage of such reimbursement obligation (which shall be funded by such Revolving Lender whether or not the conditions to borrowing set forth in Section 5.2 are satisfied). Each such payment shall be made to the relevant Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.16(b) and (ii) thereafter, Section 2.16(c).

3.6 Obligations Absolute. Each applicable Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of any setoff, counterclaim or defense to payment that any Borrower may have or may have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person, (v) any waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of any Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice the applicable Borrower, (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, or (vii) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable. Each applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the Issuing Lender. Each Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, unless taken or omitted with gross negligence or willful misconduct as found by a final and nonappealable decision of a court of competent jurisdiction, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower. The foregoing shall not be construed to excuse any Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential, special, indirect or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender’s failure to exercise the agreed standard of care as found by a final and nonappealable decision of a court of competent jurisdiction in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that each Issuing Lender shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of such Issuing Lender as found by a final and nonappealable decision of a court of competent jurisdiction.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall, within a period stipulated by the terms and conditions of such Letter of Credit following its receipt of such draft, examine such draft. The Issuing Lender shall, promptly after such examination, notify the applicable Borrower of the date and amount of such draft. The responsibility of the relevant Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in substantial compliance with the terms of such Letter of Credit. The relevant Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company and, as to itself, each other Borrower, hereby represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The (a) audited consolidated balance sheets of the Company as at December 31, 2016 and December 31, 2017, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates and (b) unaudited consolidated balance sheet of the Company as at June 30, 2018, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, in each case, present fairly in all material respects the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the applicable annual or quarterly period then ended (subject, in the case of such quarterly statements, to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since December 31, 2017 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is (except in the case of any Immaterial Subsidiary) duly organized, validly existing and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedules 4.4, 4.19(a) and 4.19(b), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date or (ii) where the failure to obtain such consent or authorization, or failure to file or provide notice would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Company or any of its Subsidiaries and (b) any other Requirement of Law or any material Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and other than Liens securing the Target Notes). No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as disclosed in the Exchange Act Report, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of any Borrower, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. (a) Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. (b) No Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its material real property, including the Mortgaged Properties, and good title to, or a valid leasehold interest in, all its other property and rights, except where such failure would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim except where such claim would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No use of Intellectual Property by the Company and its Subsidiaries infringes on the rights of any Person, except where such use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or such Subsidiary, as the case may be). Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Tax Lien has been filed, and, to the Knowledge of any Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board; provided that the proceeds of the Loans may be used to acquire Company Stock in compliance with Regulation U. If requested by any Lender or the Administrative Agent, each applicable Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

4.13 ERISA. During the five-year period prior to the date on which this representation is made, (a) neither a Reportable Event which could give rise to a material liability nor an “accumulated funding deficiency” or “failure to meet the minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, and (b) each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan under Section 4041(c) of ERISA has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. (a) Schedule 4.15 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, in each case, on the Closing Date, and (b) except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary, except as created by the Purchase Agreement, the Loan Documents and the Liens securing the Target Notes.

4.16 Use of Proceeds.

(a) The proceeds of the Term Loans made on the Closing Date will be used to pay fees and expenses relating to the Transactions and for general corporate purposes, including to fund a portion of the acquisition consideration under the Purchase Agreement on the Closing Date and to repay existing Indebtedness in connection with the Closing Date Refinancing.

(b) The proceeds of the Revolving Loans shall be used to (i) fund a portion of the acquisition consideration under the Purchase Agreement and to repay term loans of the Borrowers under the Existing Company Credit Agreement and Indebtedness of the Target and its Subsidiaries under the Existing Target Credit Agreement, in an aggregate amount with respect to this clause (i) not to exceed $100,000,000, (ii) repay other Indebtedness of the Company and its Subsidiaries and Indebtedness of the Target and its Subsidiaries (other than the Target Notes), in each case existing on the Closing Date, (iii) fund certain original issue discount or upfront fees required to be funded on the Closing Date and (iv) finance the working capital needs and general corporate purposes of the Company and its Subsidiaries.

(c) The proceeds of the Swingline Loans and the Letters of Credit shall be used for general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Company nor any of its Subsidiaries has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”), nor does any Borrower have Knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the Knowledge of any Borrower, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Company nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc.

(a) No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made; provided that with respect to projections and pro forma financial information contained in the materials referenced above, the Company represents only that such information was prepared based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Exchange Act Report or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

(b) As of the Closing Date, to the best Knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

4.19 Security Documents.

(a) Other than during a Suspension Period, the Collateral Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Collateral Agreement, when the Administrative Agent (or its designee or agent) obtains control of stock certificates representing such Pledged Stock, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the offices specified on Schedule 4.19(a), the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock with respect to which the Administrative Agent has control subject to the Intercreditor Agreement (or any other Applicable Intercreditor Agreement) and Collateral Trust Agreement, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed or recorded in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject only to permitted Liens described in Section 7.3 hereof. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Company or any of its Subsidiaries having a value, in the reasonable opinion of the Company, in excess of $15,000,000.

(c) This Agreement and the Obligations constitute an “Other First Lien Agreement” and “Other First Lien Obligations”, respectively, under and as defined in the Intercreditor Agreement.

(d) As of the Closing Date, the Discharge of PP&E Credit Agreement Secured Obligations under and as defined in the Intercreditor Agreement has occurred.

4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

4.21 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to reasonably ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the Knowledge of the Company, its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the Knowledge of the Company, any of the Company’s directors, officers or employees, or (b) to the Knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan or Letter of Credit, direct or, to any Borrower’s Knowledge, indirect use of proceeds, or other transaction by any Borrower contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to the Closing Date. The agreement of each Lender to enter into this Agreement and make extensions of credit hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent (except as set forth in Section 6.9(f) and Section 6.12):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Borrower and the Lenders, (ii) the Guarantee Agreement, executed and delivered by each Loan Party and the Administrative Agent, (iii) the Collateral Agreement, executed and delivered by each Loan Party, the Administrative Agent and the Collateral Trustee, (iv) the Collateral Trustee Resignation and Appointment Agreement, executed and delivered by each party thereto and (v) the Intercreditor Joinder.

(b) Fees. The Administrative Agent shall have received (including by deducting such amounts from the proceeds of the initial fundings under the Facilities) all fees required to be paid on the Closing Date and reasonable out-of-pocket expenses required to be reimbursed on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date.

(c) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(d) Legal Opinion. The Administrative Agent shall have received the executed legal opinions of (i) Mayer Brown LLP, special New York counsel to the Borrowers and the other Loan Parties and (ii) Bodman PLC, Michigan counsel to the Borrowers and the other Loan Parties, (iii) Bass, Berry & Sims PLC, Tennessee counsel to the Borrowers and the other Loan Parties and (iv) Carmody MacDonald P.C., Missouri counsel to the Borrowers and the other Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e) Pledged Stock; Stock Powers; Filings; Registration and Recordings. With respect to the Facilities, all documents and instruments necessary to create and perfect a first priority security interest (subject to liens permitted under the Loan Documents) in the Collateral under the Facilities shall have been delivered by the Loan Parties; provided, however to the extent any lien search or security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (i) any Collateral a security interest in which may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (ii) Collateral comprised of capital stock issued by a Domestic Subsidiary and with respect to which a lien may be perfected by the delivery of a stock certificate; provided that stock certificates for the entities comprising the Target and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Seller after use of commercially reasonable efforts) after use of commercially reasonable efforts to do so without undue delay, burden or expense, then the provision of such lien search or the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the initial borrowings under the Facilities, but instead shall be required to be delivered after the Closing Date pursuant to Section 6.12.

(f) Historical Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (i) the Company and its Subsidiaries for the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017 and (ii) the Target and its Subsidiaries for the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (i) the Company and its Subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date and (ii) the Target and its Subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Company will satisfy the foregoing requirements as to the Company and its Subsidiaries.

(g) Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting, and shall be prepared, with respect to the Target, based on the most recently received unaudited financial information for the period ended 45 days prior to such date.

(h) KYC. The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten business days prior to the Closing Date by the Administrative Agent or the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act.

(i) Solvency Certificate. The Administrative Agent shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit G from the chief financial officer of the Company.

(j) Transactions.

(i) The Acquisition shall be consummated in all material respects in accordance with the terms of the Purchase Agreement, substantially concurrently with the initial funding of the Facilities, without giving effect to any amendments, consents, waivers or other modifications thereto that are materially adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed, denied or conditioned (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition is not materially adverse to the interests of the Lenders or the Arrangers so long as such reduction (i) is less than 10% of the total amount thereof or (ii) is applied to reduce the amount to be funded under the Tranche A Term Facility and the Tranche B Term Facility on a pro rata basis, (b) any increase in purchase price shall be deemed to not be materially adverse to the Lenders or the Arrangers so long as such increase is funded solely by internally generated cash on hand (for the avoidance of doubt, not as a direct or indirect result of drawings under the Revolving Facility) (it being understood and agreed that neither (x) any purchase price, working capital adjustment or similar adjustment provisions or (y) the provisions in Section 1.03 of the Purchase Agreement providing for a reduction in the stock portion of the consideration for the Acquisition and an increase in cash portion of such consideration in connection with proceeds received from an equity offering conducted for such purpose, in each case, as set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price) and (c) any amendment, consent, waiver or other modification to (or, in the case of a waiver or consent, relating to) the definition of Material Adverse Effect in the Purchase Agreement shall be materially adverse to the Lenders and the Arrangers.

(ii) Since December 31, 2017, there shall not have occurred any Company Material Adverse Effect (as defined in the Purchase Agreement).

(iii) The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects (unless such Specified Purchase Agreement Representation, or Specified Representation, relate to an earlier date, in which case such Specified Purchase Agreement Representation or Specified Representation shall have been true and correct as of such earlier date).

(iv) The Administrative Agent shall have received a certificate of a Responsible Officer of the Company certifying satisfaction of the conditions set forth in the foregoing clauses (i), (ii) and (iii) of this Section 5.1(j).

(k) Closing Date Refinancing. The Closing Date Refinancing shall have occurred or shall occur substantially concurrently with the initial funding of the Facilities.

Notwithstanding anything to the contrary in this Section 5.1, the obligations and agreements of the Target and any of its Subsidiaries pursuant to the Guarantee Agreement and the Collateral Agreement shall not become effective until consummation of the Merger (and shall become effective automatically upon consummation of the Merger).

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than the Term Loans made on the Closing Date and Revolving Loans made on the Closing Date the proceeds of which are used to fund a portion of the acquisition consideration under the Purchase Agreement) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).

(b) No Default. No Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Additional Conditions Applicable to the Foreign Subsidiary Borrowers. The agreement of each Lender to make any Loan requested to be made by it to any Foreign Subsidiary Borrower on any date is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in Sections 5.1 and 5.2, the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:

(a) No Immunities, etc. Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any other Loan Document to which it is a party, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement and any other Loan Document to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any other Loan Document to which it is a party. Such Foreign Subsidiary Borrower has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any other Loan Document to which it is a party. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower.

(b) No Recordation Necessary. This Agreement and each other Loan Document to which it is a party, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such other Loan Document. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any such other Loan Document that this Agreement, such other Loan Document or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, such other Loan Document or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, such other Loan Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(c) Exchange Controls. The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement or any other Loan Document to which it is a party is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except such as have been made or obtained.

Each borrowing by any Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Company and such Subsidiary Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within (i) with respect to any fiscal year of the Company during which the Acquisition or the Spin-Off is consummated, 120 days after the end of such fiscal year of the Company and (ii) with respect to each other fiscal year of the Company, 90 days after the end of such fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows (or such other similar or additional statement then required by the SEC for annual reports filed pursuant to the Exchange Act) for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Indebtedness under this Agreement that is scheduled to occur within one year from the time such audit report is delivered, or (ii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than (i) with respect to any of the first three quarterly periods of each fiscal year of the Company during which the Acquisition or the Spin-Off is consummated, 60 days after the end of such of quarterly period of the Company and (ii) with respect to each other of the first three quarterly period of each fiscal year of the Company, 45 days after the end of each such quarterly periods of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows (or such other or similar or additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Financial statements required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statements are included in its annual report on Form 10-K or Form 10-Q, as the case may be, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or at another relevant website identified in such notice and accessible by the Lenders without charge.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and Section 6.1(b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(b) within 10 Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be (in the case of each Compliance Certificate delivered in connection with annual financial statements, including a reasonably detailed calculation of Excess Cash Flow);

(c) no later than three Business Days prior to the effectiveness thereof, copies of substantially final drafts of any amendment, supplement, waiver or other modification with respect to any Unsecured Note Agreement; provided this clause (c) shall not apply with respect to any such amendment, supplement, waiver or modification if the terms of such amendment, supplement, waiver or modification are posted on the SEC website or on the Company’s IntraLinks site at least three Business Days prior to the effectiveness thereof;

(d) promptly upon the mailing thereof, copies of all financial statements and reports (except to the extent previously delivered pursuant to Section 6.1) that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(e) promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(f) as soon as available, but in any event on the date such report is filed with the SEC, the Form 10 relating to the Spin-Off; and

(g) promptly, such additional financial and other information as any Lender (through the Administrative Agent) may from time to time reasonably request.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Tax obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of each of clause (i) (other than with respect to the existence of the Borrowers) and (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and enforce policies and procedures designed to reasonably ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Notwithstanding anything herein to the contrary, nothing in this Section 6.4 shall be construed to restrict the Spin-Off to the extent the Spin-Off is otherwise permitted pursuant to the terms of this Agreement.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon reasonable prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers of the Company and its Subsidiaries; provided that with respect to clause (b), prior to the occurrence and continuation of an Event of Default, such visit and inspection shall be made by representatives of the Administrative Agent on behalf of any Lender and no more than one such visit shall be made per year.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default upon obtaining Knowledge thereof;

(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries that, if not cured, would reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding that may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Company has Knowledge or has reason to have Knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan that could reasonably be expected to result in a material liability to the Company, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan;

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(f) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case with respect to this Section 6.8(a), to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.9 Additional Collateral, etc. Other than during any Suspension Period,

(a) With respect to any property or rights acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Trustee.

(b) With respect to (i) any fee interest in any real property having a value (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and any Excluded Real Property), (ii) any real property listed in part (b) of Schedule 1.1B that becomes a Mortgaged Property pursuant to the definition thereof and (iii) any real property in which a Lien is granted to secure the Target Notes, promptly (and, with respect to the foregoing clause (iii), substantially concurrently with the granting of such Lien to secure the Target Notes) deliver the documents required for Mortgaged Properties pursuant to Section 6.11. Notwithstanding the foregoing, the Collateral Trustee shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

(c) With respect to any new Subsidiary (other than any Excluded Subsidiary) (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to the Collateral Agreement as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent or the Collateral Trustee, desirable to perfect the Collateral Trustee’s security interest therein, (iii) cause such new Subsidiary (A) to become a party to the Guarantee Agreement and the Collateral Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments and (iv) if reasonably requested by the Administrative Agent or the Collateral Trustee, deliver to the Administrative Agent and the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Trustee.

(d) With respect to any new first-tier Foreign Subsidiary (other than any Excluded Foreign Subsidiary (as defined in the Collateral Agreement)) of a Loan Party created or acquired after the Closing Date by the Company or any other Loan Party, promptly (i) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to the Collateral Agreement as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary that is a CFC, a CFC Holding Company or a Domestic Subsidiary that is a Subsidiary of a CFC be required to be so pledged (except, for the avoidance of doubt, with respect to a pledge pursuant to Section 6.9(g)); provided, further, that no Loan Party shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization), (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Trustee, desirable to perfect the Collateral Trustee’s security interest therein and (iii) if reasonably requested by the Administrative Agent or the Collateral Trustee, deliver to the Administrative Agent and the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Trustee.

(e) Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document:

(i) with respect to any property or rights of the Company or any of its Subsidiaries that constitutes collateral securing the Target Notes and as to which the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected security interest in such property that is pari passu with the security interest in such property securing the Target Notes, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Trustee; and

(ii) with respect to any Subsidiary that is a guarantor in respect of the Target Notes but is not a Loan Party, promptly cause such Subsidiary (A) to become a party to the Guarantee Agreement and the Collateral Agreement, (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments and (C) if reasonably requested by the Administrative Agent or the Collateral Trustee, deliver to the Administrative Agent and the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Trustee.

(f) In addition, within 45 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Company shall deliver to the Administrative Agent and the Collateral Trustee insurance certificates and endorsements naming the Collateral Trustee as additional insured or mortgagee and loss payee under the insurance policies of the Company and its Subsidiaries in accordance with the Collateral Agreement.

(g) Notwithstanding anything to the contrary set forth in this Agreement:

(i) each Subsidiary Borrower (including any Foreign Subsidiary Borrower) and any other applicable Loan Party shall, on the date such Subsidiary becomes a Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary Borrower, (B) deliver to the Collateral Trustee the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such other Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Trustee, desirable to perfect the Collateral Trustee’s security interest therein, (C) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to such Security Documents (or such additional Security Documents and guarantee documents) as the Administrative Agent or the Collateral Trustee deems necessary or advisable for such Subsidiary Borrower to become a party to each applicable Security Document and guarantee document, (D) execute and deliver such other documents as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a security interest in such property of such Subsidiary Borrower that is of the type included in the Collateral and (E) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Trustee; provided that any such security interest granted by a Foreign Subsidiary Borrower shall only secure the Obligations of such Foreign Subsidiary Borrower.

(ii) solely with respect to the Obligations of a Foreign Subsidiary Borrower, (i) each Subsidiary of such Foreign Subsidiary Borrower (other than (x) any Immaterial Subsidiary, (y) any Excluded Foreign Subsidiary (as such term is defined in the Collateral Agreement) and (z) any such Subsidiary with respect to which the Company and the Administrative Agent reasonably determine that (A) a guarantee of the Obligations of such Foreign Subsidiary Borrower or a grant of Liens as security for the Obligations of such Foreign Subsidiary Borrower would result in material adverse tax consequences or (B) the time and expense of implementing such guarantee or security arrangement is excessive in relation to the benefits to the Lenders of obtaining the same) and the direct parent of such Foreign Subsidiary Borrower (each such direct parent and Subsidiary of a Foreign Subsidiary Borrower, a “Foreign Guarantor”) and each other applicable Loan Party shall, on the date such Foreign Subsidiary becomes a Foreign Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such Foreign Guarantor that is owned by a Loan Party, (B) deliver to the Collateral Trustee the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Trustee, desirable to perfect the Collateral Trustee’s security interest therein, (C) cause such Foreign Guarantor (I) to become a party to each applicable Security Document and guarantee document (which documents shall include a provision regarding appointment of an agent for service of process with respect to such Foreign Guarantor in substantially the same form as Section 10.12(b)) and (II) to deliver to the Administrative Agent a certificate of such Foreign Guarantor, substantially in the form of Exhibit C, with appropriate insertions and attachments, (D) if requested by the Administrative Agent or the Collateral Trustee, deliver to the Administrative Agent and the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Trustee, (E) execute and deliver such other documents as the Administrative Agent or the Collateral Trustee deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a security interest in such property of such Foreign Guarantor that is of the type included in the Collateral and (F) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Trustee; provided that any such guarantee and security interest granted by a Foreign Guarantor shall only secure the Obligations of the Foreign Subsidiary Borrower of which it is a direct parent or a Subsidiary.

(h) For the avoidance of doubt, references in this Section 6.9 to any asset, property, right or Capital Stock of any Subsidiary created or acquired after the Closing Date do not include Excluded Assets (as defined in the Collateral Agreement).

(i) The Administrative Agent shall at all times be the sole Major Non-Controlling Authorized Representative under and as defined in the Intercreditor Agreement.

(j) The Administrative Agent shall have the right to extend any of the time periods set forth in this Section 6.09 in its sole discretion.

6.10 Designation of Subsidiaries. The Company may at any time designate (such designation, a “Subsidiary Designation”) any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 6.10 are satisfied; provided that:

(a) both immediately before and immediately after any such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Company shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.1, recomputed as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 (or, prior to the delivery of any such financial statements, the last day of the fiscal quarter ending June 30, 2018);

(c) in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.10; and

(d) in the case of a designation of an Unrestricted Subsidiary as a Subsidiary, each subsidiary of such Unrestricted Subsidiary has been, or concurrently therewith will be, designated as a Subsidiary in accordance with this Section 6.10.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s or its Subsidiary’s (as applicable) Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Company). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.11 Post-Closing Real Estate Deliverables. No later than 120 days after the Closing Date (or such later date selected by the Administrative Agent in its sole discretion) the Borrower shall cause to be delivered to the Administrative Agent and the Collateral Trustee:

(a) Mortgages. A Mortgage encumbering each Mortgaged Property listed on Schedule 1.1B in favor of the Collateral Trustee, for the benefit of the Administrative Agent and the Lenders, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(b) Title Insurance Policies. With respect to each Mortgage, (a) a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property in an amount not less than the value of such Mortgaged Property determined in the reasonable opinion of the Company, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (x) to the extent necessary, include such co-insurance and reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (z) contain no exceptions to title other than Liens permitted pursuant to Section 7.3; (b) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and (c) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements;

(c) Surveys. A survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Administrative Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Administrative Agent, and the Title Company, which certification shall be reasonably acceptable to the Administrative Agent and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys”, jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Administrative Agent) provided, however, that a survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” is delivered to the Administrative Agent and the Title Company and (y) the Title Policy for such Mortgaged Property does not contain the standard survey exception and includes customary survey related endorsements and other coverages in the applicable Title Policy (including, but not limited to public road access, survey, contiguity and so-called comprehensive coverage);

(d) Opinions. Favorable written opinions, addressed to the Administrative Agent, the Collateral Trustee and the Lenders, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent;

(e) Flood Insurance. (a) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent (provided that, notwithstanding the foregoing, the Collateral Trustee shall not enter into any Mortgage in respect of any Mortgaged Property listed on Schedule 1.1B until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance); and

(f) Other Documents. Such other documents related to the deliverables set forth in this Section 6.11 which the Administrative Agent may reasonably request in connection with the items listed in clauses (a) through (e) immediately above, in each case in form and substance reasonably satisfactory to the Administrative Agent.

6.12 Post-Closing Obligations. The Borrower and each applicable Loan Party shall comply with each requirement set forth on Schedule 6.12 on or before the date specified for such requirement (or such later date as the Administrative Agent may agree in its reasonable discretion).

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants. Solely with respect to the Revolving Facility and the Tranche A Term Facility:

(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company to exceed (i) as of the last day of each of the first four full fiscal quarters ending after the Closing Date, 4.00 to 1.00, (ii) as of the last day of each of the fifth through the eighth full fiscal quarters ending after the Closing Date, 3.75 to 1.00 and (iii) as of the last day of any full fiscal quarter ending thereafter, 3.50 to 1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company to be less than 2.75 to 1.0, commencing on the first full fiscal quarter ending after the Closing Date.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Company to any of its Subsidiaries and of any Subsidiary to the Company or any other Subsidiary of the Company (including indirect intercompany indebtedness between Subsidiaries of the Company organized under the laws of the People’s Republic of China funded through local banks in reliance on cash collateral posted with such local banks by other such Chinese Subsidiaries);

(c) Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any Subsidiary in an aggregate amount not to exceed the greater of (x) (I) prior to the Spin-Off, $350,000,000 and (II) from and after the Spin-Off, $350,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 20.0% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 at any time, unless otherwise permitted hereunder;

(d) Indebtedness existing on the Closing Date (or which may have been incurred pursuant to commitments existing on the Closing Date) listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(i) in an aggregate principal amount not to exceed the greater of (x) (I) prior to the Spin-Off, $150,000,000 and (II) from and after the Spin-Off, $150,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 8.25% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 at any one time outstanding;

(f) (i) unsecured indebtedness of the Company in respect of its 5-3/8% Senior Notes due December 15, 2024 (the “2024 Notes”) and its 5% Senior Notes due July 15, 2026 (the “2026 Notes,” and collectively with the 2024 Notes, the “Existing Unsecured Notes”) and any Permitted Refinancing Indebtedness in respect thereof and (ii) unsecured Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

(g) Hedge Agreements (including Guarantee Obligations of the Loan Parties in respect of Hedge Agreements entered into by Tenneco Management (Europe) Limited or any Subsidiary that succeeds Tenneco Management (Europe) Limited in the performance of international treasury management functions) of the Company or its Subsidiaries as long as such agreements are entered into for substantive business reasons and not entered into for speculative purposes;

(h) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof;

(i) Indebtedness of the Company or any of its Subsidiaries in respect of Stub Debt;

(j) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences by the Company and all Subsidiaries pursuant to this clause (j)) which when incurred does not exceed the greater of (x) (I) prior to the Spin-Off, $500,000,000 and (II) from and after the Spin-Off, $500,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 27.5% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1;

(k) Capital Lease Obligations arising from Permitted Sale/Leasebacks;

(l) (i) unsecured senior or subordinated Indebtedness of the Company or any of its Subsidiaries as long as (a) after giving effect thereto and the use of proceeds thereof, the Company would be in compliance with Section 7.1 as of the last day of the most recently ended fiscal quarter on a Pro Forma Basis and (b) such Indebtedness has no required (scheduled and mandatory) principal payments prior to the date which is 91 days after the Tranche A Final Maturity Date (or, if later, 91 days after the then scheduled final maturity date of any Incremental Facility) (other than pursuant to change of control and asset sale covenants substantially similar to those in the Unsecured Note Agreements for the Existing Unsecured Notes) and (ii) unsecured Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

(m) Indebtedness in respect of Cash Management Obligations, including Cash Pooling Agreements, or guarantees thereof, including the guarantee set forth in the Guarantee Agreement;

(n) additional Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of the local currency equivalent of (x) (I) prior to the Spin-Off, €450,000,000 and (II) from and after the Spin-Off, €450,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 30.0% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 at any time;

(o) unsecured Guarantee Obligations by the Company of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary;

(p) Indebtedness of TAOC in connection with the Hart County Facility IDB Transaction;

(q) Indebtedness under a Permitted Receivables Financing;

(r) to the extent constituting Indebtedness, obligations (including reimbursement obligations with respect to guaranties, letters of credit or other similar obligations) in respect of tenders, statutory obligations, leases, governmental contracts, stay, performance bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature issued for the account of, or provided by, the Company and its Subsidiaries in the ordinary course of business;

(s) Indebtedness incurred by a Special Purpose Finance Subsidiary;

(t) Permitted Term Loan Refinancing Indebtedness (including successive Permitted Term Loan Refinancing Indebtedness permitted hereunder) and Guarantee Obligations by the Guarantors in respect thereof;

(u) Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations incurred by the Company or its Subsidiaries in connection with any acquisition or Disposition in each case permitted by this Agreement;

(v) Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation (e.g., earn-outs, indemnifications, incentive non-competes and other contingent or deferred obligations) or other similar arrangements incurred by such Person in connection with the Transactions, or any acquisition or other Investment in each case permitted under Section 7.8;

(w) Indebtedness of a Person which becomes a Subsidiary or is merged into any Loan Party after the Closing Date in each case to the extent such acquisition or merger is permitted under this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Loan Party, (ii) such Indebtedness was not created in contemplation of such Person becoming a Loan Party, (iii) such Indebtedness is not guaranteed in any respect by or secured by the assets of the Borrower or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iv) immediately after giving effect to the acquisition of or merger with such person by such Loan Party, no Default or Event of Default shall have occurred and be continuing;

(x) Indebtedness incurred by the Company or its Subsidiaries in respect of banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, in each case in the ordinary course of business;

(y) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements or (iv) obligations owing under supply, customer, distribution, license, lease or similar agreements, in each case with respect to clauses (i) through (iv), entered into in the ordinary course of business;

(z) Indebtedness supported by a letter of credit issued or created by any Person (other than the Company or any of its Affiliates) by or for the account of the Company or any of its Subsidiaries pursuant to another clause of this Section 7.2, the availability of which is subject to a stated quantum in a principal amount not in excess of the stated amount of such letter of credit;

(aa) Indebtedness related to any letter of credit issued or created by or for the account of the Company or any of its Subsidiaries other than pursuant to this Agreement, in an aggregate principal amount not in excess of $60,000,000 at any time;

(bb) Indebtedness incurred in the ordinary course of business under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Company and its Subsidiaries with respect to any such Indebtedness;

(cc) Indebtedness incurred to fund obligations arising from the exercise of a right of first refusal or a right of last refusal relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $350,000,000;

(dd) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(ee) intercompany loans or notes incurred in contemplation of or in connection with the Spin-Off (in either case, including the intercompany loans arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Loan Party in any other Loan Party and permitted by Section 7.8);

(ff) the Target Notes and Permitted Refinancing Indebtedness in respect thereof;

(gg) Indebtedness incurred by Spinco or its Subsidiaries; provided (i) such Indebtedness is incurred in contemplation of the consummation of the Spin-Off (whether substantially simultaneously with, or in the reasonable judgment of the Company, within a reasonable time period prior to the Spin-Off) or following the Spin-Off, (ii) such Indebtedness is not guaranteed, directly or indirectly, by the Company or any of its Subsidiaries (other than Spinco and its Subsidiaries) and (iii) no Default or Event of Default shall have occurred and be continuing; and

(hh) all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.2.

For purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to this Section 7.2: (1) Indebtedness permitted by this Section 7.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and (2) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as being incurred under one clause of this Section 7.2 (other than clauses (a), (h) or (l)) may later be reclassified as having been incurred pursuant to any other of clause of this Section 7.2 (other than clauses (a), (h) or

(l)) to the extent that such reclassified Indebtedness could be incurred pursuant to such other clause if it were incurred at the time of such reclassification).

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Loan Party or any Excluded Subsidiary, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside of the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b) statutory liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, governmental contracts, customs, stay, surety and appeal bonds, performance and/or return of money bonds and completion guarantees or other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries taken as a whole;

(f) (i) Liens in existence on the Closing Date listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(d) and (ii) Liens replacing the Liens set forth on Schedule 7.3(f) securing a refinancing, refunding, renewal or extension of Indebtedness that is permitted pursuant to Section 7.2(d); provided that no such Lien is spread to cover any additional property after the Closing Date unless otherwise permitted by another provision of this Section 7.3 (in which case, for the avoidance of doubt, such Lien covering any additional property shall be incurred in reliance on such other provision of this Section 7.3) and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing the Target Notes and any Permitted Refinancing Indebtedness in respect thereof;

(h) Liens arising solely by virtue of any contractual, statutory or common law provisions related to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts;

(i) Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness unless otherwise permitted by another provision of this Section 7.3 (in which case, for the avoidance of doubt, such Lien covering any additional property shall be incurred in reliance on such other provision of this Section 7.3) and (ii) the amount of Indebtedness secured thereby is not increased;

(j) Liens created pursuant to the Security Documents;

(k) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings, settlements or judgments; provided that (i) the attachment or enforcement of such Liens would not result in an Event of Default hereunder, (ii) such Liens are being contested in good faith by appropriate proceedings, (iii) no material assets or property of any Loan Party is subject to material risk of loss or forfeiture and (iv) a stay of execution pending appeal or proceeding for review is in effect;

(l) any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, including any precautionary Uniform Commercial Code filing related thereto;

(m) Permitted Receivables Financings (including Liens on the assets subject to a Permitted Receivables Financing);

(n) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Liens incurred by the Company and all Subsidiaries pursuant to this clause (n) at any time in effect) at the time such Lien is incurred the greater of (x) (I) prior to the Spin-Off, $300,000,000 and (II) from and after the Spin-Off, $300,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 17.5% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1;

(o) Liens securing Incremental Equivalent Debt; provided that such Liens shall be subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, an Applicable Intercreditor Agreement;

(p) Liens on cash, Cash Equivalents, deposit accounts and similar items of Foreign Subsidiaries securing Cash Management Obligations, including obligations in respect of any Cash Pooling Agreement, and Hedge Agreements and guarantees by the Company or any of its Subsidiaries of such Cash Management Obligations, Hedge Agreements or other obligations (it being understood that the Company and the Domestic Subsidiaries may not provide a security interest in the Collateral or their other assets for Cash Management Obligations, obligations under any Cash Pooling Agreement or Hedge Agreements to benefit Foreign Subsidiaries except to the extent the secured party is a Lender (or any Affiliate of a Lender));

(q) Liens on up to the greater of (x) (I) prior to the Spin-Off, $75,000,000 and (II) from and after the Spin-Off, $75,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 4.0% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of cash collateral securing obligations to issuing banks in respect of banker’s acceptances issued through the Company, its Subsidiaries or any joint ventures thereof in the People’s Republic of China;

(r) Liens on the Hart County Facility and related assets in connection with the Hart County Facility IDB Transaction;

(s) Liens on Company Stock;

(t) Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary;

(u) matters expressly listed as exceptions to title or subordinate matters in the Administrative Agent’s title insurance policies for such Mortgaged Properties;

(v) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing Indebtedness in respect of any of the foregoing permitted hereunder, and any Guarantee Obligations by the Guarantors in respect thereof; provided that (x) any such Liens securing any Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing Indebtedness in respect thereof (and Guarantee Obligations by the Guarantors in respect thereof) are subject to an Applicable Intercreditor Agreement between or among the Administrative Agent and the representatives for the holders of such Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing Indebtedness in respect thereof in form and substance reasonably satisfactory to the Administrative Agent and (y) any such Liens securing any Permitted Junior Secured Refinancing Debt or Permitted Refinancing Indebtedness in respect thereof (and Guarantee Obligations by the Guarantors in respect thereof) are subject to a “junior lien” intercreditor agreement between or among the Administrative Agent and the representatives for the holders of such Permitted Junior Secured Refinancing Debt or Permitted Refinancing Indebtedness in respect thereof in form and substance reasonably satisfactory to the Administrative Agent;

(w) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(x) Liens (i) on cash or Cash Equivalents advanced in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5 (or, to dispose of any property in a transaction not constituting a Disposition hereunder to the extent such transaction is otherwise permitted under this Agreement);

(y) Liens on property or assets acquired by a Loan Party or on property or assets of any Person which becomes a Subsidiary of a Loan Party, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;

(z) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(aa) (i) Liens on the Capital Stock of a Joint Venture securing obligations of such Joint Venture that are otherwise permitted under this Agreement and (ii) customary options, put and call arrangements, rights of first refusal and similar rights relating to such Joint Venture under its joint venture agreement;

(bb) (i) deposits made or other security provided to secure liabilities to insurance brokers, insurance carriers under insurance or self-insurance arrangements in the ordinary course of business and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto to the extent permitted hereunder;

(cc) Liens on cash deposits in an aggregate amount not to exceed $50,000,000 securing any Hedge Agreement permitted hereunder;

(dd) Liens on assets other than the Collateral securing Indebtedness pursuant to Section 7.2(aa);

(ee) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(ff) Liens created in the ordinary course of business in favor of banks and other financial institutions on credit balances of any bank accounts of any Loan Party held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest setoff arrangements in respect of such bank accounts in the ordinary course of business;

(gg) Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of any Loan Party;

(hh) Liens securing Indebtedness permitted by Section 7.2(cc) (provided that such Liens are limited to the shares or assets of the applicable Turkish Joint Venture and do not apply to any other assets) or (ee);

(ii) Liens in connection with a Permitted Sale/Leaseback; provided that any such Lien shall encumber only the property interest subject to such Permitted Sale/Leaseback; and

(jj) Liens securing Indebtedness permitted by Section 7.2(gg); provided that such Liens shall extend solely to the property of Spinco and its Subsidiaries.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor or any Subsidiary Borrower (provided that (x) if any such transaction is between a Wholly Owned Subsidiary Guarantor and a Subsidiary that is not a Wholly Owned Subsidiary Guarantor or a Subsidiary Borrower, such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity and (y) if any such transaction is between a Subsidiary Borrower and any Subsidiary that is not a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving entity) and (ii) any Foreign Subsidiary may be merged with or into any other Subsidiary (provided that, (w) if any such transaction is between a Domestic Subsidiary and a Foreign Subsidiary that is not a Foreign Subsidiary Borrower or a Foreign Guarantor, such Domestic Subsidiary shall be the continuing or surviving entity, (x) if any such transaction is between a Foreign Subsidiary Borrower and a Foreign Subsidiary that is not a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall be the continuing or surviving entity, (y) if any such transaction is between a Foreign Guarantor and a Subsidiary that is not a Guarantor or a Subsidiary Borrower, such Foreign Guarantor shall be the continuing or surviving entity and (z) if any such transaction is between a Foreign Subsidiary Borrower and a Domestic Subsidiary Borrower, such Domestic Subsidiary Borrower shall be the continuing or surviving entity);

(b) (i) any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Wholly Owned Subsidiary Guarantor, (ii) any Foreign Subsidiary (other than any Foreign Subsidiary Borrower or any Foreign Guarantor) may Dispose of any or all of its assets upon voluntary liquidation or otherwise to any other Subsidiary and (iii) any Subsidiary of the Company may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5 (other than pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, any Subsidiary of the Company that only holds Capital Stock of other Subsidiaries of the Company (a “Subsidiary Holding Company”) may consummate any sale of all or substantially all of its assets that would be permitted under this Section 7.4(b) with respect each such Subsidiary or Subsidiaries held by such Subsidiary Holding Company; provided further that no Subsidiary Borrower shall be permitted to Dispose of all or substantially all of its assets pursuant to this Section 7.4(b) if such Subsidiary Borrower has any outstanding Loans or Reimbursement Obligations;

(c) any Subsidiary (other than a Subsidiary Borrower) (i) in which the Company and its Subsidiaries own Capital Stock representing less than 80% of the ordinary voting power of such Subsidiary or (ii) that is a Foreign Subsidiary or an Immaterial Subsidiary may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary);

(d) the Company and its Subsidiaries may consummate the transactions contemplated by and in connection with the Spin-Off to the extent permitted pursuant to Section 7.5(z) and may consummate the Spin-Off to the extent the Spin-Off is permitted pursuant to Section 7.5(t).

7.5 Disposition of Property. Dispose of any of its property or rights, whether now owned or hereafter acquired, except:

(a) the Disposition of unnecessary, obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory or goods held for sale in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b), and Dispositions to effect Restricted Payments and Investments permitted pursuant to Section 7.6 (other than Section 7.6(f)) or 7.8 (other than Section 7.8(z) and (cc)), respectively ;

(d) non-exclusive licensing or sublicensing of Intellectual Property;

(e) any Permitted Receivables Financing;

(f) Dispositions listed and described on Schedule 7.5 as in effect on the Closing Date;

(g) any Disposition of assets (i) from one Foreign Subsidiary (other than any Loan Party) to a Foreign Subsidiary, (ii) from one Loan Party to another Loan Party, (iii) from a Subsidiary to a Loan Party or (iv) from one non-Loan Party to another non-Loan Party;

(h) the Disposition of other property not described in clauses (a)—(g) above or (i)-(cc) below for not less than fair market value as long as (i) at least 75% of the consideration consists of cash and cash equivalents (provided that such minimum cash/cash equivalent requirement shall not apply to any Disposition or series of related Dispositions of property having a fair market value of $50,000,000 or less as long as the aggregate fair market value of property Disposed of which is not subject to such minimum cash/cash equivalent requirement does not exceed $150,000,000 after the Closing Date) and (ii) the aggregate fair market value of such property so disposed of does not exceed the sum of (A) 30% of the Consolidated Total Assets of the Company as determined on the Closing Date plus (B) the proceeds of all Reinvestment Deferred Amounts with respect to Dispositions reinvested in the business of the Company and its Subsidiaries after the Closing Date; provided, that neither the Company nor any Subsidiary Guarantor shall make Dispositions under this clause (h), the proceeds of which are reinvested in Subsidiaries that are not Subsidiary Guarantors, with respect to property having an aggregate fair market value in excess of 30% of the Consolidated Total Assets of the Company as determined on the Closing Date;

(i) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary or Joint Venture or the assets of any Foreign Subsidiary or Joint Venture to the Company or a Subsidiary of the Company;

(j) the Disposition of any Foreign Subsidiary or the assets of a Foreign Subsidiary as long as (i) at least 35% of the consideration consists of cash and cash equivalents and (ii) the aggregate fair market value of such property so disposed of does not exceed €65,000,000;

(k) the Company and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks;

(l) the Disposition of property as an Investment made pursuant to Section 7.8(g) in any Unrestricted Subsidiary or Joint Venture or in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary;

(m) the Disposition of the Capital Stock or assets of any Immaterial Subsidiary;

(n) the sale by the Company and its Subsidiaries of (i) instruments in the People’s Republic of China and (ii) bills of exchange of the Company and its Subsidiaries in Europe;

(o) sales of Cash Equivalents in the ordinary course of business;

(p) at the request of the Administrative Agent, the shares of any Foreign Subsidiary formed or organized under the laws of the Czech Republic may be transferred to any Wholly Owned Subsidiary to the extent necessary to pledge up to 65% of the voting capital stock of such Subsidiary under the laws of the Czech Republic pursuant to the Security Documents;

(q) the Disposition of the Hart County Facility from TAOC to the Hart County Industrial Building Authority, in connection with the Hart County Facility IDB Transaction;

(r) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary formed or organized under the laws of (a) any European country or (b) any state, province, district or other subdivision of any such country, in each case to a Foreign Subsidiary that is a European holding company;

(s) Dispositions of Company Stock;

(t) the Spin-Off; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving effect thereto, the Consolidated Net Leverage Ratio calculated on a Pro Forma Basis (without giving effect to any Indebtedness of Spinco incurred pursuant to Section 7.2(gg)) would be less than or equal to 2.80 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available and when rounded to the nearest hundredth decimal point), (iii) 100% of the Net Cash Proceeds from or in connection with the Spin-Off received by the Company and its Subsidiaries shall be applied on the date such proceeds are received, first to prepay or redeem the Target Notes until the Target Notes have been prepaid or redeemed in full, second to prepay the Term Loans until the Term Loans have been prepaid in full (it being understood that the Company may elect, in its discretion, to apply such proceeds first to any tranche of Term Loans before applying such proceeds to any other tranche of Term Loans) and third to prepay any outstanding Revolving Loans and Swingline Loans until the outstanding Revolving Loans and Swingline Loans have been prepaid in full and (iv) all material agreements in connection with the Spin-Off between the Company and its Subsidiaries, on the one hand, and Spinco and its Subsidiaries, on the other hand, have been approved by the board of directors of the Company (or any committee thereof), are consistent with the description of the businesses set forth in the definition of “Spinco Business” and generally reflect the judgment of the board of directors of the Company as to the proper allocation of appropriate assets and liabilities and related matters between the Company and its Subsidiaries, on the one hand, and Spinco, on the other hand, necessary for their respective businesses to operate after the Spin-Off consistent with the business of Remainco as described in the definition of “Remainco Business” and the business of Spinco as described in the definition of “Spinco Business”, respectively; provided, further, for the avoidance of doubt, that the provisions of Section 7.5(z) shall not apply to the provisions of this Section 7.5(t) or otherwise restrict the ability of the Company and its Subsidiaries to effect the transactions contemplated by this Section 7.5(t);

(u) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(v) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (which, for the avoidance of doubt, shall exclude receivable financing);

(w) Transfers of property subject to a casualty event and Dispositions constituting expropriations or takings by a Governmental Authority;

(x) Dispositions on the Closing Date to effect the Transactions;

(y) the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(z) the Company or any Subsidiary of the Company may Dispose of, contribute, distribute or otherwise transfer (in one or more transactions) all or any portion of the Spinco Business to Spinco or any Subsidiaries formed in contemplation of the Spin-Off and may Dispose of, contribute, distribute or otherwise transfer (in one or more transactions) any assets of Spinco or any Subsidiaries formed in contemplation of the Spin-Off to the Company or its Subsidiaries prior to the time of the consummation of the Spin-Off; provided that consummation of such transactions shall not, individually or in the aggregate, have a materially adverse impact on the interests of the Administrative Agent or the Lenders (as determined by the Company in its reasonable discretion); provided, further, for the avoidance of doubt, that the provisions of Section 7.5(t) shall not apply to the provisions of this Section 7.5(z) or otherwise restrict the ability of the Company and its Subsidiaries to effect the transactions contemplated by this Section 7.5(z);

(aa) Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;

(bb) transfers of accounts receivable and related rights by Federal-Mogul Canada Limited to the Company; and

(cc) permitting registered or pending Intellectual Property to lapse in the ordinary course of business.

Simultaneously with any transfer described in Section 7.5(i), (q), (r), (t) or (z) (to the extent such transfer is to a Person that is not a Loan Party) of this Agreement, the Lenders authorize the Administrative Agent to release the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed and authorize the Administrative Agent to take any action reasonably requested by the Company to effect such release.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other applicable common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Company, any Subsidiary or to any other Person (ratably based on such other Person’s equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;

(b) so long as no Default shall have occurred and be continuing, the Company may purchase the Company’s common stock or common stock options from present or former officers or employees of the Company or its Subsidiaries upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of Restricted Payments under this paragraph (b) shall not exceed in the aggregate $5,000,000 in any fiscal year; provided, further, that any amount not so made as a Restricted Payment in the fiscal year for which it is permitted may be carried over to be made as a Restricted Payment in subsequent fiscal years;

(c) the Company may make Restricted Payments if, after giving effect thereto, the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available) (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (c) for such Restricted Payment may no longer be satisfied thereafter). No Restricted Payment may be made pursuant to this paragraph (c) during a Default or Event of Default other than Restricted Payments required pursuant to contractual obligations to purchase Capital Stock or options of the Company or any Subsidiary from officers or employees or former officers or employees of the Company and its Subsidiaries;

(d) (i) the Company may make Restricted Payments in an aggregate amount not to exceed in any fiscal year (I) prior to the Spin-Off, $200,000,000 and (II) from and after the Spin-Off, $200,000,000 multiplied by the Post-Spin EBITDA Percentage; provided that (i) any such amount not so used to make a Restricted Payment in the fiscal year for which it is permitted may be carried over to make Restricted Payments in the next succeeding fiscal year only and (ii) in each fiscal year, amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts; and (ii) if, after giving effect to any Restricted Payment, the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.75 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available), then the Company may make Restricted Payments pursuant to this clause (d)(ii) in an aggregate amount after the Closing Date not to exceed the sum of (I) prior to the Spin-Off, $300,000,000 and (II) from and after the Spin-Off, $300,000,000 multiplied by the Post-Spin EBITDA Percentage, plus 50% of Consolidated Net Income accruing from the Closing Date, plus the amount of any proceeds of any issuance or sale of Capital Stock by the Company or its Subsidiaries during such fiscal year, minus the amount of any Investments made pursuant to Section 7.8(l) (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (d) for such Restricted Payment may no longer be satisfied thereafter). No Restricted Payment may be made pursuant to this paragraph (d) during a Default or Event of Default other than Restricted Payments required pursuant to contractual obligations to purchase Capital Stock or options of the Company or any Subsidiary from officers or employees or former officers or employees of the Company and its Subsidiaries;

(e) the Company may withhold shares of Capital Stock of the Company from, and pay personal payroll taxes of employees in respect of vested restricted shares of, options to purchase and other equity incentive awards in respect of, the Capital Stock of the Company; and

(f) the Company and its Subsidiaries may make Restricted Payments to the extent necessary to consummate (i) the Spin-Off, to the extent the Spin-Off is permitted pursuant to Section 7.5(t) or (ii) any transaction permitted pursuant to Section 7.5(z).

7.7 [Intentionally Omitted]

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) (i) Guarantee Obligations permitted by Section 7.2 and (ii) Guarantee Obligations arising in the ordinary course of business with respect to other obligations that do not constitute Indebtedness;

(d) loans and advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed the greater of (x) (I) prior to the Spin-Off, $25,000,000 and (II) from and after the Spin-Off, $25,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 1.5% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 at any one time outstanding;

(e) Investments made by the Company or any of its Subsidiaries in the Company or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) intercompany Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to such investment, is a Subsidiary (including indirect intercompany investments between Subsidiaries of the Company organized under the laws of the People’s Republic of China funded through local banks in reliance on cash collateral posted with such local banks by other such Chinese Subsidiaries);

(g) Investments in Joint Ventures and in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary in an aggregate amount not to exceed in any fiscal year the greater of (x) (I) prior to the Spin-Off, $400,000,000 and (II) from and after the Spin-Off, $400,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 3.0% of Consolidated Total Assets plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Joint Ventures and Persons who become a Subsidiary as a result of such Investment; provided, that (i) any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the next succeeding fiscal year only and (ii) in each fiscal year, amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts;

(h) Investments in existence on the Closing Date listed on Schedule 7.8(h); provided that no such Investment is increased except as permitted by the other provisions of this Section 7.8;

(i) each Finance Subsidiary may execute and deliver one or more subordinated promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Company and its Subsidiaries representing the deferred purchase price of receivables sold to such Finance Subsidiary in a Permitted Receivables Financing, and the Company and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of “Permitted Receivables Financing” to the capital of any Finance Subsidiary in connection with a Permitted Receivables Financing;

(j) acquisitions as long as, after giving effect thereto, the Company would be in Pro Forma Compliance with the covenants in Section 7.1 for the most recently ended fiscal quarter for which financial statements are available;

(k) Investments if, after giving effect thereto, the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.50 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available) (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (k) for such Investment may no longer be satisfied thereafter). No Investment may be made pursuant to this paragraph (k) during an Event of Default;

(l) Investments if, after giving effect thereto, the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.75 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available), in an aggregate amount after the Closing Date not to exceed the sum of (I) prior to the Spin-Off, $300,000,000 and (II) from and after the Spin-Off, $300,000,000 multiplied by the Post-Spin EBITDA Percentage, plus 50% of Consolidated Net Income accruing from the Closing Date, plus the amount of any proceeds of any issuance or sale of Capital Stock by the Company or its Subsidiaries during such fiscal year, minus the amount of any Restricted Payments made pursuant to Section 7.6(d) (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (l) for such Investment may no longer be satisfied thereafter). No Investment may be made pursuant to this paragraph (l) during an Event of Default;

(m) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the disposition of property permitted by this Agreement;

(n) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable arising from the grant of trade credit, and guarantees for the benefit of existing or potential suppliers, customers, distributors, licensors, licensees, lessees and lessors, in each case in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(o) Hedge Agreements entered into to hedge actual exposure and not for speculative purposes;

(p) deposit accounts and securities accounts maintained in the ordinary course of business, and to the extent constituting an Investment, Cash Management Obligations;

(q) in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) (for all Investments by the Company and all Subsidiaries pursuant to this clause (q)) not to exceed the greater of (x) (I) prior to the Spin-Off, $480,000,000 and (II) from and after the Spin-Off, $480,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 3.5% of Consolidated Total Assets;

(r) Investments in connection with the purchase of Capital Stock in the Turkish Joint Ventures pursuant to the right of first refusal or right of last refusal set forth in the joint venture agreement related thereto.

(s) Investments held by a Person that is acquired and becomes a Subsidiary or of a Person merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and which acquisition, merger, amalgamation or consolidation is permitted in accordance with another provision of this Section 7.8, to the extent that such Investments held by such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) any Investments in a Joint Venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Joint Venture;

(u) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses (or other grants or rights to use or exploit) or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(v) Investments maintained in connection with any Loan Party’s deferred compensation plan in the ordinary course of business;

(w) Investments to contribute, distribute or otherwise transfer (in one or more transactions) any assets of the Company or its Subsidiaries to or among the Company and its Subsidiaries, including any new Subsidiaries created in contemplation of the Spin-Off, in connection with the separation of the Spinco Business to Spinco and its Subsidiaries and the Remainco Business to Remainco and its Subsidiaries; provided that consummation of such transactions shall not, individually or in the aggregate, have a materially adverse impact on the interests of the Administrative Agent or the Lenders (as determined by the Company in its reasonable discretion);

(x) Any Investments acquired by the Company or any of its Subsidiaries:

(i) in exchange for any other Investment or accounts receivables held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement or delinquent accounts and disputes with or judgments against, the issuer of such Investment or accounts receivable;

(ii) as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or

(iv) in settlement of debts created in the ordinary course of business;

(y) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and works compensation, performance and similar deposits in each case entered into as a result of the operations of the business in the ordinary course;

(z) Investments in notes receivables payable to the Company or any Subsidiary by the purchasers of assets purchased pursuant to Dispositions permitted in accordance with Section 7.5;

(aa) Investments by any Loan Party of any Restricted Payment received by such Person that consists of Capital Stock in a Subsidiary; provided that if the initial payor of any such Restricted Payment is a Guarantor, the ultimate recipient of such Restricted Payment shall also be a Guarantor;

(bb) Investments by the Company in any Subsidiary consisting of reimbursement obligations of the Company in respect of the issuance of Letters of Credit for the account of such Subsidiary hereunder to support obligations of such Subsidiary;

(cc) Investments to effect transactions permitted pursuant to Section 7.4 or 7.5 (other than Section 7.5(c) or (l));

(dd) To the extent they constitute Investments, any letters of credit issued or created by the Company or its Subsidiaries pursuant to Section 7.2(aa); and

(ee) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed in any fiscal year the greater of (x) (I) prior to the Spin-Off, $175,000,000 and (II) from and after the Spin-Off, $175,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 1.25% of Consolidated Total Assets plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Unrestricted Subsidiaries; provided, that (i) any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the next succeeding fiscal year only and (ii) in each fiscal year, amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts

Any Investment that when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

7.9 [Reserved]

7.10 Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees but excluding (i) the Transactions, (ii) transactions or agreements between the Company and/or its Subsidiaries and Spinco and/or its Subsidiaries in contemplation of or to effect the Spin-Off to the extent approved in accordance with Section 7.5(t)(iv) and (iii) transactions listed in Schedule 7.10), with any non-consolidated Affiliate involving aggregate payments or consideration in excess of $25,000,000 unless such transaction is (a) upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not a non-consolidated Affiliate or (b) if in the good faith judgment of the board of directors of the Company no comparable transaction is available with which to compare such transaction, such transaction is fair to the Company or such Subsidiary from a financial point of view; provided that the Company shall deliver to the Administrative Agent with respect to any such transaction involving aggregate payments or consideration in excess of $50,000,000, a resolution adopted in good faith by the majority of the board of directors of the Company approving such transaction and set forth in an officer’s certificate certifying that such transaction complies with clause (a) or (b), as applicable, above.

7.11 Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred in a related transaction by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary except for such transactions entered into (i) in contemplation of or in connection with the Spin-Off to the extent approved in accordance with Section 7.5(t)(iv) and (ii) after the date hereof as long as (a) the aggregate fair market value of the property sold in connection therewith does not exceed (I) prior to the Spin-Off, $400,000,000 and (II) from and after the Spin-Off, $400,000,000 multiplied by the Post-Spin EBITDA Percentage, the consideration for each such sale shall be cash, and such transactions are consummated on an arm’s length basis and the Net Cash Proceeds thereof are applied to prepay the Term Loans to the extent required by Section 2.13(b) and (b) the transaction involves a lease with a term of one year or less following the related sale (collectively, the “Permitted Sale/Leasebacks”) (the Company agreeing that all Permitted Sale/Leasebacks shall be Asset Sales and the Lenders hereby authorizing the Administrative Agent to release any Lien on or security interests in any such property created by the Loan Documents upon consummation of such Permitted Sale/Leasebacks). Notwithstanding anything to the contrary contained herein, any Permitted Sale/Leasebacks shall be deemed to be expressly permitted pursuant to each other provision of this Section 7 (other than Sections 7.1 and 7.10) that would otherwise be construed to prohibit or restrict such Permitted Sale/Leasebacks with a fair market value of such lease payments are greater than $25,000,000. In the event that the Company or a Subsidiary enters into an operating lease in connection with a Permitted Sale/Leaseback, then the Company shall deliver to the Administrative Agent promptly following the time it or a Subsidiary enters into such lease, a schedule setting forth the principal and interest (or equivalent) components of payments to be made under such lease as reasonably determined by the Company.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries (other than Foreign Subsidiaries) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Company Stock) or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing secured Indebtedness permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) or Permitted Receivables Financings (in which case, any prohibition or limitation shall only be effective against the assets included in such Permitted Receivables Financing), (c) customary non-assignment provisions of any contract, (d) customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder.

7.14 Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses substantially similar to the businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof after giving effect to the Acquisitions.

7.15 Optional Payments and Modifications of Subordinated Indebtedness. (a) Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Subordinated Indebtedness, or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement, instrument or other document evidencing Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that is not in the reasonable judgment of the Borrower materially adverse to the Lenders). Notwithstanding the foregoing, as long as no Default has occurred and is continuing, the Company may (i) make regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof, (ii) refinance Subordinated Indebtedness with the Net Cash Proceeds of Permitted Refinancing Indebtedness, (iii) make payments of or in respect of Subordinated Indebtedness made solely with the Net Cash Proceeds of Qualified Capital Stock issued by the Company after the Closing Date, (iv) convert any Subordinated Indebtedness into Qualified Capital Stock issued by the Company after the Closing Date or (v) make additional payments of or in respect of Subordinated Indebtedness; provided that the aggregate principal amount of such payments pursuant to this clause (v) (i) at any time the Consolidated Leverage Ratio is greater than 2.25 to 1.0, may not exceed (I) prior to the Spin-Off, $360,000,000 and (II) from and after the Spin-Off, $360,000,000 multiplied by the Post-Spin EBITDA Percentage, and (ii) shall be unlimited at any time the Consolidated Leverage Ratio is equal to or less than 2.25 to 1.0; in each of clauses (i) and (ii) calculated on a Pro Forma Basis (as of the last day of the most recent fiscal quarter for which financial statements are available) after giving effect to such payment (it being understood and agreed that any fee, premium or expense paid or payable in connection with such payment shall not be subject to or included within the calculation of such amount).

7.16 Use of Proceeds. Request any Loan or Letter of Credit, and no Borrower nor any Subsidiary shall use, and shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to any Borrower’s Knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17 Special Purpose Finance Subsidiaries. Permit any Special Purpose Finance Subsidiary to engage in any business or activity other than (i) maintaining its corporate existence, (ii) the incurrence of Indebtedness the proceeds of which will be placed in escrow pending the use of such proceeds to effect transactions that, at the time such proceeds are released from escrow, are permitted hereunder, and (iii) activities incidental, ancillary or reasonably related to the businesses or activities described in clauses (i) and (ii) of this Section 7.17.

7.18 Spinco. Upon the earlier of (x) the incurrence of Indebtedness pursuant to Section 7.2(gg), or (y) the consummation of the Spin-Off, contribute, dispose of or otherwise transfer to Spinco or any of its Subsidiaries any asset (including cash) other than the Spinco Business.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, with respect to any such default that is capable of being cured, such default shall continue unremedied for the shorter of (x) 14 days from the earlier of the first date the Company has Knowledge of such misrepresentation and the date of notice to the Company of such misrepresentation or (y) so long as such default would not reasonably be expected to have a Material Adverse Effect (it being understood that the period of time in the foregoing clauses (x) and (y) shall not be additive to any grace period included in the applicable representation and warranty giving rise to such default); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to any Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 4.05 of the Collateral Agreement; provided that a default in the observance or performance of a financial covenant set forth in Section 7.1 will not constitute an Event of Default for purposes of the Tranche B Term Facility, and no Tranche B Term Lender will be permitted to exercise any remedies with respect to an Event of

Default in respect of such financial covenant set forth in Section 7.1 until the date, if any, on which the Revolving Commitments have been terminated and the Revolving Loans and the Tranche A Term Loans have been accelerated as a result of such default in the observance or performance of such financial covenant set forth in Section 7.1; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or

(e) the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (iv) default under the Target Notes or any other debt securities or other material Indebtedness of the Company or the Target or their respective Subsidiaries as a result of the Membership Interest Purchase, the Merger or any other step of the Acquisition (in each case determined as of the Closing Date); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate of $100,000,000 for the Company and its Subsidiaries; or

(f) (i) the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, except for any such case, proceeding or action in connection with any liquidation or dissolution otherwise permitted pursuant to Section 7.4 of this Agreement, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries (except for Immaterial Subsidiaries)shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries (except for Immaterial Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or “failure to meet the minimum funding standards” (each as defined in Section 412 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not covered by insurance as to which the relevant insurance company has not denied coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof (it being understood that, notwithstanding the definition of “Default,” no “Default” shall be triggered solely by the rendering of a judgment or judgments prior to the earlier of commencement of enforcement proceedings and the attachment of any Liens or the lapse of such 30 day period so long as such judgments are capable of satisfaction by payment at any time); or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby if the aggregate value of the affected Collateral is more than $25,000,000, except to the extent that such cessation results from the failure of the Collateral Trustee to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction; or

(j) the guarantee contained in the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert;

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common voting stock of the Company (other than in connection with the Merger); or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur (collectively, a “Change of Control”); or

(l) the Merger shall not have been consummated on or prior to the first Business Day immediately following the Closing Date.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments thereof shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of each such Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower(s) (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

SECTION 9. THE AGENTS

9.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) Each Lender hereby relieves the Administrative Agent, in such capacity, for the purposes described in paragraph (a) above (for the avoidance of doubt, including, but not limited to, the creation and release of any Collateral and the entering into and termination of any Security Document), from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender. The Administrative Agent is authorized to delegate its powers of attorney (including the exemption from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender). A Lender which is barred from granting such exemption shall notify the Administrative Agent accordingly.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Co-Documentation Agents. The Co-Documentation Agents shall not have any duties, liabilities or responsibilities hereunder in their capacities as such. Without limiting the foregoing, none of the Co-Documentation Agents shall have or be deemed to have a fiduciary relationship with any Lender.

9.11 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or extend any L/C Participant’s interest in any Issuing Lender’s obligations and rights under any Letter of Credit beyond the Revolving Termination Date, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Commitment with respect to any Lender, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders or Required Pro Rata Lenders, or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any term thereof, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend or modify any provision of Section 5.03 of the Collateral Agreement without the consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.19 in a manner that would alter the pro rata sharing of payments or Section 10.7(a) without the consent of each Lender directly and adversely affected thereby, or amend, modify or waive any other provision of Section 2.19 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the consent of the Majority Facility Lenders under each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.8 or 2.9 without the consent of each Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender; (x) add any currencies as Foreign Currencies under this Agreement in which a Lender is required to make Loans, in each case without the written consent of each Lender directly affected thereby; (xi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender directly affected thereby; (xii) eliminate or reduce any voting rights under this Section 10.1 without the consent of each Lender directly affected thereby (it being agreed that, with the consent of the Required Lenders, additional extensions of credit and tranches and increases in the amount of the Facilities may be added to this Agreement and may share in any payments, prepayments, Collateral and voting rights on a pro rata basis and corresponding amendments to the Loan Documents may be made; provided that the consent of the Required Lenders shall not be required in connection with any Incremental Facility, Extension, Replacement Facility or RMB Tranche); provided that, notwithstanding the foregoing, any waiver, amendment, supplement or other modification with respect to Section 7.1 (or, for purposes of the financial covenants set forth in Section 7.1, the definition of “Consolidated Net Leverage Ratio”, “Consolidated Interest Coverage Ratio” or any defined term used therein) shall require the written consent only of the Company and the Required Pro Rata Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon. Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement and the other Loan Documents shall be restricted as set forth in Section 2.28(d).

(b) Notwithstanding anything to the contrary in this Agreement,

(i) if the Borrowers elect to extend the Revolving Termination Date, they may do so by providing written notice to the Administrative Agent; provided that

(A) no Revolving Lender shall be obligated to consent to such extension;

(B) such extension shall be effective with respect to a Revolving Lender only if consented to by such Revolving Lender; and

(C) no such extension shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, and, in connection therewith, this Agreement and the other Loan Documents may be amended from time to time with the consent of only the Majority Facility Lenders in respect of the Revolving Facility, the Issuing Lenders, the Administrative Agent and the Borrowers to the extent necessary to implement the provisions of this clause (i) (including to reflect the extension of the Revolving Termination Date); and

(ii) this Agreement may be amended with the written consent of only the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to the extent necessary to permit the refinancing replacement or modification of all outstanding Tranche A Term Loans or all outstanding Tranche B Term Loans (each, a “Refinanced Facility”) with a replacement term loan tranche (including a synthetic term loan tranche) (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Facility, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Facility, and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Facility at the time of such refinancing; and

(iii) this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrowers to the extent necessary in order to (A) evidence and implement the Incremental Facilities pursuant to Section 2.27 or (B) evidence and implement the designation or removal of Subsidiary Borrowers pursuant to Section 2.29.

(c) The Company shall be permitted to replace any Lender that has not consented to any amendment, modification, supplement or waiver of or to the Loan Documents requested by the Company (a “Requested Amendment”) which requires the consent of each Lender or each Lender affected thereby; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the Requested Amendment has been consented to by the Required Lenders, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) each applicable Borrower shall be liable to such replaced Lender under Section 2.22 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that each applicable Borrower shall be obligated to pay the registration and processing fee referred to therein, except to the extent the replacement financial institution is already a Lender) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this paragraph (c), (vii) the replacement Lender shall consent to the Requested Amendment, (viii)

until such time as such replacement shall be consummated, each applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, including pro rata payment and sharing provisions (but subject to clause (i) of the proviso clause in paragraph (a) of this Section 10.1), this Agreement may be amended with the consent of the Borrowers, the Administrative Agent and the Lenders consenting to any Extended Loans (as defined below) to extend the maturity of all or a portion of a particular Facility and in connection therewith make amendments to allow separate treatment thereunder with respect to Extended Loans and Loans and Commitments under such Facility that are not converted to Extended Loans; provided that such amendment is made in connection with the creation of a separate class of loans or commitments under such Facility through the conversion of certain existing Loans and Commitments of consenting Lenders under such Facility (any such Loans and Commitments that are so converted, “Extended Loans”) and to make any necessary amendments to implement the foregoing, including to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) and commitments with respect to such Extended Loans; provided, further that (A) each applicable Borrower offers such conversion to all Lenders holding Loans and Commitments under the applicable Facility on a pro rata basis based on the aggregate principal amount of Loans or Commitments in such Facility then outstanding, and (B) unless otherwise agreed by each applicable Borrower, the Administrative Agent and the Lenders holding Extended Loans, the Extended Loans shall be identical in all material respects to the existing Loans and Commitments under such Facility from which such Extended Loans are to be converted, except that (1) all or any of the scheduled amortization or mandatory payments of principal and payment at maturity of the Extended Loans may be delayed to later dates than the scheduled amortization or mandatory payments or principal and payment at maturity of the Loans under the Facility from which such Extended Loans are to be converted, (2) the Applicable Margins, letter of credit fees and commitment fees with respect to the Extended Loans may be different than the Applicable Margins, letter of credit fees and commitment fees for the Loans under the applicable Facility from which such Extended Loans are to be converted and may be increased and additional compensation, including upfront fees may be paid to Lenders converting their Loans and Commitments under such Facility into Extended Loans, (3) the available Interest Periods for the Extended Loans may be limited, (4) the Commitments and Loans of Lenders converting their Loans in such Facility into Extended Loans may be reduced or repaid, (5) usage of the Revolving Facility (or other revolving Facility) and participating interests in Letters of Credit and Swingline Loans may be allocated or reallocated between (or to either) Extended Loans and Loans and Commitments under the Revolving Facility (or other revolving Facility) that are not converted to Extended Loans, (6) the Commitments and Loans of Lenders that do not convert their Loans in such Facility into Extended Loans may be reduced or repaid prior to the reduction or repayment of the Extended Loans and (7) other covenants and terms may be added in respect of a Facility (x) that apply to any period after the latest final maturity of the Loans and Commitments under such Facility in effect immediately prior to the establishment of such Extended Loan or after approval thereof by the Required Lenders or (y) that are reasonably determined by each applicable Borrower and the Administrative Agent in order to facilitate transactions of the type contemplated by this paragraph (d).

(e) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(f) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended in order to create and implement a separate tranche of revolving commitments and revolving loans for borrowings in Chinese Renminbi (the “RMB Tranche”), on terms to be agreed among the Borrowers, the Administrative Agent and such Lenders (including any banks and other financial institutions or entities that may become parties to this Agreement in connection therewith, other than any Ineligible Institutions) providing the RMB Tranche (the “RMB Lenders”), with only the consent of the Borrowers, the Administrative Agent and such RMB Lenders. It is understood and agreed that (i) the RMB Tranche shall not cause the Total Revolving Commitments (as amended to include the RMB Tranche) to exceed the amount of the Total Revolving Commitments in effect immediately prior to the creation of the RMB Tranche, except pursuant to a transaction permitted pursuant to Section 2.27 at such time and (ii) no Lender will be required to participate in the RMB Tranche.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the other Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company or any other Borrower:	Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045
Attention: VP, Finance
Telecopy: 847-482-5125
Telephone: 847-482-5000

with a copy to:	Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045
Attention: General Counsel
Telecopy: 847-482-5940
Telephone: 847-482-5000

The Administrative Agent:	383 Madison Avenue, 24th Floor
New York, New York 10179
Attention: Gene R. Riego de Dios
Telecopy: 212-270-5100
Telephone: 212-270-2348

Or, in the case of U.K. Swingline Loans:

European Loan Operations 3rd Floor, Prestige Platina, Near Marathahalli Junction, Sarjapur Outer Ring Road, Kadabeesanahalli, Vathur Hobli, Bangalore–560087, India
Telephone : +91 80 679 05451
Fax: +1 214 291 4365
E-Fax: 442074923297@tls.ldsprod.com
Email: european.loan.operations@jpmorgan.com

with a copy to:	Loan and Agency Services Group
500 Stanton Christiana Road, NCC5, Floor 1
Newark, DE, 19713-2107, United States
Attention: Joe Aftanis
Telecopy: 201-639-5215
Telephone: 302-552-0847

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of outside counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay all reasonable out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, including the documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and each Issuing Lender and of counsel to the Administrative Agent and (d) to pay, indemnify, and hold each Lender, each Issuing Lender and the Administrative Agent and their respective Affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or any of the Properties and (x) the reasonable fees and expenses of one firm of legal counsel for all Indemnitees, taken as a whole, (y) if reasonably necessary, a single local counsel for all Indemnitees, taken as a whole, in each relevant jurisdiction and (z) solely in the case of an actual or potential conflict of interest, one additional counsel in each jurisdiction for each group of similarly situated affected Indemnitees, taken as a whole, in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s controlled Affiliates or any of its or their respective officers, directors, employees, agents or advisors (which, in the case of such agents or advisors are acting at the express direction of such Indemnitee), (ii) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) relate to any proceeding that does not involve an act or omission of any Borrower or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee, other than claims against an Indemnitee in its capacity, or in fulfilling its role, as an agent or arranger or any other similar role under the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of the Borrowers under this Section 10.5 in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees. All amounts due under this Section 10.5 shall be payable promptly after written demand therefor. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).

(b) Any Lender may, without the consent of any Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than an Ineligible Institution (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers, the Issuing Lenders, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans or any fees payable hereunder, postpone the date of any scheduled amortization payment or the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 (subject to the requirements and limitations in Section 2.21) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.23 and 2.24 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater amount pursuant to Section 2.20 or 2.21 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

As used herein, “Ineligible Institution” means (a) a natural person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) any of the Company and its Subsidiaries and Affiliates.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate of any Lender or any Lender Affiliate or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity other than an Ineligible Institution (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000 in the case of Revolving Commitments or $500,000 in the case of Term Loans (provided that assignments made by any Lender on the same day to an Assignee and its affiliates (including any Lender Affiliates) and contemporaneous assignments by Lender Affiliates to a single Assignee may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility)), (ii) after giving effect to any such assignment, such Lender and its affiliates (including any Lender

Affiliates) shall retain Commitments and Term Loans in an aggregate principal amount of at least $5,000,000 in the case of Revolving Commitments and $500,000 in the case of Term Loans (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility), in each case unless otherwise agreed by the applicable Borrower(s) and the Administrative Agent, (iii) no Lender may assign any interest in the Revolving Facility (other than, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to an affiliate of such Lender or, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent, the Borrowers, each Issuing Lender and each Swingline Lender (not to be unreasonably withheld or delayed) and (iv) each Borrower shall be deemed to have consented to an assignment if it has not objected thereto by written notice to the Administrative Agent within five Business Days of its receipt of notice thereof. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment that occurs when an Event of Default pursuant to Sections 8(a) or 8(f) shall have occurred and be continuing with respect to any Borrower.

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes shall be issued to the designated Assignee. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrowers), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f) The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central banking authority having jurisdiction over such Lender in accordance with applicable law.

(h) Each applicable Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 10.6.

10.7 Adjustments; Set-off.

(a) Except to the extent that (i) this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility or (ii) a payment is made in respect of Cash Management Obligations, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders and the Issuing Lenders provided by law, each Lender and each Issuing Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount owing by a Borrower hereunder becoming due and payable (whether at the stated maturity, by acceleration or otherwise) and remaining unpaid past any applicable grace period, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, such Issuing Lender or, in each case, any Affiliate, branch or agency thereof to or for the credit or the account of such Borrower, as the case may be. Each Lender and each Issuing Lender agrees promptly to notify each applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender or such Issuing Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers.

(a) Each Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the

United States for the Southern District of New York in New York County, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(b) Upon any Subsidiary becoming a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint the Company or an agent for service of process located in the City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section and agrees promptly to appoint a successor New York Process Agent in the City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. In any such action or proceeding in such New York State or Federal court, such service may be made on such Foreign Subsidiary Borrower by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Foreign Subsidiary Borrower at its address specified in the Joinder Agreement (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each Foreign Subsidiary Borrower hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each Foreign Subsidiary Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Foreign Subsidiary Borrower by certified or registered air mail at its address specified in the Joinder Agreement. Each Foreign Subsidiary Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

To the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.13 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Borrower and the Lenders.

10.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Trustee are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including in connection with the Spin-Off and transactions related thereto to the extent permitted pursuant to Section 7.5(t) or Section 7.5(z), as applicable) or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below and (iii) upon the occurrence and during the continuation of a Suspension Period Event, subject to and in accordance with the provisions of Section 3.15(c) of the Guarantee Agreement and Section 7.12(b), (f), (g) and (h) of the Collateral Agreement.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements and contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the

Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Trustee and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) The Administrative Agent and the Lenders agree that Liens on assets of the Loan Parties created by the Loan Documents will be terminated and released upon the transfer of such assets to a Foreign Subsidiary (other than a Foreign Subsidiary Borrower or Foreign Guarantor) pursuant to Section 7.5(r). The Administrative Agent and the Collateral Trustee are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Company to effect any termination or release described in this paragraph (c).

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender, any affiliate of any Lender or any Lender Affiliate, (b) to any pledgee referred to in Section 10.6(g) or any Transferee or prospective Transferee that agrees to comply with the provisions of this Section or the provisions of another agreement having comparable confidentiality provisions, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, including audits and examinations conducted by bank accountants, any governmental bank regulatory authority exercising examination or regulatory authority or self-regulatory authorities, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15), (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (l) to a credit insurer or (m) if agreed by the Company in its sole discretion, to any other Person. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent, Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement that is routinely provided by arrangers to such service providers to market data service providers (including league table providers) that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act.

10.18 No Fiduciary Duty. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do any of the Loan Parties rely on, any fiduciary duty to any of the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person and (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate.

10.19 Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of this Agreement.

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including, upon any Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Company and the Subsidiary Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company and the Subsidiary Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company and the Subsidiary Borrowers contained in this Section 10.21 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.22 Separate Obligations. For the avoidance of doubt, the Administrative Agent, each Issuing Lender, each Lender and each Loan Party acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Foreign Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of the Domestic Loan Parties, and the Obligations of the Foreign Loan Parties shall be expressly limited to the Obligations of the Foreign Subsidiary Borrowers and Foreign Guarantors (the “Foreign Obligations”). In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of any Foreign Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from and not joint with the Obligations of the Domestic Loan Parties (the “Domestic Obligations”); the Foreign Loan Parties shall not guarantee the Domestic Obligations (including, for the avoidance of doubt, any guarantees by the Domestic Loan Parties of the Foreign Obligations); and the Collateral of the Foreign Loan Parties shall not secure or be applied in satisfaction, by way of payment, prepayment, or otherwise, of all or any portion of the Domestic Obligations (including, for the avoidance of doubt, any guarantees by the Domestic Credit Parties of the Foreign Obligations). Notwithstanding the above, the Domestic Loan Parties shall guarantee the payment and performance of the Foreign Obligations, and the Collateral of the Domestic Loan Parties shall secure such guarantees, in each case as set forth in and in accordance with the applicable Security Documents.

10.23 Several Obligations. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

10.24 Intercreditor Agreement. Each of the Administrative Agent and each Lender hereby acknowledge that it is subject to and bound by the provisions of the Intercreditor Agreement in its capacity as a holder of Additional Senior Class Debt (as defined in the Intercreditor Agreement).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

TENNECO INC.

By:	/s/ Paul D. Novas
Name: Paul D. Novas
Title: Vice President, Finance

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:	/s/ Paul D. Novas
Name: Paul D. Novas
Title: Vice President, Finance

[Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By: /s/ Gene R. Riego de Dios
Name: Gene R. Riego de Dios
Title: Executive Director

[Credit Agreement]

Barclays Bank PLC, as a Lender

By: /s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to Tenneco Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By: /s/ Brian Lukehart
Name: Brian Lukehart
Title: Director

[Signature Page to Tenneco Credit Agreement]

CITIBANK, N.A., as a Lender

By: /s/ Andrew Padovano
Name: Andrew Padovano
Title: Vice President

[Signature Page to Tenneco Credit Agreement]

MUFG BANK, LTD., as a Lender

By: /s/ Eric Hill
Name: Eric Hill
Title: Authorized Signatory

[Signature Page to Tenneco Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By: /s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

[Signature Page to Tenneco Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Matt J. Perrizo
Name: Matt J. Perrizo
Title: Director

[Signature Page to Tenneco Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By: /s/ John P. Malloy
Name: John P. Malloy
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch as a Lender

By: /s/ Andrew Campbell
Name: Andrew Campbell
Title: Authorized Signatory

By: /s/ Melissa Brown
Name: Melissa Brown
Title: Authorized Signatory

[Signature Page to Tenneco Credit Agreement]

Commerzbank AG, New York Branch, as a Lender

By: /s/ Anne Culver
Name: Anne Culver
Title: Vice President

By: /s/ Tak Cheng
Name: Tak Cheng
Title: Assistant Vice President

[Signature Page to Tenneco Credit Agreement]

HSBC BANK USA, N.A.

By: /s/ Andrew M Horn
Name: Andrew M Horn
Title: Director

[Signature Page to Tenneco Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By: /s/ Raymond Ventura Jr.
Name: Raymond Ventura, Jr.
Title: Managing Director

[Signature Page to Tenneco Credit Agreement]

PNC Bank, National Association, as a Lender

By: /s/ Kristin Lenda
Name: Kristin Lenda
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

Fifth Third Bank, as a Lender

By: /s/ Kurt Marsan
Name: Kurt Marsan
Title: Director

[Signature Page to Tenneco Credit Agreement]

Capital One, N.A., as a Lender

By: /s/ Patrick Flaherty
Name: Patrick Flaherty
Title: Director

[Signature Page to Tenneco Credit Agreement]

Citizens Bank, N.A., as a Lender

By: /s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

KBC BANK N.V., NEW YORK BRANCH, as a Lender

By: /s/ Nicholas Fiore
Name: Nicholas Fiore
Title: Director

By: /s/ Susan Silver
Name: Susan Silver
Title: Managing Director

[Signature Page to Tenneco Credit Agreement]

TD BANK, N.A, as a Lender

By: /s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

Royal Bank of Canada, as a Lender

By: /s/ James F. Disher
Name: James F. Disher
Title: Authorized Signatory

[Signature Page to Tenneco Credit Agreement]

Santander Bank, N.A., as a Lender

By: /s/ Brett Johnson
Name: Brett Johnson
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

BNP PARIBAS, as a Lender

By: /s/ Monica Tilani
Name: Monica Tilani
Title: Vice President

By: /s/ Richard Pace
Name: Richard Pace
Title: Managing Director

[Signature Page to Tenneco Credit Agreement]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By: /s/ Jing Qu
Name: Jing Qu
Title: Assistant Vice President

By: /s/ Yuan Lu
Name: Yuan Lu
Title: Head of Corporate Banking Department

[Signature Page to Tenneco Credit Agreement]

SUNTRUST BANK, as a Lender

By: /s/ Lisa Garling
Name: Lisa Garling
Title: Director

[Signature Page to Tenneco Credit Agreement]

ING Bank N.V., Dublin branch , as a Lender

By: /s/ Sean Hassett
Name: Sean Hassett
Title: Director

By: /s/ Shaun Hawley
Name: Shaun Hawley
Title: Director

[Signature Page to Tenneco Credit Agreement]

The Huntington National Bank, as a Lender

By: /s/ Mark Zobel
Name: Mark Zobel
Title: Vice President

[Signature Page to Tenneco Credit Agreement]

The Northern Trust Company, as a Lender

By: /s/ Keith L. Burson
Name: Keith L. Burson
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

ICICI Bank Limited New York Branch, as a Lender

By: /s/ Akashdeep Sarpal
Name: AKASHDEEP SARPAL
Title: COUNTRY HEAD – USA

[Signature Page to Tenneco Credit Agreement]

Associated Bank N.A., as a Lender

By: /s/ Rodney Murray
Name: Rodney Murray
Title: Group Senior Vice President

[Signature Page to Tenneco Credit Agreement]

COMERICA BANK, as a Lender

By: /s/ Robert Wilson
Name: Robert Wilson
Title: Vice President

[Signature Page to Tenneco Credit Agreement]

The First Bank of Highland Park, as a Lender

By: /s/ Lynn M. Rosinsky
Name: Lynn M. Rosinsky
Title: Senior Vice President

[Signature Page to Tenneco Credit Agreement]

Annex A

PRICING GRID FOR REVOLVING FACILITY (INCLUDING SWINGLINE LOANS) AND TRANCHE A TERM FACILITY

Level	Consolidated Net Leverage Ratio	Applicable Margin for Eurodollar Loans or Overnight LIBOR Loans	Applicable Margin for ABR Loans	Commitment Fee Rate

I	Greater than or equal to 2.50 to 1.0	1.75%	0.75%	0.30%

II	Less than 2.50 to 1.0 and greater than or equal to 1.50 to 1.0	1.50%	0.50%	0.25%

III	Less than 1.50 to 1.0	1.25%	0.25%	0.20%

Changes in the Applicable Margin with respect to Revolving Loans, Swingline Loans, Tranche A Term Loans or the Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Net Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.50 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Net Leverage Ratio shall for the purposes of this definition be deemed to be greater than 2.50 to 1.0. Each determination of the Consolidated Net Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of clause (a) of the definition thereof, as at the end of) the period of four consecutive fiscal quarters of the Company ending at the end of the period covered by the relevant financial statements.

SCHEDULE 1.1A

COMMITMENTS

Revolving and Tranche A Commitments

Name of Lender	Revolving Commitment	Tranche A Term Commitment	Total
JPMORGAN CHASE BANK, N.A.	$78,839,285.72	$92,589,285.71	$171,428,571.43
BARCLAYS BANK PLC	$78,839,285.72	$92,589,285.71	$171,428,571.43
BANK OF AMERICA, N.A.	$78,839,285.71	$92,589,285.71	$171,428,571.42
CITIBANK, N.A.	$78,839,285.71	$92,589,285.71	$171,428,571.42
MUFG BANK, LTD.	$78,839,285.71	$92,589,285.72	$171,428,571.43
SUMITOMO MITSUI BANKING CORPORATION	$78,839,285.71	$92,589,285.72	$171,428,571.43
WELLS FARGO BANK, NATIONAL ASSOCIATION	$78,839,285.72	$92,589,285.72	$171,428,571.44
BRANCH BANKING AND TRUST COMPANY	$46,875,000.00	$53,125,000.00	$100,000,000.00
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	$46,875,000.00	$53,125,000.00	$100,000,000.00
COMMERZBANK AG, NEW YORK BRANCH	$46,875,000.00	$53,125,000.00	$100,000,000.00
HSBC BANK USA, N.A.	$46,875,000.00	$53,125,000.00	$100,000,000.00
MIZUHO BANK, LTD.	$46,875,000.00	$53,125,000.00	$100,000,000.00
PNC BANK, NATIONAL ASSOCIATION	$46,875,000.00	$53,125,000.00	$100,000,000.00
U.S. BANK NATIONAL ASSOCIATION	$46,875,000.00	$53,125,000.00	$100,000,000.00
FIFTH THIRD BANK	$46,875,000.00	$53,125,000.00	$100,000,000.00
CAPITAL ONE, N.A.	$46,875,000.00	$53,125,000.00	$100,000,000.00
CITIZENS BANK, N.A.	$46,875,000.00	$53,125,000.00	$100,000,000.00
KBC BANK N.V., NEW YORK BRANCH	$46,875,000.00	$53,125,000.00	$100,000,000.00
TD BANK, N.A.	$46,875,000.00	$53,125,000.00	$100,000,000.00
ROYAL BANK OF CANADA	$46,875,000.00	$53,125,000.00	$100,000,000.00
SANTANDER BANK, N.A.	$46,875,000.00	$53,125,000.00	$100,000,000.00

BNP PARIBAS	$46,875,000.00	$53,125,000.00	$100,000,000.00
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH	$46,875,000.00	$53,125,000.00	$100,000,000.00
SUNTRUST BANK	$46,875,000.00	$53,125,000.00	$100,000,000.00
ING BANK N.V., DUBLIN BRANCH	$46,875,000.00	$53,125,000.00	$100,000,000.00
THE HUNTINGTON NATIONAL BANK	$23,437,500.00	26,562,500.00	50,000,000.00
THE NORTHERN TRUST COMPANY	$23,437,500.00	$26,562,500.00	$50,000,000.00
ICICI BANK LIMITED NEW YORK BRANCH	$20,000,000.00	$0.00	$20,000,000.00
ASSOCIATED BANK N.A.	$14,062,500.00	$15,937,500.00	$30,000,000.00
COMERICA BANK	$11,718,750.00	$13,281,250.00	$25,000,000.00
THE FIRST BANK OF HIGHLAND PARK	$11,718,750.00	$13,281,250.00	$25,000,000.00

Total	$1,500,000,000.00	$1,700,000,000.00	$3,200,000,000.00

L/C Commitments

Issuing Lender	L/C Commitment
JPMORGAN CHASE BANK, N.A.	$33,333,333.34
BARCLAYS BANK PLC	$33,333,333.33
BANK OF AMERICA, N.A.	$33,633,333.33
CITIBANK, N.A.	$33,333,333.33
MUFG BANK, LTD.	$33,333,333.33
WELLS FARGO BANK, NATIONAL ASSOCIATION	$33,333,333.33

Total	$200,299,999.99	*

*	L/C Commitments subject to limit set forth Section 3.1(a) of the Credit Agreement.

Tranche B Term Commitments

Name of Lender	Tranche B Term Commitment
JPMORGAN CHASE BANK, N.A.	$1,700,000,000.00

Total	$1,700,000,000.00

SCHEDULE 1.1B

MORTGAGED PROPERTY

Part A

1.	Facility:	Paragould, Arkansas*
	Address:	1601 Highway 49B North Paragould, AR 72450
	County Situated In:	Greene
	Owned by:	Tenneco Automotive Operating Company Inc.

2.	Facility:	Paragould, Arkansas*
	Address:	2000 Bolton St. Paragould, AR 72450
	County Situated In:	Greene
	Owned by:	Tenneco Automotive Operating Company Inc.

3.	Facility:	Grass Lake, Michigan*
	Address:	3901 Willis Road Grass Lake, Michigan 49240
	County Situated In:	Jackson
	Owned by:	Tenneco Automotive Operating Company Inc.

4.	Facility:	Napoleon, Ohio*
	Address:	11800 State Route 424 Napoleon, Ohio 43545
	County Situated In:	Henry
	Owned by:	The Pullman Company

5.	Facility:	Smithville, Tennessee*
	Address:	645 East Broad Street Smithville, TN 37166
	County Situated In:	DeKalb
	Owned by:	Tenneco Automotive Operating Company Inc.

6.	Facility:	Hartwell, Georgia*
	Address:	200 McIntyre Drive Hartwell, GA 30643-1709
	County Situated In:	Hart
	Owned by:	Tenneco Automotive Operating Company Inc.

*	Indicates that the property falls below the $15,000,000 threshold for purposes of Section 4.19(b) of the Credit Agreement.

7.	Facility:	Seward, Nebraska
	Address:	1111 Izaak Walton Road Seward, NE 68434
	County Situated In:	Seward
	Owned by:	Tenneco Automotive Operating Company Inc.

8.	Facility:	South Bend, Indiana*
	Address:	3605 West Cleveland Road South Bend, IN 46628
	County Situated In:	St. Joseph
	Owned by:	Federal-Mogul Powertrain LLC

9.	Facility:	Plymouth, Michigan*
	Address:	47001 Port Street Plymouth, MI 48170
	County Situated In:	Wayne
	Owned by:	Federal-Mogul Powertrain LLC

10.	Facility:	Exton, Pennsylvania*
	Address:	241 Welsh Pool Road Exton, PA 19341
	County Situated In:	Chester
	Owned by:	Federal-Mogul Powertrain LLC

11.	Facility:	Winchester, Virginia*
	Address:	2410 Papermill Road Winchester, VA 22601
	County Situated In:	Frederick
	Owned by:	Federal-Mogul Products US LLC

Part B

1.	Facility:	Monroe, Michigan
	Address:	1 International Drive Monroe, Michigan 48161
	County Situated In:	Monroe

2.	Facility:	Harrisonburg, Virginia
	Address:	3160 Abbott Lane Harrisonburg, Virginia 22801
	County Situated In:	Rockingham

3.	Facility:	Skokie, Illinois

*	Indicates that the property falls below the $15,000,000 threshold for purposes of Section 4.19(b) of the Credit Agreement.

Address:	7450 N. McCormick Blvd. Skokie, Illinois 60076
County Situated In:	Cook

*	Indicates that the property falls below the $15,000,000 threshold for purposes of Section 4.19(b) of the Credit Agreement.

SCHEDULE 1.1C

EXISTING LETTERS OF CREDIT

Reference #	LC#	Issuing Bank	For the Account of	Beneficiary	Amount	Expiration Date	Auto Renew
1.	68138658	Bank of America	Federal-Mogul LLC f/b/o Fel-Pro Inc.	Illinois Workers Compensation Commission	$525,000.00	03/07/19	Yes
2.	68138069	Bank of America	Federal-Mogul LLC on behalf of T&N Industries LLC	Liberty Mutual Insurance Company	$435,189.00	03/07/19	Yes
3.	68138073	Bank of America	Federal-Mogul LLC	Ohio Bureau of Workers Compensation	$170,000.00	03/07/19	Yes
4.	68138072	Bank of America	Federal-Mogul LLC	The Travelers Indemnity Company	$2,600,000.00	03/07/19	Yes
5.	68138071	Bank of America	Federal-Mogul LLC	The Travelers Indemnity Company	$23,350,000.00	03/07/19	Yes
6.	68138074	Bank of America	Federal-Mogul LLC	United States Environmental Protection Agency, Region III	$300,000.00	03/13/19	Yes
7.	68138100	Bank of America	Federal-Mogul LLC	XL Insurance America Inc.	$75,000.00	03/13/19	Yes
8.	68138223	Bank of America	Federal-Mogul LLC	State of Minnesota Department of Commerce	$150,000.00	03/15/19	Yes
9.	68138147	Bank of America	Federal-Mogul Products, Inc.	Commonwealth of Virginia Department of Environmental Quality	$398,429.00	03/19/19	Yes

10.	68138146	Bank of America	Federal-Mogul Powertrain LLC	Commonwealth of Virginia Department of Environmental Quality	$1,674,430.00	03/19/19	Yes
11.	68138110	Bank of America	Federal-Mogul LLC o/b/o Federal-Mogul Motorparts LLC	Fr LEO Lane Property Holding LP	$200,000.00	03/19/19	Yes
12.	68138109	Bank of America	Federal-Mogul LLC	Michigan Department of Environmental Quality	$175,000.00	03/19/19	Yes
13.	68138101	Bank of America	Federal-Mogul LLC	Skymark Properties SPE LLC	$3,000,000.00	03/19/19	Yes
14.	68138489	Bank of America	Federal-Mogul LLC	Indiana Department of Environmental Management	$295,536.00	04/05/19	Yes
15.	68138490	Bank of America	Federal-Mogul Products, Inc.	Commonwealth of Virginia Department of Environmental Quality	$269,765.00	04/12/19	Yes
16.	68138869	Bank of America	Federal-Mogul Powertrain LLC	Michigan Underground Storage Tank Authority	$10,000.00	05/01/19	Yes

SCHEDULE 1.1D

PERMITTED CASH POOLING AGREEMENTS

1.

Cash Pooling Agreement, dated as of October 1, 2001, among Federal Mogul Holding Deutschland GmbH, Federal Mogul Netherlands BV, Irish Branch, Federal Mogul Ignition SA, Federal Mogul Holding Srl, Federal Mogul SA, Federal Mogul Friction Products SA, Federal Mogul Sarl, Federal Mogul Corporation, Federal Mogul SA and Bank Mendes Gans nv.

2.

Addendum to the Cash Pooling Agreement, dated as of July 28, 2005, among Federal Mogul Holding Deutschland GmbH, Federal Mogul Netherlands BV, Irish Branch, Federal Mogul Ignition SA, Federal Mogul Operations Italy Srl, Federal Mogul Friction Products SA, Federal Mogul Sarl, Federal Mogul SA, Federal Mogul Friction Producuts, a.s., Federal Mogul Gorzyce SA, Federal Mogul Sealing Systems Hungaria Bt, Federal Mogul Bimet Spolka Akcyjna, Federal Mogul Investments BV, Federal Mogul Canada Ltd., Coventry Assurance Ltd., Federal-Mogul Global B.V., Federal-Mogul Holdings B.V., Federal-Mogul Growth B.V., Federal-Mogul Ibérica, S.L., Federal Mogul de Mexico S.A. de C.V., Servicios Administrativos Industriales S.A. de C.V. and Bank Mendes Gans nv.

3.	Guaranty, dated as of January 15, 2015, by Federal-Mogul Corporation and accepted and agreed by Bank Mendes Gans N.V.

4.

Agreement on db-CashSweep, dated as of June 18, 2007, between Federal-Mogul Luxembourg S.a.r.l. and Deutsche Bank AG, as amended by (i) the Sweep Terms, dated as of September 24, 2007, among T&N Limited, AE International Ltd, AE Limited, Federal Mogul Aftermarket UK Limited, Federal Mogul Bradford Limited, Federal Mogul Camshaft Castings Limited, Federal Mogul Camshafts Limited, Federal Mogul Friction Products Limited, Federal Mogul Global Growth Limited, Federal Mogul Sintered Products Limited, Federal Mogul Sealing Systems Limited, T&N International Limited, T&N Investments Limited, T&N Trade Marks Limited, Federal Mogul Export Services Limited, as amended, restated, supplemented or otherwise modified from time to time; (ii) the Sweeping Terms, dated as of June 15, 2015, among F-M Motorparts Ltd., Federal-Mogul Aftermarket UK Ltd., Federal-Mogul Friction Products Ltd. and Payen International Ltd.; (iii) the Sweep Terms, dated February 24, 2011, between Federal Mogul Ltd and Piston Rings (UK) Limited.

5.

Entrustment Loan Omnibus Agreement, dated June 22, 2014, among Tenneco (Dalian) Exhaust System Co. Ltd., Tenneco (China) Co. Ltd., Tenneco Lingchuan (Chongqing) Exhaust System Co. Ltd., Tenneco (Guangzhou) Co. Ltd., Tenneco (Suzhou) Co. Ltd., Tenneco FAWSN (Changchun) Automobile Parts Co. Ltd., Tenneco Fusheng (Chengdu) Automobile Parts Co. Ltd., Tenneco FAWSN (Foshan) Automobile Parts Co. Ltd., Tenneco (Suzhou) Emission System Co. Ltd., Tenneco (Suzhou) Ride Control Co. Ltd. and JPMorgan Chase Bank (China) Company Limited Shanghai Branch.

6.

Multi-Entity Physical Cash Pooling Agreement, dated as of May 15, 2007, among Federal-Mogul Management (Shanghai) Co., Ltd, Federal-Mogul (Shanghai) Automotive Parts Co., Ltd, Federal-Mogul Friction Products Co., Ltd, Federal-Mogul (Qingdao) Automotive Parts Co., Ltd, Federal-Mogul Sealing System (Nanchang) Co., Ltd and Federal-Mogul Champion Spark Plug (Guangzhou) Limited, et el and Citibank (China) CO., Ltd. (Shanghai Branch) as amended from time to time and modified to revise the Federal-Mogul participants to include Federal-Mogul (China) Co., Ltd., Federal-Mogul (Qingdao) Automotive Parts Co., Ltd., Federal-Mogul Sealing System (Nanchang) Co., Ltd., Federal-Mogul Dongsuh (Qingdao) Piston Co., Ltd., Federal-Mogul Zhengsheng (Changsha) Piston Ring Co., Ltd., Federal-Mogul (Changshu) Automotive Parts Co., Ltd., Federal-Mogul (Dalian) Co., Ltd., Federal-Mogul (Shanghai) Automotive Parts Co., Ltd., Federal-Mogul Friction Products Co., Ltd., Federal-Mogul (Chongqing) Friction Materials Co., Ltd., Federal-Mogul (Langfang) Automotive Components Co., Ltd., Federal-Mogul Motorparts (Zhejiang) Limited.

7.

Overdraft and Cash Pooling Agreement between Federal-Mogul Holding Deutschland GmbH, Federal-Mogul Wiesbaden GmbH, Federal-Mogul Burscheid GmbH, Federal-Mogul Nurnberg GmbH, Federal-Mogul Friedberg GmbH, Federal-Mogul Vermogensverwaltungs GmbH and Commerzbank Aktiengesellschaft as amended.

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

In connection with the Acquisition:

1.

Filings with, and/or consents from, any government, agent, bureau, board, commission, court, department, agency or instrumentality thereof with jurisdiction over the formation, maintenance and good standing of entities (or similar ministerial requirements) required to be made by Federal-Mogul LLC or its Subsidiaries in jurisdictions they operate due to the change in the beneficial owner of such Subsidiaries resulting from the consummation of the transactions contemplated by the Membership Interest Purchase Agreement.

2.	Reportable event filing with the PBGC, made on May 4, 2018.

3.

Filings required under, and compliance under the other applicable requirements of, the HSR Act (as defined in the Membership Interest Purchase Agreement), including the filing of a Notification and Report Form pursuant to the HSR Act, made on April 24, 2018 and which waiting period expired on May 24, 2018.

4.

Approvals, consents or consultations required to consummate the transaction contemplated by the Membership Interest Purchase Agreement pursuant to any Antitrust Law (as defined in the Membership Interest Purchase Agreement) in any of the following jurisdictions, all of which have been obtained:

a.	European Union

b.	Brazil;

c.	Canada;

d.	China;

e.	India;

f.	Mexico;

g.	Russia;

h.	South Africa; and

i.	Turkey.

5.	Compliance with the Exchange Act, including filing with the SEC of the Proxy Statement (as defined in the Membership Interest Purchase Agreement), which was filed on August 2, 2018.

6.	Compliance with the rules and regulations of the New York Stock Exchange.

7.	Compliance with any applicable state securities or blue sky Requirements of Law.

SCHEDULE 4.15

SUBSIDIARIES

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
1.	Armstrong Properties Pty. Ltd.	100%	South Africa
2.	Autopartes Walker, S. de R.L. de C.V.	100%	Mexico
3.	CED’s Inc.	100%	Illinois
4.	Clevite Industries Inc.	100%	Delaware
5.	Fric-Rot S.A.I.C.	99.85%	Argentina
6.	Gillet Exhaust Manufacturing Ltd.	100%	United Kingdom
7.	Gillet Pressings Cardiff Limited	100%	United Kingdom
8.	J.W. Hartley (Motor Trade) Ltd.	100%	United Kingdom
9.	Kinetic Pty. Ltd.	100%	Australia
10.	Maco Inversiones S.A.	99.999983%	Argentina
11.	McPherson Strut Company LLC	100%	Delaware
12.	Monroe Amortisor Imalat Ve Ticaret Anonim Sirketi	99.9386%	Turkey
13.	Monroe Australia Pty. Limited	100%	Australia
14.	Monroe Czechia s.r.o.	100%	Czech Republic
15.	Monroe Holding, S. de R.L. de C.V.	100%	Mexico
16.	Monroe Manufacturing (Pty.) Ltd.	100%	South Africa
17.	Monroe Mexico, S. de R.L. de C.V.	100%	Mexico
18.	Monroe Packaging BVBA	100%	Belgium
19.	Monroe Springs (Australia) Pty. Ltd.	100%	Australia
20.	Monroe Springs (New Zealand) Limited	100%	New Zealand
21.	Montagewerk Abgastechnik Emden GmbH	50%	Germany
22.	Precision Modular Assembly Corp.	100%	Delaware
23.	Proveedora Walker S. de R.L. de C.V.	100%	Mexico
24.	Pullman Standard Inc.	100%	Delaware
25.	Qingdao Tenneco FAWSN Automobile Parts Co., Ltd.	100%	China
26.	Shanghai Tenneco Exhaust System Co., Ltd.	55%	China
27.	TA (Australia) Group Pty. Ltd.	100%	Australia
28.	Tenneco (Beijing) Exhaust System Co., Ltd.	51%	China

[1]	Indicates direct and indirect ownership by any Loan Party.

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
29.	Tenneco (Beijing) Ride Control System Co., Ltd.	65%	China
30.	Tenneco (Changzhou) Ride Performance Co., Ltd.	100%	China
31.	Tenneco (China) Co., Ltd. f/k/a Tenneco Automotive China Company (Shanghai) Ltd.	100%	China
32.	Tenneco (Dalian) Exhaust System Co. Ltd. f/k/a Tenneco Tongtai (Dalian) Exhaust System Co., Ltd.	100%	China
33.	Tenneco (Guangzhou) Co., Ltd.	100%	China
34.	Tenneco (Mauritius) Limited	100%	Mauritius
35.	Tenneco (MSCan) Operations Inc.	100%	Canada
36.	Tenneco (MUSA)	100%	California
37.	Tenneco (Suzhou) Co., Ltd.	100%	China
38.	Tenneco (Suzhou) Emission System Co., Ltd.	100%	China
39.	Tenneco (Suzhou) Ride Control System Co., Ltd.	100%	China
40.	Tenneco (TM Asia) Ltd.	100%	Taiwan
41.	Tenneco (TM Belgium) BVBA	100%	Belgium
42.	Tenneco Asheville Inc.	100%	Delaware
43.	Tenneco Asia Inc.	100%	Delaware
44.	Tenneco Automotive (Thailand) Limited	99.6%	Thailand
45.	Tenneco Automotive Brasil Ltda.	99.99%	Brazil
46.	Tenneco Automotive Deutschland GmbH	100%	Germany
47.	Tenneco Automotive Eastern Europe Sp. z.o.o.	100%	Poland
48.	Tenneco Automotive Europe BVBA	100%	Belgium
49.	Tenneco Automotive Europe Coordination Center BVBA	100%	Belgium
50.	Tenneco Automotive Foreign Sales Corporation Limited	100%	Jamaica
51.	Tenneco Automotive France S.A.S.	100%	France
52.	Tenneco Automotive Holdings South Africa Pty. Ltd.	74.9%	South Africa
53.	Tenneco Automotive Iberica, S.A.	100%	Spain
54.	Tenneco Automotive Inc. Nevada	100%	Nevada
55.	Tenneco Automotive India Private Limited	100%	India
56.	Tenneco Automotive Italia S.r.l.	100%	Italy
57.	Tenneco Automotive Nederland B.V.	100%	Netherlands
58.	Tenneco Automotive Operating Company Inc.	100%	Delaware

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
59.	Tenneco Automotive Polska Sp. z.o.o.	100%	Poland
60.	Tenneco Automotive Port Elizabeth (Proprietary) Ltd.	100%	South Africa
61.	Tenneco Automotive Portugal-Componentes Para Automovel, Unipessoal, LDA.	100%	Portugal
62.	Tenneco Automotive Romania S.r.l.[1]	100%	Romania
63.	Tenneco Automotive RSA Company	100%	Delaware
64.	Tenneco Automotive Second RSA Company	100%	Delaware
65.	Tenneco Automotive Services S.A.S.	100%	France
66.	Tenneco Automotive Servicios Mexico, S. de R.L. de C.V.	100%	Mexico
67.	Tenneco Automotive Trading Company	100%	Delaware
68.	Tenneco Automotive UK Limited	100%	United Kingdom
69.	Tenneco Automotive Volga LLC	100%	Russia
70.	Tenneco Automotive Walker Inc.	100%	Delaware
71.	Tenneco Brake, Inc.	100%	Delaware
72.	Tenneco Brazil Ltda.	99.99%	Brazil
73.	Tenneco Canada Inc.	100%	Canada
74.	Tenneco Deutschland Holding GmbH	100%	Germany
75.	Tenneco Eastern European Holdings S.a.r.l.	100%	Luxembourg
76.	Tenneco Eberspacher (Beijing) Exhaust System Co. Ltd.	100%	China
77.	Tenneco Emission Control (Pty) Ltd f/k/a Gillet Exhaust Technologie	100%	South Africa
78.	Tenneco Etain S.A.S. f/k/a Gillet Tubes Technologies S.A.S.	100%	France q
79.	Tenneco Europe Limited	100%	Delaware
80.	Tenneco FAWSN (Changchun) Automobile Parts Co., Ltd. f/k/a Tenneco FAW Sihuan (Changchun) Automobile Parts Co., Ltd.	51%	China
81.	Tenneco FAWSN (Foshan) Automobile Parts Co., Ltd.	100%	China
82.	Tenneco FAWSN (Tianjin) Automobile Parts Co., Ltd.	100%	China
83.	Tenneco Fusheng (Chengdu) Automobile Parts Co., Ltd. f/k/a Chengdu Tenneco Tongtai Exhaust System Co., Ltd.	55%	China

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
84.	Tenneco Global Holdings Inc.	100%	Delaware
85.	Tenneco GmbH f/k/a Heinrich Gillet GmbH	100%	Germany
86.	Tenneco Holdings Danmark ApS	100%	Denmark
87.	Tenneco Hong Kong Holdings Limited	100%	Hong Kong
88.	Tenneco Hungary Korlatolt Felelossegu Tarsasag	100%	Hungary
89.	Tenneco Innovacion S.L.	100%	Spain
90.	Tenneco International Holding Corp.	100%	Delaware
91.	Tenneco International Luxembourg S.a.r.l.	100%	Luxembourg
92.	Tenneco International Manufacturing S.a.r.l.	100%	Luxembourg
93.	Tenneco Japan Ltd. f/k/a Tenneco Automotive Japan Ltd.	100%	Japan
94.	Tenneco Korea Limited	100%	Korea
95.	Tenneco Lingchuan (Chongqing) Exhaust System Co., Ltd.	60%	China
96.	Tenneco Management (Europe) Limited	100%	United Kingdom
97.	Tenneco Mauritius China Holdings Ltd.	100%	Mauritius
98.	Tenneco Mauritius Holdings Limited	100%	Mauritius
99.	Tenneco Mexico, S. de R.L. de C.V.	100%	Mexico
100.	Tenneco Ride Control South Africa (Pty) Ltd. f/k/a Armstrong Hydraulics South Africa (Pty.) Ltd.	100%	South Africa
101.	Tenneco Silesia Sp. z.o.o.	100%	Poland
102.	Tenneco Sverige AB f/k/a Tenneco Automotive Sverige AB	100%	Sweden
103.	Tenneco Walker (Tianjin) Exhaust System Co. Ltd.	100%	China
104.	Tenneco Zwickau GmbH f/k/a Gillet-Abgassysteme Zwickau GmbH	100%	Germany
105.	Tenneco-Eberspacher (Dalian) Exhaust System Co., Ltd.	55%	China
106.	Tenneco-Walker (UK) Ltd.	100%	United Kingdom
107.	The Pullman Company	100%	Delaware
108.	The Tenneco Automotive (UK) Pension Scheme Trustee Limited	100%	United Kingdom
109.	Thompson and Stammers (Dunmow) Number 6 Limited	100%	United Kingdom

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
110.	Thompson and Stammers (Dunmow) Number 7 Limited	100%	United Kingdom
111.	TM S.r.l.	100%	Italy
112.	TMC Texas Inc.	100%	Delaware
113.	Walker Australia Pty. Limited	100%	Australia
114.	Walker Danmark ApS	100%	Denmark
115.	Walker Electronic Silencing, Inc.	100%	Delaware
116.	Walker Europe, Inc.	100%	Delaware
117.	Walker Exhaust (Thailand) Company Limited	99.9%	Thailand
118.	Walker Gillet (Europe) GmbH	100%	Germany
119.	Walker Limited	100%	United Kingdom
120.	Walker Manufacturing Company	100%	Delaware
121.	Walker UK Limited	100%	United Kingdom
122.	Wimetal S.A.S.	100%	France
123.	Federal Mogul Argentina SA	96.3349%	Argentina
124.	Federal-Mogul Plasticos Puntanos, S.A.	96.3349%	Argentina
125.	Federal-Mogul Automotive Pty Ltd	100%	Australia
126.	Federal-Mogul Motorparts Pty Ltd	100%	Australia
127.	Federal-Mogul Pty Ltd	100%	Australia
128.	Federal-Mogul EMEA Distribution Services, B.V.B.A.	100%	Belgium
129.	Federal-Mogul Global Aftermarket EMEA, B.V.B.A.	100%	Belgium
130.	Federal-Mogul S.A.	100%	Belgium
131.	Coventry Assurance, Ltd.	100%	Bermuda
132.	Federal-Mogul Componentes de Motores Ltda.	100%	Brazil
133.	Federal-Mogul Industria de Autopecas Ltda.	100%	Brazil
134.	Federal-Mogul Sistemas Automotivos Ltda.	100%	Brazil
135.	Federal-Mogul Sistemas de Limpadores de Para-Brisas Ltda.	100%	Brazil
136.	Federal-Mogul Sorocaba-Holding Ltda.	100%	Brazil
137.	FM Participacoes e Investimentos Ltda.	100%	Brazil
138.	Federal-Mogul Canada Limited	100%	Canada
139.	Federal-Mogul (Changshu) Automotive Parts Co., Ltd	100%	China
140.	Federal-Mogul (China) Co., Ltd.	100%	China
141.	Federal-Mogul (Chongqing) Friction Materials Co., Ltd.	100%	China

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
142.	Federal-Mogul (Dalian) Co., Ltd.	100%	China
143.	Federal-Mogul Dong Feng (Shiyan) Engine Components, Co., Ltd.	60%	China
144.	Federal-Mogul (Langfang) Automotive Components Co., Ltd.	100%	China
145.	Federal-Mogul (Qingdao) Piston Co., Ltd.	61.5%	China
146.	Federal-Mogul (Shanghai) Automotive Parts Co., Ltd	100%	China
147.	Federal-Mogul (Tianjin) Surface Treatment Co., Ltd.	100%	China
148.	Federal-Mogul ARN (Anqing) Powder Metallurgy Co., Ltd.	50.1%	China
149.	Federal-Mogul Deva (Qingdao) Automotive Parts Co. Ltd.	100%	China
150.	Federal-Mogul Dongsuh (Qingdao) Pistons Co., Ltd	75.5%	China
151.	Federal-Mogul Friction Products Co., Ltd	100%	China
152.	Federal-Mogul Motorparts (Pinghu) Trading Limited	100%	China
153.	Federal-Mogul Motorparts (Qingdao) Co., Ltd.	100%	China
154.	Federal-Mogul Motorparts (Zhejiang) Co., Ltd.	100%	China
155.	Federal-Mogul Motorparts Management (Shanghai) Co., Ltd.	100%	China
156.	Federal-Mogul Sealing System (Nanchang) Co., Ltd.	100%	China
157.	Federal-Mogul Shanghai Bearings Co. Ltd.	60%	China
158.	Federal-Mogul Shanghai Compound Material Co. Ltd.	60%	China
159.	Federal-Mogul Yura Qingdao Ignition Co., Ltd.	100%	China
160.	Federal-Mogul Zhengsheng (Changsha) Piston Ring Co., Ltd.	95%	China
161.	Federal-Mogul Motorparts Colombia S.A.S.	100%	Colombia
162.	Federal Mogul de Costa Rica, S.A.	100%	Costa Rica
163.	Sapav Marketing Ltd	100%	Cyprus
164.	Sibirica Energy Limited	100%	Cyprus
165.	Federal-Mogul Friction Products a.s.	100%	Czech Republic
166.	Federal-Mogul Valvetrain s.r.o.	100%	Czech Republic

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
167.	Federal-Mogul Aftermarket Egypt Ltd.	100%	Egypt
168.	Ateliers Juliette Adam SAS	100%	France
169.	Federal Mogul Aftermarket France SAS	100%	France
170.	Federal-Mogul Financial Services SAS	100%	France
171.	Federal-Mogul Garennes SAS	100%	France
172.	Federal-Mogul Ignition Products SAS	100%	France
173.	Federal-Mogul Operations France S.A.S.	100%	France
174.	Federal-Mogul SAS	100%	France
175.	Federal-Mogul Services sarl	100%	France
176.	Federal-Mogul Systems Protection SAS	100%	France
177.	Federal-Mogul Valvetrain La Source SAS	100%	France
178.	Federal-Mogul Valvetrain Schirmeck SAS	100%	France
179.	Fonciere de Liberation SAS	100%	France
180.	Saxid SAS	100%	France
181.	Federal-Mogul Aftermarket GmbH	100%	Germany
182.	Federal-Mogul Automotive GmbH & Co. KG	100%	Germany
183.	Federal-Mogul Automotive Verwaltungs GmbH	100%	Germany
184.	Federal-Mogul Betriebsgrundstucke Burscheid GmbH	100%	Germany
185.	Federal-Mogul Bremsbelag GmbH	100%	Germany
186.	Federal-Mogul Burscheid Beteiligungs GmbH	100%	Germany
187.	Federal-Mogul Burscheid GmbH	100%	Germany
188.	Federal-Mogul Deva GmbH	100%	Germany
189.	Federal-Mogul Friction Products GmbH	100%	Germany
190.	Federal-Mogul Friction Products International GmbH	100%	Germany
191.	Federal-Mogul Friedberg GmbH	100%	Germany
192.	Federal-Mogul Germany Investments Holding GmbH	100%	Germany
193.	Federal-Mogul Holding Deutschland GmbH	100%	Germany
194.	Federal-Mogul Ignition Deutschland Niederlassung der Federal-Mogul Ignition Company	100%	Germany
195.	Federal-Mogul Ignition GmbH	100%	Germany
196.	Federal-Mogul Motorparts Holding GmbH	100%	Germany
197.	Federal-Mogul Nürnberg GmbH	100%	Germany
198.	Federal-Mogul Powertrain Russia GmbH	100%	Germany

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
199.	Federal-Mogul R&L Friedberg Casting GmbH & Co. KG	100%	Germany
200.	Federal-Mogul Sealing Systems GmbH	100%	Germany
201.	Federal-Mogul TP Europe GmbH & Co. KG	66.67%	Germany
202.	Federal-Mogul TP Piston Rings GmbH	66.6%	Germany
203.	Federal-Mogul Valvetrain GmbH	100%	Germany
204.	Federal-Mogul Vermogensverwaltungs GmbH	100%	Germany
205.	Federal-Mogul Verwaltungs und Beteiligungs GmbH	100%	Germany
206.	Federal-Mogul Wiesbaden GmbH	100%	Germany
207.	Goetze Wohnungsbau GmbH	100%	Germany
208.	ISA Installations Steuerungs und Automatislerungs GmbH	55%	Germany
209.	VTD Vakuumtechnik Dresden GmbH	100%	Germany
210.	Federal-Mogul de Guatemala, S.A.	100%	Guatemala
211.	Federal-Mogul (T&N) Hong Kong Limited	100%	Hong Kong
212.	Federal-Mogul World Trade (Asia) Limited	100%	Hong Kong
213.	Federal-Mogul Hungary KFT	100%	Hungary
214.	Federal-Mogul Systems Protection Hungary KFT	100%	Hungary
215.	Federal-Mogul Wipers Hungary Kft.	100%	Hungary
216.	Federal-Mogul Anand Bearings India Limited	51%	India
217.	Federal-Mogul Anand Sealings India Limited	50.99999%	India
218.	Federal-Mogul Goetze (India) Ltd.	74.98%	India
219.	Federal-Mogul Ignition Products India Limited	99.999985%	India
220.	Federal-Mogul Motorparts (India) Limited	100%	India
221.	Federal-Mogul Powertrain Solutions India Private Limited	100%	India
222.	Motocare India Private Limited	99.99%	India
223.	Federal-Mogul Italy S.R.L.	100%	Italy
224.	Federal-Mogul Powertrain Italy S.R.L	100%	Italy
225.	Saxid S.R.L.	100%	Italy
226.	Federal-Mogul Japan K.K.	100%	Japan
227.	Federal-Mogul Luxembourg S.a.r.l.	100%	Luxembourg
228.	Federal-Mogul Holdings, Ltd.	100%	Mauritius
229.	Federal-Mogul de Matamoros, S.de R.L. de C.V.	100%	Mexico
230.	Federal-Mogul de Mexico, S. de R.L. de C.V.	99.97%	Mexico

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
231.	Federal-Mogul Distribucion de Mexico, S. de R.L. de C.V.	100%	Mexico
232.	Federal-Mogul FIL-P43, S. de R.L. de C.V.	100%	Mexico
233.	Federal-Mogul FIL-S43, S. de R.L. de C.V.	100%	Mexico
234.	Federal-Mogul Juarez S de RL de CV	100%	Mexico
235.	Federal-Mogul Lighting, S. de R.L. de C.V.	100%	Mexico
236.	Federal-Mogul Powertrain Mexico Distribucion S. de R.L. de C.V.	100%	Mexico
237.	Federal-Mogul S. de R.L. de C.V.	98.26%	Mexico
238.	Federal-Mogul SP Mexico, S. de R.L. de C.V.	100%	Mexico
239.	Federal-Mogul Valve Train S. de R.L. de C.V.	100%	Mexico
240.	F-M Holding Mexico, S.A. de C.V.	100%	Mexico
241.	Forjas y Maquinas, S. de R.L. de C.V.	100%	Mexico
242.	McCord Payen de Mexico S. de R.L. de C.V.	100%	Mexico
243.	Productos de Frenos Automotrices de Calidad S.A. de C.V.	100%	Mexico
244.	Raimsa, S. de R.L. de C.V.	99.99%	Mexico
245.	Servicios Administrativos Industriales, S de R.L. de CV	100%	Mexico
246.	Servicios de Componentes Automotrices, S.de R.L. de C.V.	100%	Mexico
247.	Subensambles Internacionales, S. de R.L. de C.V.	100%	Mexico
248.	T&N de Mexico, S. de R.L. de C.V.	100%	Mexico
249.	Federal-Mogul Systems Protection Morocco SARL AU	100%	Morocco
250.	Coöperatief Federal-Mogul Dutch Investments B.A.	100%	Netherlands
251.	Federal-Mogul Investments B.V.	100%	Netherlands
252.	Federal-Mogul Motorparts (Netherlands) B.V.	100%	Netherlands
253.	Federal-Mogul Motorparts Holding B.V.	100%	Netherlands
254.	Federal-Mogul Motorparts Minority Holding B.V.	100%	Netherlands
255.	Federal-Mogul Powertrain (Netherlands) B.V.	100%	Netherlands
256.	Federal-Mogul Powertrain Eastern Europe B.V.	100%	Netherlands
257.	Federal-Mogul VCS Holding B.V.	100%	Netherlands
258.	Federal-Mogul Motorparts Philippines, Inc.	100%	Philippines
259.	Federal-Mogul Bimet Spolka Akcyjna	94.9998%	Poland

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
260.	Federal-Mogul Financial Services Poland Sp.z.o.o.	100%	Poland
261.	Federal-Mogul Gorzyce Sp. z o.o.	100%	Poland
262.	Federal-Mogul Motorparts Poland Sp.z.o.o.	100%	Poland
263.	Federal-Mogul Friction Products Ploiesti SRL	100%	Romania
264.	Federal-Mogul Motorparts Ploiesti SRL	100%	Romania
265.	Federal-Mogul Motorparts Services SRL	100%	Romania
266.	Federal-Mogul Dimitrovgrad LLC	100%	Russia
267.	Federal-Mogul Naberezhnye Chelny LLC	60.61%	Russia
268.	Federal-Mogul Powertrain Vostok OOO	100%	Russia
269.	Federal-Mogul VCS OOO	100%	Russia
270.	Federal-Mogul Motorparts (Singapore) Pte. Ltd.	100%	Singapore
271.	Federal-Mogul Singapore Investments Pte. Ltd.	100%	Singapore
272.	Federal-Mogul (Pty) Ltd.	100%	South Africa
273.	Federal-Mogul Aftermarket Southern Africa (Pty) Ltd.	100%	South Africa
274.	Federal-Mogul of South Africa (Pty) Ltd.	100%	South Africa
275.	Federal-Mogul Powertrain Systems SA (Pty) Ltd.	100%	South Africa
276.	Federal-Mogul Asia Investments Holding Korea, Ltd.	100%	South Korea
277.	Federal-Mogul Sejong Co., Ltd	100%	South Korea
278.	Federal-Mogul Sejong Tech Ltd	100%	South Korea
279.	Yura Federal Mogul Sejong Ignition Limited Liability Company	51%	South Korea
280.	Federal-Mogul Aftermarket Espana, SA	51%	Spain
281.	Federal-Mogul Friction Products Barcelona S.L.	100%	Spain
282.	Federal-Mogul Friction Products S.A.	100%	Spain
283.	Federal-Mogul Friction Spain S.L.	100%	Spain
284.	Federal-Mogul Iberica S.L.	100%	Spain
285.	Federal-Mogul Goteborg AB	100%	Sweden
286.	Federal-Mogul Holding Sweden AB	100%	Sweden
287.	F-M Holding Daros AB	100%	Sweden
288.	Federal-Mogul GmbH	100%	Switzerland
289.	Taiwan Federal-Mogul Motorparts Co. Ltd.	100%	Taiwan
290.	Federal-Mogul (Thailand) Ltd.	100%	Thailand
291.	Federal-Mogul Motorparts (Thailand) Limited	100%	Thailand
292.	Federal-Mogul Serina Co. Ltd.	66%	Thailand
293.	Parts Zone (Thailand) Co., Ltd	53.6769%	Thailand

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
294.	A.E. Group Machines Limited	100%	United Kingdom
295.	AE International Limited	100%	United Kingdom
296.	FDML Holdings Ltd.	100%	United Kingdom
297.	Federal-Mogul Aftermarket UK Limited	100%	United Kingdom
298.	Federal-Mogul Asia Investments Ltd	100%	United Kingdom
299.	Federal-Mogul Bradford Ltd	100%	United Kingdom
300.	Federal-Mogul Controlled Power Limited	100%	United Kingdom
301.	Federal-Mogul Coventry Limited	100%	United Kingdom
302.	Federal-Mogul Employee Trust Administration Limited	100%	United Kingdom
303.	Federal-Mogul Engineering Limited	100%	United Kingdom
304.	Federal-Mogul Friction Products Limited	100%	United Kingdom
305.	Federal-Mogul Global Growth Ltd	100%	United Kingdom
306.	Federal-Mogul Limited	100%	United Kingdom
307.	Federal-Mogul Technology Ltd	100%	United Kingdom
308.	Federal-Mogul UK Investments Ltd	100%	United Kingdom
309.	Federal-Mogul UK Powertrain Limited	100%	United Kingdom
310.	Federal-Mogul Valvetrain Ltd	100%	United Kingdom
311.	Ferodo Ltd.	100%	United Kingdom
312.	F-M Motorparts Ltd	100%	United Kingdom
313.	F-M Trademarks Ltd	100%	United Kingdom
314.	Leeds Piston Ring—Eng Co Ltd	100%	United Kingdom
315.	Payen International Limited	100%	United Kingdom
316.	Piston Rings (UK) Ltd.	100%	United Kingdom
317.	Saxid Limited	100%	United Kingdom
318.	Sintration Ltd	100%	United Kingdom
319.	Wellworthy Ltd	100%	United Kingdom
320.	Beck Arnley Holdings LLC	100%	United States
321.	Carter Automotive Company LLC	100%	United States
322.	Federal-Mogul Chassis LLC	100%	United States
323.	Federal-Mogul Filtration LLC	100%	United States
324.	Federal-Mogul Finance 1, LLC	100%	United States
325.	Federal-Mogul Finance 2, LLC	100%	United States
326.	Federal-Mogul Financing Corporation	100%	United States
327.	Federal-Mogul Ignition LLC	100%	United States
328.	Federal-Mogul Motorparts LLC	100%	United States
329.	Federal-Mogul Piston Rings, LLC	100%	United States

	SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY[1]	JURISDICTION OF FORMATION
330.	Federal-Mogul Powertrain IP LLC	100%	United States
331.	Federal-Mogul Powertrain LLC	100%	United States
332.	Federal-Mogul Products Company LLC	100%	United States
333.	Federal-Mogul Risk Advisory Services LLC	100%	United States
334.	Federal-Mogul Sevierville, LLC	100%	United States
335.	Federal-Mogul Transaction LLC	100%	United States
336.	Federal-Mogul Valve Train International LLC	100%	United States
337.	Federal-Mogul World Wide LLC	100%	United States
338.	Felt Products MFG. CO. LLC	100%	United States
339.	Ferodo America, LLC	100%	United States
340.	FM International, LLC	100%	United States
341.	F-M Motorparts TSC LLC	100%	United States
342.	F-M TSC Real Estate Holdings LLC	100%	United States
343.	Gasket Holdings, LLC	100%	United States
344.	Muzzy-Lyon Auto Parts LLC	100%	United States
345.	Speyside Real Estate, LLC	100%	United States
346.	T&N Industries, LLC	100%	United States
347.	Federal-Mogul de Venezuela, C.A.	100%	Venezuela
348.	Federal-Mogul (Vietnam) Ltd.	100%	Vietnam

SCHEDULE 4.19(a)

FINANCING STATEMENTS / FILING OFFICES

GRANTOR	FILING OFFICE
Tenneco Inc.	Delaware
Tenneco Automotive Operating Company Inc.	Delaware
Tenneco International Holding Corp.	Delaware
The Pullman Company	Delaware
Tenneco Global Holdings Inc.	Delaware
Clevite Industries Inc.	Delaware
TMC Texas Inc.	Delaware
Carter Automotive Company LLC	Delaware
Federal-Mogul World Wide LLC	Michigan
Felt Products MFG. CO. LLC	Delaware
Muzzy-Lyon Auto Parts LLC	Delaware
Federal-Mogul Powertrain LLC	Michigan
Federal-Mogul Powertrain IP, LLC	Delaware
Federal-Mogul Piston Rings, LLC	Delaware
Federal-Mogul Ignition LLC	Delaware
Federal-Mogul Motorparts LLC	Delaware
Federal-Mogul Chassis LLC	Delaware
F-M Motorparts TSC LLC	Delaware
F-M TSC Real Estate Holdings LLC	Delaware
Federal-Mogul Valve Train International LLC	Delaware
Federal-Mogul Sevierville, LLC	Tennessee
Beck Arnley Holdings LLC	Delaware
Federal-Mogul Filtration LLC	Delaware
Federal-Mogul Financing Corporation	Delaware
Federal-Mogul Products US LLC	Missouri

SCHEDULE 4.19(b)

MORTGAGE FILING JURISDICTIONS

1.	Facility:	Paragould, Arkansas
	Address:	1601 Highway 49B North Paragould, AR 72450
	County Situated In:	Greene
	Owned by:	Tenneco Automotive Operating Company Inc.

2.	Facility:	Paragould, Arkansas
	Address:	2000 Bolton St. Paragould, AR 72450
	County Situated In:	Greene
	Owned by:	Tenneco Automotive Operating Company Inc.

3.	Facility:	Grass Lake, Michigan
	Address:	3901 Willis Road Grass Lake, Michigan 49240
	County Situated In:	Jackson
	Owned by:	Tenneco Automotive Operating Company Inc.

4.	Facility:	Monroe, Michigan
	Address:	1 International Drive Monroe, Michigan 48161
	County Situated In:	Monroe
	Owned by:	Tenneco Automotive Operating Company Inc.

5.	Facility:	Napoleon, Ohio
	Address:	11800 State Route 424 Napoleon, Ohio 43545
	County Situated In:	Henry
	Owned by:	The Pullman Company

6.	Facility:	Harrisonburg, Virginia
	Address:	3160 Abbott Lane Harrisonburg, Virginia 22801
	County Situated In:	Rockingham
	Owned by:	Tenneco Automotive Operating Company Inc.

7.	Facility:	Smithville, Tennessee
	Address:	645 East Broad Street Smithville, TN 37166
	County Situated In:	DeKalb
	Owned by:	Tenneco Automotive Operating Company Inc.

8.	Facility:	Hartwell, Georgia
	Address:	200 McIntyre Drive Hartwell, GA 30643-1709
	County Situated In:	Hart
	Owned by:	Tenneco Automotive Operating Company Inc.

9.	Facility:	Seward, Nebraska
	Address:	1111 Izaak Walton Road Seward, NE 68434
	County Situated In:	Seward
	Owned by:	Tenneco Automotive Operating Company Inc.

10.	Facility:	Skokie, Illinois
	Address:	7450 N. McCormick Blvd. Skokie, IL 60076
	County Situated In:	Cook
	Owned by:	Federal-Mogul Motorparts LLC

11.	Facility:	South Bend, Indiana
	Address:	3605 West Cleveland Road South Bend, IN 46628
	County Situated In:	St. Joseph
	Owned by:	Federal-Mogul Powertrain LLC

12.	Facility:	Plymouth, Michigan
	Address:	47001 Port Street Plymouth, MI 48170
	County Situated In:	Wayne
	Owned by:	Federal-Mogul Powertrain LLC

13.	Facility:	Exton, Pennsylvania
	Address:	241 Welsh Pool Road Exton, PA 19341
	County Situated In:	Chester
	Owned by:	Federal-Mogul Powertrain LLC

14.	Facility:	Winchester, Virginia
	Address:	2410 Papermill Road Winchester, VA 22601
	County Situated In:	Frederick
	Owned by:	Federal-Mogul Products US LLC

SCHEDULE 6.12

POST-CLOSING OBLIGATIONS

Within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Company shall, and shall cause the applicable Grantors (as defined in the Collateral Agreement) to, execute and deliver to the Administrative Agent such Deposit Account Control Agreements (as defined in the Collateral Agreement) with respect to Deposit Account (other than Excluded Deposit Accounts) (as each such term is defined in the Collateral Agreement) of such Grantor in existence on the Closing Date as required by Section 4.09 of the Collateral Agreement.

Within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Company shall provide evidence reasonably satisfactory to the Administrative Agent of the termination and release of all liens, encumbrances, security interests or related filings with respect to the Existing Credit Agreement in jurisdictions other than the United States.

Within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Company, and shall cause the applicable Loan Parties and Foreign Subsidiaries to, execute and deliver to the Administrative Agent such pledge, security, certificates or related collateral perfection matters with respect to Pledged Stock of Foreign Subsidiaries organized in jurisdictions other than the United States.

SCHEDULE 7.2(d)

(DOMESTIC INDEBTEDNESS)

1.

Guarantees by Tenneco Inc. of Indebtedness of Foreign Subsidiaries incurred up to limits and under facilities (or extensions or refinancings thereof that do not increase the aggregate amount of available borrowings) listed on Schedule 7.2(d) (Foreign Indebtedness).

2.	Daylight overdraft by Tenneco Automotive Trading Company with Citibank, with a limit of up to $400,000.00.

3.

Repurchase Agreement not to exceed $15m, dated as of September 9, 2014, by and between U.S. Bank National Association and Federal-Mogul Motorparts LLC, as amended by Amendment to Repurchase Agreement with BMO Harris as successor to U.S. Bank National Association, dated as of September 30, 2017 maturing September 2020.

4.	$2.75m agreement between Federal-Mogul Motorparts LLC and 21st Century Graphic Technologies LLC maturing October 2020.

5.	Capital Lease between Motorparts and Hitachi Capital with a value of ~$0.1m maturing March 2019.

6.	Capital Lease between Motorparts and IBM Capital with a value of ~$0.05m maturing October 2018.

7.	Capital Lease between Powertrain and Hitachi Capital with a value of ~$0.5m maturing April 2022.

8.	The following letters of credit:

Reference #	LC#	Issuing Bank	Issuer	Beneficiary	Amount	Expiration Date	Auto Renew
1.	SBGT - 757788	CIBC	Tenneco Inc.	Tamauligas S.A De C.V	$60,362.27	07/22/18	Yes
2.	SBGT - 757789	CIBC	Tenneco Inc.	Commerzbank Aktiengesellschaft Grobkundencenter	$3,509,640.00	07/22/18	Yes
3.	SBGT - 757785	CIBC	Tenneco Inc.	Ohio Bureau of Workers Compensation	$35,000.00	07/22/18	Yes
4.	SBGT - 757784	CIBC	Tenneco Inc.	Ohio Bureau of Workers Compensation	$1,500,000.00	07/22/18	Yes

5.	SBGT - 757783	CIBC	Tenneco Inc.	Pacific Employers Insurance Company and ACE American Insurance Company	$14,628,446.00	07/22/18	Yes
6.	SBGT - 757780	CIBC	Tenneco Inc.	Liberty Mutual Insurance Company	$300,000.00	07/22/18	Yes
7.	SBGT - 757787	CIBC	Tenneco Inc.	NE Dept. of Enviromental Quality	$52,366.34	07/22/18	Yes
8.	SBGT - 758265	CIBC	Tenneco Inc.	Travelers Casualty and Surety Co.	$250,000.00	09/02/18	Yes
9.	SBGT - 757782	CIBC	Tenneco Inc.	Regional Administrator U.S. Environmental Protection Agency	$5,096,243.00	08/03/18	Yes
10.	SBGT - 758645	CIBC	Tenneco Inc.	Georgia Dept of Natural Resources Environmental Protection Agency	$2,156,000.00	10/24/18	Yes
11.	S519566N	BTMU	Tenneco Inc.	MUFG Australia	$661,092.00	04/30/20	No
12.	S502448N	BTMU	Tenneco Inc.	BTMU Australia	$646,236.00	04/30/20	No

9. The following guarantees:

Type	Amount	Origination Date	Termination / Expiry Date	Guarantor	Beneficiary	Purpose
Guarantee	$1,500,000	08/01/97		Tenneco Inc.	Mabeck Co	Lease on Lake Forest Building
Guarantee		04/06/04		Tenneco Inc.	Fraccionadora Industrial	Operating Lease on Reynosa Building
Guarantee		04/22/97		Tenneco Inc.	CWB Ltd Partnership III	Lease on Ligonier Building
Guarantee	$93,500	09/30/99		Tenneco Inc.	Virginia Dept of Environ. Quality	Environmental Cleanup

Guarantee	$991,898	01/01/12	04/30/23	Tenneco Inc.	Pactiv LLC	Guarantees TAOCI’s obligations under the Sublease of the Lincolnshire Land and Building
Guarantee		10/24/11	None	Tenneco Automotive Operating Company Inc.	GE Canada Leasing Service Co.	Tenneco Canada Inc. Operating Leases with GE
Guarantee	EUR 14,096.05	12/03/14	-	Tenneco Inc.	Amministrazione Finanziaria - Agenzia delle Entrare - Direzione Provinciale Di Bologna	Guarantees repayment of a VAT refund in the event it is determined on audit that it was not due.
Guarantee		01/17/02		Tenneco Inc.	Hitachi Automotive Systems Ltd (successor to Tokico Ltd.)	Guarantees Fric Rot SAIC and Tenneco Ride Control South Africa (pty) Ltd.’s royalty payments to Hitachi Automotive Systems Ltd.
Guaranty		03/31/17		Tenneco Inc.	CIBanco, S.A.	Guaranty Autopartes Walker, S. de R.L. de C.V. obligations under a lease agreement.
Guaranty		08/11/16		Tenneco Inc.	FINSA III Puebla, S. de RL. de C.V.	Guaranty Autopartes Walker, S. de R.L. de C.V. obligations under a lease agreement.
Guarantee	$4.6m	02/6/2015	02/06/2025	Federal-Mogul LLC	THK Rhythm Automotive a.s	Federal-Mogul Valvetrain s.r.o (Dacice) Building Lease
Guarantee	$2.5m	08/01/2018	07/31/2023	Federal-Mogul LLC	CIBanco, S.A., Institución de Banca Múltiple	Federal-Mogul Lighting, S. de R.L. de C.V. (Juarez) Building Lease
Guarantee	$0.5m	01/22/2015	01/22/2020	Federal-Mogul Powertrain LLC	Guillermo Jose Garcia Viesca	Federal-Mogul SP Mexico, S. de R.L. de C.V. (Queretaro) Building Lease
Guarantee	$3.3 m	06/19/2000	09/30/2025	Federal-Mogul Motorparts LLC	Ecom de Mexico SA de CV	Subensambles Internacionals S.A. de C.V. (Juarez Wipers) Building Lease 651 property
Guarantee	$6.0m	11/27/1996	9/30/2025	Federal-Mogul Motorparts LLC	Ecom de Mexico SA de CV	Subensambles Internacionals S.A. de C.V. (Juarez Wipers) Building Lease 7151-C property

SCHEDULE 7.2(d)

(FOREIGN INDEBTEDNESS)

1.	Arrangements (2) between Federal-Mogul China Co. Ltd. and China Merchant Bank totaling CNY250m.

2.

Credit Agreement ($50m facility), dated as of December 9, 2015, between Federal Mogul, S.A. de C.V., and Banco Nacional Comercio Exterior, S.N.C. (as amended, restated, supplemented or otherwise modified from time to time).

3.

General Conditions for Future Factoring Transactions (Condizioni Generali Per Le Future Operazioni Di Factoring), dated as of February 5, 2016, between Federal-Mogul-Powertrain Italy S.r.l., and Medio Credito Italian s.p.a.

4.

General Conditions for Factoring Transactions (Condizioni Generali Per Operazioni Di Factoring), between Federal Mogul Italy S.r.L. and Medio Credito Italian s.p.a. (f/k/a Intesa Mediofactoring S.p.A.)

5.	Contract (€25m overdraft facility), among Federal-Mogul Holding Deutschland GmbH and certain other Subsidiaries of the Company party thereto, and Commerzbank AG.

6.	Purchase Agreement, dated as of February 24, 2016, between Federal-Mogul Canada Limited and Bank of America, N.A.

7.	CNY25m agreement between Federal-Mogul Motorparts (Zhejiang) Limited and Bank of China.

8.	CNY20m agreement between Federal-Mogul Dongsuh (Qingdao) Pistons Co. Ltd. and Minsheng.

9.	Agreements (2) between Federal-Mogul Dongsuh (Qingdao) Pistons Co. Ltd. and Bank of China totaling CNY43.5m.

10.	KRW5b agreement between Federal-Mogul Sejong Tech Ltd. and Industrial Bank.

11.	CNY30m agreement between Federal-Mogul ARN (Anqing) Powder Meallurgy Co. Ltd and ATG (Joint Venture partner).

12.	CNY60m agreement between Federal-Mogul (Chongqing) Friction Materials Co. Ltd. and Bank of China.

13.	CNY100m arrangement between Federal-Mogul China Co. Ltd. and Bank of Communications.

14.	CNY100m arrangement between Federal-Mogul China Co. Ltd. and Bank of China.

15.	CNY58m arrangement between Federal-Mogul Shanghai Bearings Co Ltd and SAIC Financing Co.

16.	CNY50m arrangement between Federal-Mogul Shanghai Bearings Co Ltd and China Construction Bank.

17.	CNY45m arrangement between Federal-Mogul Sealing Systems (Nanchang) Co Ltd and Shanghai Pudong Development Bank.

18.	CNY20m agreement between Federal-Mogul Dongsuh (Qingdao) Pistons Co. Ltd. and Industrial Bank.

19.	CNY27m agreement between Federal-Mogul Dongsuh (Qingdao) Pistons Co. Ltd. and Qingdao bank.

20.	CNY60m agreement between F-M Friction Products Co Ltd and CITIC Industrial Bank.

21.	INR460m arrangement between Federal-Mogul Goetze (India) Limited and HDFC Bank.

22.	INR1.1b arrangement between Federal-Mogul Goetze (India) Limited and Kotak Mahindra Bank.

23.	INR200m arrangement between Federal-Mogul Goetze (India) Limited and State Bank of India.

24.	INR445m arrangement between Federal-Mogul Goetze (India) Limited and Yes Bank.

25.	INR135m arrangement between Federal-Mogul Goetze (India) Limited and Deutsche Bank.

26.	INR240m arrangement between Federal-Mogul Goetze (India) Limited and Bank of America.

27.	Arrangements (2) between Motorcare India Private Limited and Kotak Mahindra Bank totaling INR200m.

28.	INR70m arrangement between Federal-Mogul Motorparts (India) Limited and Kotak Mahindra Bank.

29.	INR100m arrangement between Federal-Mogul TPR (India) Limited and Mizuho Bank.

30.	INR110m arrangement between Federal-Mogul TPR (India) Limited and Kotak Mahindra Bank.

31.	INR200m arrangement between Federal-Mogul Anand Bearings India Limited and HDFC Bank.

32.	INR120m arrangement between Federal-Mogul Anand Sealings India Limited and HDFC Bank.

33.	JPY500m arrangement between Federal-Mogul Japan KK Ltd and Bank of Tokyo Mitsubishi.

34.	THB7.9m arrangement between Parts Zone (Thailand) Co Ltd and Krungthai Bank.

35.	THB30m arrangement between Parts Zone (Thailand) Co Ltd and EXIM.

36.	THB22m arrangement between Parts Zone (Thailand) Co Ltd and Bangkok Bank.

37.	ZAR19m arrangement between F-M of South Africa Pty Ltd and Standard Bank.

38.	Capital Leases (18) between Kostelec Czech Republic and CSOB Leasing with a value of ~$0.3m, maturing between 2018-2022.

39.	Capital Lease between Herdorf Germany and Rhenag Rheinische Energie AG with a value of ~$0.1m, maturing in 2024.

40.	Capital Lease between Bimet Poland and Arval Service Lease Polska sp. z o.o. with a value ~$0.05m, maturing in 2023.

41.	Capital Lease between Bimet Poland and Xerox Polska sp. z o.o. with a value of ~$0.05m, maturing in 2021.

42.	Capital Leases (7) between Gorzyce Poland and BGŻ BNP with a value of ~$0.3m, maturing between 2019-2022.

43.	The following letters of credit:

Reference #	LC#	Issuing Bank	For the Account of	Beneficiary	Amount	Expiration Date	Auto Renew
1.	GFLAV70023370001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Burscheid GmbH	€10,000.00	n/a	No
2.	DAJAV70099260001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Burscheid GmbH	€3,000.00	n/a	No
3.	DAJAV70138110001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Friedberg GmbH	€5,000.00	n/a	No
4.	GFLAV70023640001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul R&L Friedberg Casting GmbH & Co. KG	€30,000.00	n/a	No

5.	DAJAV70049970001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Nürnberg GmbH	€20,000.00	n/a	No
6.	DAMAV70109590301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€7,635.00	n/a	No
7.	DAMAV70378220301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€11,550.00	n/a	No
8.	DAMAV70377020301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€6,837.58	n/a	No
9.	DAMAV70362440301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€9,302.00	3/31/2019	No
10.	DAMAV70295670301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€11,177.47	9/30/2018	No
11.	DAMAV70295650301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€20,845.63	10/30/2018	No
12.	DAMAV70335300001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€17,810.40	6/30/2019	No
13.	DAMAV70345930301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€6,678.65	10/30/2019	No
14.	DAMAV70350980301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€6,574.60	8/31/2018	No
15.	DAMAV70357760301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€486.20	1/31/2019	No
16.	DAMAV70357780301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€781.40	1/31/2019	No
17.	DAMAV70357790301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€5,654.08	1/31/2019	No
18.	DAMAV70364830301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€667.60	5/31/2019	No
19.	DAMAV70366000301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€3,229.96	1/31/2020	No
20.	DAMAV70363920301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€5,336.40	4/30/2019	No

21.	LEVAV07232000100	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul TP Europe GmbH & Co. KG	€22,000.00	n/a	No
22.	LEVAV05308000100	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Nürnberg GmbH	€5,625.00	n/a	No
23.	GFLAV70022220001	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Valvetrain GmbH	€822,944.00	12/20/2019	No
24.	DAMAV70388370301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€6,078.20	2/29/2020	No
25.	DAMAV70388390301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€6,986.30	2/29/2020	No
26.	DAMAV70388380301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€9,834.20	2/29/2020	No
27.	DAMAV70390510301	Commerzbank AG	Federal-Mogul Deutschland GmbH	VTD Vakuumtechnik Dresden GmbH	€47,894.70	12/20/2018	No
28.	DAMAV70390510301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€13,486.60	2/29/2020	No
29.	DAMAV70390510301	Commerzbank AG	Federal-Mogul Deutschland GmbH	Federal-Mogul Deva GmbH	€6,753.25	3/31/2020	No
30.	003LM01180950014	YES Bank	Federal-Mogul Goetze (India) Ltd.	PLANTAR SIDERURGICA S/A	INR13.09m	1/31/2019	No
31.	0172IDC180002672/01 72IDC180002621/0172 IDC180002626	Kotak Mahindra Bank	Federal-Mogul Goetze (India) Ltd.	NALCO	INR108.88m	9/30/2018	No

44. The following foreign obligations:

	COUNTRY	ENTITY	BANK	CURRENCY	FOREIGN CURRENCY LIMIT	CURRENT USD EQUIVALENT	PURPOSE
1	Australia	Monroe Australia Pty. Ltd.	The Bank of Tokyo-Mitsubishi UFG	AUD	890,000.00	$648,050.39	Guarantee Facility
2	Australia	Monroe Australia Pty. Ltd.	Citibank	AUD	5,000,000.00	$3,640,732.52	Daylight Overdraft
3	Australia	Walker Australia Pty. Ltd.	The Bank of Tokyo-Mitsubishi UFG	AUD	890,000.00	$648,050.39	Guarantee Facility
4	Australia	Monroe Springs (Australia) Pty. Ltd.	JPMorgan Chase bank	AUD	850,000.00	$618,924.53	Guarantee Facility
5	Australia	Monroe Springs (Australia) Pty. Ltd.	JPMorgan Chase bank	AUD	500,000.00	$364,073.25	Guarantee Facility
6	Argentina	Fric Rot S.A.I.C.	Industrial and Commercial Bank of China (Argentina) S.A.	ARS	63,000,000.00	$1,747,010.67	Overdraft Overnight/WC Loan
7	Argentina	Fric Rot S.A.I.C.	Banco Francés	ARS	54,000,000.00	$1,497,437.72	Overdraft Overnight/WC Loan
8	Belgium	Tenneco Automotive Netherlands BV (Gent Branch)	BELFIUS BANK	EUR	2,000,000.00	$2,336,421.30	Overdraft Overnight
9	Belgium	Tenneco Automotive Europe BVBA	ING Bank	EUR	500,000.00	$584,105.33	Guarantee Facility
10	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	3,500,000.00	$4,088,737.28	Overdraft Overnight
11	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	20,000,000.00	$23,364,213.03	Daylight Overdraft
12	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	75,000.00	$87,615.80	Guarantee Facility
13	Belgium	Tenneco Automotive Europe BVBA	KBC Bank	EUR	500,000.00	$584,105.33	Guarantee Facility
14	Brazil	Tenneco Automotive Brasil Ltda	Banco Itaú	BRL	20,000,000.00	$4,840,247.63	Working Capital / FX
15	Brazil	Tenneco Automotive Brasil Ltda	Banco Bradesco	BRL	1,750,000.00	$423,521.67	Overdraft
16	Brazil	Tenneco Automotive Brasil Ltda	Banco Bradesco	BRL	2,400,000.00	$580,829.72	Credit Cards Facility
17	Brazil	Tenneco Automotive Brasil Ltda	Banco Bradesco	USD	1,000,000.00	$1,000,000.00	FX Facility
18	Brazil	Tenneco Automotive Brasil Ltda	Banco Bradesco	BRL	10,000,000.00	$2,420,123.81	Guarantee Facility
19	Brazil	Tenneco Automotive Brasil Ltda	Banco Bradesco	BRL	5,000,000.00	$1,210,061.91	Daylight Overdraft Facility
20	Brazil	Tenneco Automotive Brasil Ltda	Banco do Brasil	BRL	20,000,000.00	$4,840,247.63	FX

21	Canada	Tenneco Canada Inc	Scotiabank	USD	4,000,000.00	$4,000,000.00	Overdraft Overnight
22	Canada	Tenneco Canada Inc.	JPMorgan Chase Bank	USD	2,000,000.00	$2,000,000.00	Overdraft Overnight
23	China	Shanghai Tenneco Exhaust Systems Co. Ltd.	BOCOM/Shanghai Automotive Group Finance Co.,Ltd	RMB	85,000,000.00	$12,438,320.56	Short Term Loan & Banker’s Acceptance
24	China	Tenneco Lingchuan (Chongqing) Exhaust System Co. Ltd.	Industrial And Commercial Bank of China	RMB	70,000,000.00	$10,243,322.82	L/C & Bankers acceptance
25	China	Tenneco Lingchuan (Chongqing) Exhaust System Co. Ltd.	HSBC	RMB	35,000,000.00	$5,121,661.41	Bank Acceptance Draft issuance
26	China	Tenneco-Eberspacher (Dalian) Exhaust System Co. Ltd.	Bank of China JinZhou Branch	RMB	50,000,000.00	$7,316,659.15	L/C & Bankers acceptance
27	China	Tenneco-Eberspacher (Dalian) Exhaust System Co. Ltd.	HSBC	RMB	50,000,000.00	$7,316,659.15	L/C & Bankers acceptance
28	China	Tenneco FAWSN (Foshan) Automotive Parts Co., Ltd	HSBC	RMB	10,000,000.00	$1,463,331.83	Bank Acceptance Draft issuance
29	China	Tenneco（Guangzhou） Co., Ltd	HSBC	RMB	10,000,000.00	$1,463,331.83	Bank Acceptance Draft issuance
30	China	Tenneco (Dalian) Exhaust System Co. Ltd	HSBC	RMB	150,000,000.00	$21,949,977.46	Bank Acceptance Draft issuance
31	China	Tenneco FAWSN (Changchun) Automobile Parts Co., Ltd	HSBC	RMB	100,000,000.00	$14,633,318.31	Bank Acceptance Draft issuance
32	China	Tenneco Fusheng (Chengdu) Automobile Parts Co., Ltd	HSBC	RMB	25,000,000.00	$3,658,329.58	Bank Acceptance Draft issuance
33	Czech Republic	Monroe Czechia s.r.o.	HSBC	CZK	200,000,000.00	$9,075,151.33	Overdraft Overnight
34	Denmark	Tenneco Holdings Danmark ApS	Danske Bank A/S	DKK	2,000,000.00	$313,352.91	Overdraft Overnight
35	Denmark	Walker Danmark ApS	Danske Bank A/S	DKK	23,800,000.00	$3,728,899.60	Overdraft Overnight
36	France	Tenneco Etain	HSBC	EUR	100,000.00	$116,821.07	Overdraft Overnight
37	France	Tenneco Etain	HSBC	EUR	1,500,000.00	$1,752,315.98	Daylight Overdraft
38	France	Wimetal	HSBC	EUR	100,000.00	$116,821.07	Overdraft Overnight

39	France	Wimetal	HSBC	EUR	1,500,000.00	$1,752,315.98	Daylight Overdraft
40	France	Tenneco Automotive France	HSBC	EUR	50,000.00	$58,410.53	Overdraft Overnight
41	France	Tenneco Automotive France	HSBC	EUR	1,500,000.00	$1,752,315.98	Daylight Overdraft
42	France	Tenneco Automotive Services	HSBC	EUR	50,000.00	$58,410.53	Overdraft Overnight
43	France	Tenneco Automotive Services	HSBC	EUR	1,500,000.00	$1,752,315.98	Daylight Overdraft
44	Germany	Tenneco Deutschland Holdinggesellschaft mbH	Commerzbank AG	EUR	3,000,000.00	$3,504,631.96	Guarantee Facility
45	Germany	Tenneco Deutschland Holdinggesellschaft mbH	Commerzbank AG	EUR	8,500,000.00	$9,929,790.54	Guarantee Facility
46	Germany	Tenneco GmbH	Commerzbank AG	EUR	100,000.00	$116,821.07	Guarantee Facility
47	Germany	Tenneco Deutschland Holdinggesellschaft mbH	Commerzbank AG	EUR	80,000,000.00	$93,456,852.14	Daylight overdraft
48	India	Tenneco Automotive India Pvt. Ltd.	Bank of America	USD	11,000,000	$11,000,000.00	WC Loan
49	India	Tenneco Automotive India Pvt. Ltd.	Bank of America	USD	3,000,000	$3,000,000.00	Overdraft Overnight
50	India	Tenneco Automotive India Pvt. Ltd.	Citibank	USD	100,000	$100,000.00	CHEQUES PURCHASED
51	India	Tenneco Automotive India Pvt. Ltd.	Citibank	USD	2,450,000	$2,450,000.00	OMNIBUS SHORT TERM CREDIT LINE
52	India	Tenneco Automotive India Pvt. Ltd.	Citibank	USD	1,450,000	$1,450,000.00	STANDBY LETTERS OF CREDITS AND GUARANTEES
53	India	Tenneco Automotive India Pvt. Ltd.	Citibank	USD	5,000,000	$5,000,000.00	FOREIGN EXCHANGE
54	India	Tenneco Automotive India Pvt. Ltd.	ICICI Bank Ltd	INR	700,000,000	$9,886,726.36	WORKING CAPITAL FACILITY
55	Italy	Tenneco Automotive Italia Srl	ING Bank	EUR	75,000.00	$87,615.80	Overdraft Overnight
56	Japan	Tenneco Japan Limited	MUFG Bank, Ltd.	JPY	763,000,000.00	$6,849,806.98	Term Loan
57	Japan	Tenneco Japan Limited	Citibank	JPY	200,000,000.00	$1,795,493.31	Daylight Overdraft
58	Korea	Tenneco Korea Limited	JPMorgan Chase Bank	KRW	33,400,000,000.00	$30,078,979.84	WC Loan

59	Luxembourg	Tenneco International Manufacturing Sarl	Citibank NY	USD	10,000,000.00	$10,000,000.00	Daylight overdraft
60	Luxembourg	Tenneco International Manufacturing Sarl	Citibank NY	USD	5,000,000.00	$5,000,000.00	ACH Facility
61	Mexico	Tenneco Mexico S de RL de CV	Citibank NY	USD	5,000,000.00	$5,000,000.00	Daylight overdraft
62	Poland	Tenneco Automotive Eastern Europe Sp. Z.o.o.	Bank Handlowy w Warszawie S.A.	EUR	5,000,000.00	$5,841,053.26	Daylight overdraft
63	Poland	Tenneco Automotive Eastern Europe Sp. Z.o.o.	Bank Millenium S.A	PLN	217,921.38	$59,320.61	Fleet Lease
64	Poland	Tenneco Automotive Eastern Europe Sp. Z.o.o.	Athlon Car Lease Polska Sp. Z o.o.	PLN	833,153.13	$226,793.50	Fleet Lease
65	Poland	Tenneco Automotive Polska Sp.z.o.o.	Bank Handlowy w Warszawie S.A.	EUR	22,000,000.00	$25,700,634.34	Daylight overdraft
66	Poland	Tenneco Silesia Sp.z.o.o.	Bank Handlowy w Warszawie S.A.	EUR	20,000,000.00	$23,364,213.03	Daylight overdraft
67	Singapore	Tenneco Automotive Trading Company, Singapore Branch	Citibank NA, Singapore	USD	400,000.00	$400,000.00	Daylight Overdraft Facility
68	South Africa	Tenneco Emission Control Pty Ltd	Standard Bank of South Africa	ZAR	54,000.00	$3,703.88	Fleet Management
69	South Africa	Tenneco Emission Control Pty Ltd	Standard Bank of South Africa	ZAR	150,000.00	$10,288.56	Credit Cards
70	South Africa	Tenneco Emission Control Pty Ltd	Standard Bank of South Africa	ZAR	253,000.00	$17,353.37	Guarantee Facility
71	South Africa	Tenneco Emission Control Pty Ltd	Standard Bank of South Africa	ZAR	450,000,000.00	$30,865,679.42	FX Facility
72	South Africa	Tenneco Emission Control Pty Ltd	Citibank	USD	500,000.00	$500,000.00	Overdraft—5 days
73	South Africa	Tenneco Emission Control Pty Ltd	Citibank	USD	1,000,000.00	$1,000,000.00	FX Facility
74	South Africa	Tenneco Emission Control Pty Ltd	Citibank	USD	3,000,000.00	$3,000,000.00	FX Facility
75	South Africa	Tenneco Emission Control Pty Ltd	Standard Bank of South Africa	ZAR	20,000,000.00	$1,371,807.97	Overdraft Overnight
76	South Africa	Tenneco Emission Control Pty Ltd	Absa Bank Limited	ZAR	814,200,000.00	$55,846,302.63	FX Facility
77	South Africa	Tenneco Ride Control SA Pty Ltd	Standard Bank of South Africa	ZAR	20,000,000.00	$1,371,807.97	Overdraft Overnight

78	South Africa	Tenneco Ride Control SA Pty Ltd	Standard Bank of South Africa	ZAR	500,000.00	$34,295.20	Guarantee Facility
79	South Africa	Tenneco Ride Control SA Pty Ltd	Standard Bank of South Africa	ZAR	33,000,000.00	$2,263,483.16	FX Facility
80	Spain	Tenneco Automotive Iberica, S.A.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	4,000,000.00	$4,672,842.61	Vendor Financing
81	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	500,000.00	$584,105.33	Overdraft Overnight
82	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	1,165,819.15	$1,361,922.35	LT Note
83	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	2,209,563.61	$2,581,235.74	LT Note
84	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	775,357.80	$905,781.24	LT Note
85	Spain	Tenneco Automotive Iberica, S.A.	Ministry of Industry	EUR	2,158,756.20	$2,521,881.99	LT Note
86	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	767,788.76	$896,939.01	LT Note
87	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	306,649.89	$358,231.67	LT Note
88	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	282,739.81	$330,299.66	LT Note
89	Spain	Tenneco Automotive Iberica, S.A.	IVACE (Instituto Valenciano Competitividad Industrial)	EUR	129,057.20	$150,766.00	LT Note
90	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	360,648.20	$421,313.07	LT Note
91	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	1,224,180.00	$1,430,100.12	LT Note
92	Spain	Tenneco Automotive Iberica, S.A.	CDTI (Ministry of Economy)	EUR	617,739.20	$721,649.51	LT Note
93	Spain	Tenneco Innovación, S.L.	CDTI (Ministry of Economy)	EUR	413,120.25	$482,611.48	LT Note
94	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	23,202.00	$27,104.82	Guarantee Facility
95	Spain	Tenneco Automotive Iberica, S.A.	Banco Santander Central Hispano, S.A.	EUR	214,054.00	$250,060.16	Guarantee Facility
96	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	10,000.00	$11,682.11	Guarantee Facility

97	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	7,436.10	$8,686.93	Guarantee Facility
98	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	7,436.10	$8,686.93	Guarantee Facility
99	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	7,436.10	$8,686.93	Guarantee Facility
100	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	7,436.10	$8,686.93	Guarantee Facility
101	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	1,239.62	$1,448.14	Guarantee Facility
102	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	9,914.80	$11,582.57	Guarantee Facility
103	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	9,914.80	$11,582.57	Guarantee Facility
104	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	9,914.80	$11,582.57	Guarantee Facility
105	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	9,914.80	$11,582.57	Guarantee Facility
106	Spain	Tenneco Innovación, S.L.	Banco Santander Central Hispano, S.A.	EUR	1,652.82	$1,930.84	Guarantee Facility
107	Spain	Tenneco Automotive Iberica, S.A.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	417,847.97	$488,134.45	Guarantee Facility
108	Spain	Tenneco Automotive Iberica, S.A.	Banco Bilbao Vizcaya Argentaria, S.A.	EUR	32,264.30	$37,691.50	Guarantee Facility
109	Sweden	Tenneco Sverige AB	Swedbank	EUR	665,000.00	$776,860.08	Overdraft Overnight
110	Sweden	Tenneco Sverige AB	Swedbank	SEK	8,000,000.00	$876,629.71	Overdraft Overnight
111	Thailand	Tenneco Automotive (Thailand) Limited	Citibank N.A. Bangkok Branch	THB	300,000,000	$9,178,241.45	Overnight Overdraft
112	Turkey	Monroe Amortisor Imalat ve Ticaret A.S.	Turkiye Is Bankasi	TRY	20,000	$3,024.73	Overdraft Facility
113	UK	Tenneco Management (Europe) Limited	US Bank N.A.	USD	50,000,000	$50,000,000.00	FX Facility
114	UK	Tenneco Management (Europe) Limited	Bank of America	USD	40,000,000	$40,000,000.00	FX Facility
115	UK	Tenneco Management (Europe) Limited	Commerzbank AG	USD	68,850,000	$68,850,000.00	FX Facility
116	UK	Tenneco Management (Europe) Limited	MUFG Bank, Ltd.	USD	150,000,000	$150,000,000.00	FX Facility

117	UK	Tenneco Management (Europe) Limited	Citibank, N.A.	USD	25,000,000.00	$25,000,000.00	Overnight Overdraft
118	UK	Tenneco Management (Europe) Limited	Citibank, N.A.	USD	125,000,000.00	$125,000,000.00	Daylight Overdraft
119	UK	Tenneco Management (Europe) Limited	Citibank, N.A.	GBP	120,000.00	$156,213.39	BACS Facility
120	UK	Tenneco Walker UK Ltd	Barclays Bank	GBP	16,000,000.00	$20,828,451.66	Daylight Overdraft
121	UK	Tenneco Walker UK Ltd	Barclays Bank	GBP	1,500,000.00	$1,952,667.34	BACS Facility
122	UK	Tenneco Walker UK Ltd	Barclays Bank	EUR	6,000,000.00	$7,009,263.91	Daylight Overdraft
123	UK	Tenneco Automotive UK Ltd	Barclays Bank	GBP	2,000,000.00	$2,603,556.46	Daylight Overdraft
124	UK	Tenneco Automotive UK Ltd	Barclays Bank	GBP	300,000.00	$390,533.47	BACS Facility
125	UK	Tenneco Automotive UK Ltd	Barclays Bank	EUR	3,000,000.00	$3,504,631.96	Daylight Overdraft
			CURRENT USD EQUIVALENT TOTAL			$1,042,638,891.81

As of August 31, 2018

Exchange Rates Used to Calculate “CURRENT USD EQUIVALENT”
ARS	36.06160
AUD	1.37335
BRL	4.13202
CZK	22.03820
DKK	6.38258
EUR	0.85601
GBP	0.76818
INR	70.80200
JPY	111.39000
KRW	1110.41000
MXN	19.05260
PLN	3.67362
RMB	6.83372
SEK	9.12586
THB	32.68600
TRY	6.61216
USD	1.00000
ZAR	14.57930

SCHEDULE 7.3(f)

LIENS

1.

Any right of set-off, right to preferential payment or other encumbrance on deposits or other assets in the bank’s possession from time to time, in respect of any of the Indebtedness (or any extensions or refinancings thereof that do not increase the aggregate amount of available borrowings) identified on Schedule 7.2(d) (which may or may not constitute a lien under applicable law). Any other Lien in respect of any of the Indebtedness (or any extensions or refinancings thereof that do not increase the aggregate amount of available borrowings) identified on Schedule 7.2(d).

2.	Any Liens granted pursuant to the items 3-5 and items 7-9 set forth under Schedule 7.2(d) Domestic Indebtedness.

3.

Any Liens (x) granted pursuant to the items 2-6, 21-32, 34-36 and 38-42 set forth under Schedule 7.2(d) Foreign Indebtedness and (y) to be granted or purported to be granted in connection with items 1, 7-20, 33 and 37 set forth under Schedule 7.2(d) Foreign Indebtedness.

4.	Liens on cash deposits supporting the pensions of two former directors of Tenneco GmbH (f/k/a Heinrich Gillet GmbH) in an aggregate amount of $657,216.68 as of the Closing Date.

5.	Lien on cash deposit supporting Tenneco Korea Limited’s credit card program with Hana Bank in an aggregate amount of $18,000.00 as of the Closing Date.

6.	Lien on cash deposit supporting the obligations of Tenneco Automotive Iberica S.A. to CDTI (Ministry of Economy) listed in item 44 set forth under Schedule 7.2(d) Foreign Indebtedness.

SCHEDULE 7.3(m)

EXISTING RECEIVABLES FINANCING

Each of the following Permitted Receivables Financings:

Entity	Bank	Currency	Facility Amount	USD Equivalent
Monroe Czechia s.r.o.	HSBC Bank plc	CZK	624,000,000	$25,459,200
Wimetal S.A.S.	BNP Paribas Factor	EUR	13,000,000	$14,209,000
Tenneco Automotive Iberica S.A.	BBVA Factoring E.F.C., S.A.	EUR	13,900,000	$15,192,700
Tenneco GmbH (f/k/a Heinrich Gillet GmbH) Tenneco Zwickau GmbH (f/k/a Gillet—Abgassysteme Zwickau GmbH) Tenneco Automotive Deutschland GmbH	CommerzFactoring GmbH	EUR	90,000,000	$98,370,000
Tenneco Automotive Polska Sp z.o.o.	mFactoring Spolka Akcyjna	EUR	30,000,000	$32,790,000
Tenneco-Walker (UK) Limited	Barclays Bank PLC	GBP	33,000,000	$42,335,700
Tenneco Automotive Europe BVBA	Belfius Bank	EUR	32,000,000	$34,976,000
Tenneco Automotive RSA Company	JPMorgan Chase Bank, N.A. The Bank of Nova Scotia Wells Fargo Bank, N.A. (First Lien)	USD	155,000,000	$155,000,000
Tenneco Automotive RSA Company	Wells Fargo Bank, N.A. (Second Lien)	USD	25,000,000	$25,000,000
Tenneco Automotive Operating Company Inc.	Canadian Imperial Bank of Commerce	USD	Uncommitted	Uncommitted
Federal-Mogul Transaction LLC	JPMorgan Chase Bank, N.A.	USD	N/A	N/A
Federal-Mogul Transaction LLC	SunTrust Bank	USD	N/A	N/A
Federal-Mogul Transaction LLC	BB&T Company	USD	N/A	N/A
Federal-Mogul Transaction LLC	JPMorgan Chase Bank, N.A.	USD	N/A	N/A
Federal-Mogul Canada Limited	Bank of America	CAD	N/A	N/A

Federal-Mogul Powertrain SRL	Medio Credito Italian s.p.a.	EUR	35,000,000	41,000,000
Federal-Mogul Italy s.r.l	Medio Credito Italian s.p.a.	EUR	25,000,000	29,000,000
Federal-Mogul Holding Deutschland GmbH – Coordinator Federal-Mogul Burscheid GmbH Federal-Mogul Friedberg GmbH Federal-Mogul Nürnberg GmbH Federal-Mogul Sealing Systems GmbH Federal-Mogul Ignition GmbH Federal-Mogul Valvetrain GmbH Federal-Mogul Wiesbaden GmbH	Kaiserplatz no. 15 Ltd.	EUR	85,000,000	99,000,000
Federal-Mogul Bremsbelag Federal-Mogul Friction Products International	Postbank Factoring	EUR	30,000,000	35,000,000
Federal-Mogul Systems Protection Federal-Mogul Garennes Federal-Mogul Ignition Products SAS Federal-Mogul Operations France Federal-Mogul Valvetrain La Source Federal-Mogul Valvetrain Schirmeck	Natixis Factor	EUR	70,000,000	81,000,000
Federal-Mogul Aftermarket France SAS	GE Factofrance	EUR	23,000,000	27,000,000

SCHEDULE 7.5

DISPOSITIONS

1.

As separately disclosed to the Administrative Agent by the Company via email on September 19, 2018, the Company is in discussions with potential buyers concerning the disposition of various assets for total purchase consideration not to exceed $175,000,000 in the aggregate. Such potential dispositions are in the preliminary stages, and may or may not occur.

2.	The Company shall be permitted to sell to the public the Shares acquired pursuant to the tender offer referred to in item 12 of Schedule 7.8(h).

SCHEDULE 7.8(h)

PERMITTED INVESTMENTS

1. Existing Investments by the Borrower and its Subsidiaries in Subsidiaries and Joint Ventures.

2. Economic Development revenue Bonds, series 2013 held by Tenneco Automotive Operating Company Inc. in an aggregate principal amount of $1,888,000 maturing on February 1, 2022.

3. Investment constituting of 14,897 shares of Dayco, LLC, valued at $476,704.

4. Project Omega: Platin 966.GmbH and Saxid SAS, both indirectly-owned European subsidiaries of Federal-Mogul Corporation, have entered into an agreement with Honeywell International, Inc. to purchase certain business assets of Honeywell’s automotive and industrial brake friction business for a base purchase price of approximately $155 million, subject to certain closing and post-closing adjustments and a potential earn-out payment of up to $5 million.

5. Project Quest: VCS Quest Acquisition LLC, now known as Federal-Mogul Chassis LLC, as indirect wholly-owned subsidiary of Federal-Mogul Corporation, has entered into an agreement with Affinia Group, Inc. to acquire certain business assets of Affinia’s aftermarket chassis component business for a base purchase price of $150 million, subject to certain closing and post-closing adjustments.

6. Capital Contribution Agreement, dated as of March 19, 2018, between Yuratech Co., Ltd. and AE International Limited to support working capital, CAPEX and other cash contributions or investments made in this newly formed Joint Venture in the ordinary course.

7. Joint Venture Contract, dated as of February 22, 2018, among Federal-Mogul Dongsuh (Qingdao) Piston Co., Ltd. and Federal-Mogul (China) Co., Ltd. Dong Feng Motor Parts and Components Group Co., Ltd for the initial equity investment(s) as well as to support working capital, CAPEX and other cash contributions or investments made in this Joint Venture in the ordinary course.

8. Agreement related to Federal-Mogul Zhengsheng (Changsha) Piston Ring Co. Ltd to purchase the remaining 5% ($500k) ownership stake.

9. As separately disclosed to the Administrative Agent by the Company via email on September 19, 2018 (and as supplemented on September 25, 2018), the Company is in discussions with multiple counterparties concerning a series of potential Investments, which Investments would together involve payment of consideration by the Company and its Subsidiaries in an aggregate amount not to exceed $290,000,000. Such potential Investments are in the preliminary stages, and may or may not occur.

10. FM PBW Bearings Private Limited share increase from 10% to 51%, to take a majority position in the Joint Venture, with a cost estimated at $12.5 million. This entity is indirectly owned by Federal-Mogul LLC.

11. Nashik share increase with a cost estimate of $5,000,000. On the Closing Date, Federal-Mogul LLC indirectly owns 19.5% of this Joint Venture.

12. The Company’s public tender offer for the purchase of up to 13,916,676 fully paid-up equity shares of Federal-Mogul Goetze (India) Limited (“FMGIL”), face value 10 Indian Rupees per share (the “Shares”), from the public shareholders of FMGIL, at a per-share cash purchase price equal to the sum of: (i) 400 Indian Rupees (the “Base Price”) plus (ii) interest on the Base Price computed at rate of 10% per annum and otherwise pursuant to Regulation 8(12) of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations (the “SAST Regulations”). The Shares represent the 25.02% of the voting share capital of FMGIL on a fully diluted basis. The Company is required to conduct the tender offer pursuant to SAST Regulations as a result of the Company’s announcement of its acquisition of Federal-Mogul, which is the indirect holder of 74.98% of all outstanding equity shares of FMGIL.

SCHEDULE 7.10

TRANSACTIONS WITH AFFILIATES

None.

EXHIBIT A-1

TO THE CREDIT AGREEMENT

FORM OF GUARANTEE AGREEMENT

EXECUTION VERSION

GUARANTEE AGREEMENT

made by

TENNECO INC.,

TENNECO AUTOMOTIVE OPERATING COMPANY INC.,

and

THE OTHER GUARANTORS FROM TIME TO TIME PARTIES HERETO

in favor of

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Dated as of October 1, 2018

i

SCHEDULES

Schedule 1	Notice Addresses

ANNEX

Annex 1	Assumption Agreement

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of October 1, 2018, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tenneco Inc., a Delaware corporation (the “Company”), Tenneco Automotive Operating Company Inc., a Delaware corporation and a Subsidiary of the Company, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally made and agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement have been and will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Guarantors are engaged in related businesses, and each Guarantor derives and will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Guarantor Obligations”: with respect to any Guarantor (i) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, (ii) all obligations or liabilities of such Guarantor under or in respect of Lender Hedge Agreements to which such Guarantor is a party and (iii) all obligations and liabilities of such Guarantor in respect of or in connection with Cash Management Obligations; in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise and whether material or contingent (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Guarantor (for the avoidance of doubt, including the Company); provided that each Guarantor shall be considered a Guarantor only with respect to the Primary Obligations of any other Loan Party.

“Lender Hedge Agreements”: all interest rate swaps, caps, forward, future, option or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries with any Lender (or any Affiliate of any Lender) providing for protection against fluctuations in interest rates, currency exchange rates or the exchange of nominal interest obligations or commodities, either generally or under specific contingencies.

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations and Guarantor Obligations.

“Primary Obligations”: with respect to any Loan Party, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Loan Party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Hedge Agreement or Cash Management Obligations, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the

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Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement (including any guarantees of any Borrower of any Lender Hedge Agreements entered into by any Subsidiary), any Cash Management Obligation (including any guarantees of any Borrower of any Cash Management Obligations entered into by any Subsidiary) or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Loan Party pursuant to the terms of any of the foregoing agreements); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

1.2 Other Definitional Provisions. (a) The other definitional and interpretive provisions of Section 1.2 and 1.3 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their Affiliates and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder (other than any Borrower with respect to its Primary Obligations) and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

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(c) Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations (other than contingent indemnity obligations not due and payable) and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e) No payment made by any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding and the Commitments are terminated.

(f) Each Guarantor hereby unconditionally guarantees to the Administrative Agent, for the ratable benefit of the Lenders (and their Affiliates) and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Subsidiaries of such Guarantor of their Cash Management Obligations, including (for the avoidance of doubt) any obligations of such Subsidiaries to a Lender (or its Affiliate) under any Cash Pooling Agreement to which such Lender (or its Affiliate) is a party, and the obligations and liabilities of Subsidiaries of such Guarantor under the Lender Hedge Agreements (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). For the avoidance of doubt, the guarantee provided in this clause (f) is secured by the Collateral pursuant to the Collateral Agreement and, so long as the applicable Cash Management Obligation was permitted to be entered into or designated as a Cash Management Obligation under the Credit Agreement at the time such obligation was entered into or so designated, the guarantee provided in this clause (f) shall continue to be secured by the Collateral pursuant to the Collateral Agreement even though a limitation under the Credit Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its

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proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Loan Parties on account of the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Primary Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Loan Party with Primary Obligations, or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Loan Party with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable currency and at the relevant funding office as set forth in Section 2.19(e) of the Credit Agreement.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender). Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. MISCELLANEOUS

3.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement.

3.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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3.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 3.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

3.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to subsection 10.5 of the Credit Agreement.

(d) The agreements in this Section 3.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

3.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

3.6 Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default pursuant to subsection 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in

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any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof; provided that (a) the failure to give such notice shall not affect the validity of such set-off and application and (b) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations,” no amounts received from, or set-off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each Lender under this Section 3.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

3.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

3.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

3.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

3.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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3.12 Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

3.13 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

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3.14 Additional Guarantors. Each Domestic Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. For the avoidance of doubt, only Domestic Loan Parties shall be parties to this Agreement (unless the Administrative Agent and the Company otherwise agree, in which case this Agreement shall be amended in accordance with Sections 2.29(d) and Section 10.1(b)(iii) of the Credit Agreement to reflect such terms and limitations with respect to any Foreign Loan Parties (subject to applicable legal, tax, accounting, regulatory and other similar considerations) as the Administrative Agent and the Company shall reasonably agree).

3.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender), this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b) At the request and sole expense of the Company, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement (provided that, if the other party to such transaction is the Company or a Subsidiary of the Company, the effect of such transaction is to cause such Subsidiary to become an Excluded Subsidiary), including any releases requested in connection with any such transaction pursuant to Section 7.5(z) of the Credit Agreement in connection with the Spin-Off, or such Subsidiary is no longer required by the Loan Documents to be (and the Company notifies the Administrative Agent that such Subsidiary shall no longer be) a Subsidiary Guarantor; provided that the Company shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) This Agreement shall not apply and shall cease to be effective, without delivery of any instrument or performance of any act by any party, upon the occurrence and during the continuation of a Suspension Period Event; provided that this Agreement shall be automatically reinstated and shall become immediately effective, without delivery of any instrument or performance of any act by any party, at any time that the requirements of a Suspension Period Event are no longer satisfied.

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3.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered.

TENNECO INC.

By:
Name:
Title:

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:
Name:
Title:

TENNECO INTERNATIONAL HOLDING CORP.

By:
Name:
Title:

TENNECO GLOBAL HOLDINGS INC.

By:
Name:
Title:

THE PULLMAN COMPANY

By:
Name:
Title:

[Signature Page to Tenneco Guarantee]

TMC TEXAS INC.

By:
Name:
Title:

CLEVITE INDUSTRIES INC.

By:
Name:
Title:

FEDERAL-MOGUL FINANCING CORPORATION

By:
Name:
Title:

CARTER AUTOMOTIVE COMPANY LLC

By:
Name:
Title:

FEDERAL-MOGUL IGNITION LLC

By:
Name:
Title:

[Signature Page to Tenneco Guarantee]

FEDERAL-MOGUL PISTON RINGS, LLC

By:
Name:
Title:

FEDERAL-MOGUL POWERTRAIN LLC

By:
Name:
Title:

FEDERAL-MOGUL POWERTRAIN IP LLC

By:
Name:
Title:

FEDERAL-MOGUL PRODUCTS US LLC

By:
Name:
Title:

FEDERAL-MOGUL MOTORPARTS LLC

By:
Name:
Title:

FEDERAL-MOGUL WORLD WIDE LLC

By:
Name:
Title:

[Signature Page to Tenneco Guarantee]

FELT PRODUCTS MFG. CO. LLC

By:
Name:
Title:

MUZZY-LYON AUTO PARTS LLC

By:
Name:
Title:

FEDERAL-MOGUL CHASSIS LLC

By:
Name:
Title:

F-M MOTORPARTS TSC LLC

By:
Name:
Title:

F-M TSC REAL ESTATE HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Tenneco Guarantee]

FEDERAL-MOGUL VALVE TRAIN INTERNATIONAL LLC

By:
Name:
Title:

FEDERAL-MOGUL SEVIERVILLE, LLC

By:
Name:
Title:

BECK ARNLEY HOLDINGS LLC

By:
Name:
Title:

FEDERAL-MOGUL FILTRATION LLC

By:
Name:
Title:

[Signature Page to Tenneco Guarantee]

Acknowledged and Agreed as of the date hereof:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

[Signature Page to Tenneco Guarantee]

Annex 1 to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of                      , 20    , made by                 , a                  [limited liability company][corporation] (the “Additional Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Tenneco Inc. (the “Company”), Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, and the Administrative Agent have entered into the Credit Agreement, dated as of October 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Company and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of October 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedule 1 to the Guarantee Agreement.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By: _________________________________
Name:
Title:

2.

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

EXHIBIT A-2

TO THE CREDIT AGREEMENT

FORM OF COLLATERAL AGREEMENT

EXECUTION VERSION

COLLATERAL AGREEMENT

made by

TENNECO INC.,

as Company and as a Borrower,

and certain of its Subsidiaries

in favor of

WILMINGTON TRUST, NATIONAL ASSOCIATION

not individually but solely as Collateral Trustee

Dated as of October 1, 2018

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ii

SCHEDULES AND ANNEXES

Schedule 1.01A	Pledged Promissory Notes
Schedule 1.01B	Pledged Stock
Schedule 1.01C	Excluded Joint Ventures
Schedule 3.02	Perfection Matters
Schedule 3.06	Intellectual Property
Schedule 3.07	Deposit Accounts
Schedule 3.09	Commercial Tort Claims
Schedule 4.01	Certain Certificated Securities

Exhibit A	Assumption Agreement
Exhibit B	Deposit Account Control Agreement
Exhibit C	Perfection Certificate
Exhibit D-1	List of Material Government Contracts
Exhibit D-2	Assignment of Government Contracts
Exhibit D-3	Notice of Assignment of Government Contracts

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COLLATERAL AGREEMENT

COLLATERAL AGREEMENT, dated as of October 1, 2018, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Wilmington Trust, National Association, as Collateral Trustee (in such capacity, the “Collateral Trustee”), for the benefit of the Credit Facility Secured Parties (such term, and each other capitalized term used herein, having the meaning assigned thereto in Article 1 hereof).

RECITALS

A. Reference is made to that certain Credit Agreement, dated as of October 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tenneco Inc., a Delaware corporation (the “Company”), Tenneco Automotive Operating Company Inc., a Delaware corporation and a Subsidiary of the Company, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

B. Reference is made (I) to that certain Amended and Restated Collateral Trust Agreement, dated as of April 15, 2014 (as amended, supplemented or otherwise modified from time to time (including pursuant to those certain Collateral Trust Joinders (as defined below) and the Collateral Trustee Resignation and Appointment Agreements (as defined below)), the “Collateral Trust Agreement”), among the Company, Federal-Mogul LLC, the other Subsidiaries of the Company party thereto, the Collateral Trustee and each of JPMorgan Chase Bank, N.A. and the Existing Notes Trustees as First Priority Representatives (as therein defined) and (II) to that certain Pari Passu Intercreditor Agreement, dated as of March 30, 2017 (as amended, supplemented or otherwise modified from time to time (including pursuant to the Joinders to Pari Passu Intercreditor Agreement (as defined below)), the “Pari Passu Intercreditor Agreement”), among the Existing Notes Trustees and JPMorgan Chase Bank, N.A. (each as an Authorized Representative, as therein defined), the Collateral Trustee, and acknowledged and agreed to by the Company and the Guarantors party thereto.

C. Reference is made (I) to that certain Collateral Trust Joinder, dated as of March 30, 2017, among Citibank, N.A., as Collateral Trustee (the “Initial Collateral Trustee”) and Wilmington Trust, National Association, as trustee under the Target March 2017 Indenture (the “March 2017 Notes Trustee”) (such joinder, the “March 2017 Notes Collateral Trust Joinder”), pursuant to which the March 2017 Notes Trustee became a party to the Collateral Trust Agreement as a First Priority Representative (as therein defined), (II) to that certain Collateral Trust Joinder, dated as of June 29, 2017, among the Initial Collateral Trustee and The Bank of New York Mellon, London Branch, as trustee under the Target June 2017 Indenture (the “June 2017 Notes Trustee” and, together with the March 2017 Notes Trustee, the “Existing Notes Trustees”) (such joinder, the “June 2017 Notes Collateral Trust Joinder”), pursuant to which the June 2017 Notes Trustee became a party to the Collateral Trust Agreement as a First Priority Representative (as therein defined) and (III) to that certain Collateral Trust Joinder, dated as of the date hereof, among the Collateral Trustee and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (such joinder, the “Credit Facility Collateral Trust Joinder” and together with the March 2017 Notes Collateral Trust Joinder and the June 2017 Notes Collateral Trust Joinder, the “Collateral Trust Joinders”), pursuant to which the Administrative Agent shall become a party to the Collateral Trust Agreement as a First Priority Representative (as therein defined).

D. Reference is made (I) to that certain Collateral Trustee Resignation and Appointment Agreement, dated as of February 23, 2018, entered into by and among Bank of America, N.A. (“BANA”), Citibank, N.A. (“Citibank”), each Existing Notes Trustee, in its capacity as a PP&E First Lien Agent (as defined in the Collateral Trust Agreement) and the other parties thereto, pursuant to which BANA replaced Citibank as successor Collateral Trustee under the Collateral Trust Agreement and under each other Collateral Trust Security Document (as defined in the Collateral Trust Agreement) (the “Prior Collateral Trustee Resignation and Appointment Agreement”) and (II) to that certain Collateral Trustee Resignation and Appointment Agreement, dated as of October 1, 2018, entered into by and among Wilmington Trust, National Association (“Wilmington”), Bank of America, N.A. (“BANA”), each Existing Notes Trustee, in its capacity as a PP&E First Lien Agent (as defined in the Collateral Trust Agreement), the Administrative Agent, in its capacity as a PP&E First Lien Agent (as defined in the Collateral Trust Agreement) and the other parties thereto, pursuant to which Wilmington shall replace BANA as successor Collateral Trustee under the Collateral Trust Agreement and under each other Collateral Trust Security Document (as defined in the Collateral Trust Agreement) (the “New Collateral Trustee Resignation and Appointment Agreement” and, together with the Prior Collateral Trustee Resignation and Appointment Agreement, the “Collateral Trustee Resignation and Appointment Agreements”).

E. Reference is made (I) to that certain Joinder No. 1, dated as of June 29, 2017, to the Pari Passu Intercreditor Agreement, among the Initial Collateral Trustee, Credit Suisse AG, Cayman Islands Branch and each Existing Notes Trustee (“Joinder No. 1 to Pari Passu Intercreditor Agreement”), pursuant to which the June 2017 Notes Trustee became a party to the Pari Passu Intercreditor Agreement (as an Additional Senior Class Debt Representative, as therein defined) and (II) to that certain Joinder No. 2, dated as of October 1, 2018, to the Pari Passu Intercreditor Agreement, among the Collateral Trustee, each Existing Notes Trustee and the Administrative Agent (“Joinder No. 2 to Pari Passu Intercreditor Agreement” and, together with Joinder No. 1 to Pari Passu Intercreditor Agreement, the “Joinders to Pari Passu Intercreditor Agreement”), pursuant to which the Administrative Agent shall become a party to the Pari Passu Intercreditor Agreement (as an Additional Senior Class Debt Representative, as therein defined).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as provided herein.

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ARTICLE 1

DEFINED TERMS

Section 1.01. Definitions.

(a) Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

(b) Terms Defined in UCC. Each of the following terms are used herein as defined in the New York UCC: Accounts, Authenticate, Certificated Security, Chattel Paper, Commercial Tort Claim, Documents, Equipment, Farm Products, Instruments, Inventory and Letter-of-Credit Rights, Record and Security.

(c) Additional Definitions. The following additional terms shall have the following meanings:

“Agreement” shall mean this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Notice of Event of Default” shall have the meaning set forth in the Collateral Trust Agreement.

“Applicable Representative” shall have the meaning set forth in the Collateral Trust Agreement.

“Assignment of Claims Act” shall mean the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. 6305.

“Closing Date” shall mean October 1, 2018.

“Collateral” shall mean, with respect to each Grantor, all of the following in which such Grantor now has or may hereafter acquire any right, title or interest: all Accounts, Chattel Paper, Commercial Tort Claims, Copyright Licenses, Copyrights, Deposit Accounts, Documents, Equipment, General Intangibles, Instruments, Intellectual Property, Intercompany Loans, Intercompany Notes, Inventory, Investment Property, Letter-of-Credit Rights, Patent Licenses, Patents, Pledged Stock, Trademark Licenses, Trademarks and all other personal property, whether tangible or intangible, not described above in this definition, all books and records pertaining to any of the foregoing and, to the extent not otherwise included in the foregoing, all Proceeds and products of any and all of the foregoing and all collateral, guarantees and other supporting obligations given by any Person with respect to any of the foregoing; provided that (i) Collateral shall in any event not include any Excluded Assets of such Grantor and (ii) so long as such assets do not constitute collateral securing the Existing Indenture Secured Obligations or any Other First Lien Obligations (as defined in the Pari Passu Intercreditor Agreement), the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to (I) (x) accounts receivable and related assets transferred or purportedly transferred pursuant to, and in accordance with, a Permitted Receivables Financing (it being understood that each account receivable and related asset of a Grantor that is not transferred or purported to have been transferred pursuant to a Permitted Receivables Financing shall constitute “Collateral” hereunder) and (y) any Deposit Account that is used to hold collections on any of such accounts receivable and related assets described in the foregoing clause (x) or (II) any Company Stock.

“Collateral Trust Agreement” shall have the meaning set forth in the preamble hereto.

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“Collateral Trustee” shall have the meaning set forth in the preamble hereto.

“Company” shall have the meaning set forth in the preamble hereto.

“Controlled Deposit Account” shall mean, with respect to each Grantor, a Deposit Account maintained by such Grantor (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Collateral Trustee is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).

“Copyright Licenses” shall mean, with respect to each Grantor, any written agreement naming such Grantor as licensor or licensee (including, without limitation, those listed in Schedule 3.06), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” shall mean, (i) all copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 3.06), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Credit Facility Secured Obligations” shall mean with respect to any Grantor, the collective reference to its Primary Obligations and Guarantor Obligations.

“Credit Facility Secured Parties” shall mean the holders of the Credit Facility Secured Obligations, including, without limitation, the Collateral Trustee, the Administrative Agent and the Lenders from time to time.

“Credit Facility Security Interests” shall have the meaning set forth in Section 2.01 hereto.

“Deposit Account” shall have the meaning set forth in the UCC of any applicable jurisdiction and, in any event, shall include, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution. Notwithstanding the foregoing, demand, time, savings, passbook or like accounts established or maintained pursuant to and solely for the purposes of the BMG Cash Pooling Arrangement shall not constitute “Deposit Accounts” of any Group Member.

“Deposit Account Control Agreement” shall mean, with respect to any Deposit Account of any Grantor, a Deposit Account Control Agreement substantially in the form of Exhibit B (with any changes or in such other form that the Collateral Trustee shall have approved at the direction of the Applicable Representative among such Grantor, the Collateral Trustee and the relevant Depositary Bank, (i) providing that such Depositary Bank will comply with instructions originated by the Collateral Trustee directing disposition of the funds in such Deposit Account without further consent by such Grantor and (ii) subordinating to the Credit Facility Security Interests granted hereunder all claims of the Depositary Bank to such Deposit Account (except its right to deduct its normal operating charges and any uncollected funds previously credited thereto), in each case as amended, supplemented or otherwise modified from time to time.

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“Depositary Bank” shall mean a bank at which a Controlled Deposit Account is maintained.

“Discharge of Credit Facility Secured Obligations” means (a) payment in full of the Loans, the Reimbursement Obligations and the other Obligations (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), (b) termination of the Commitments and (c) that no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender).

“Event of Default” shall mean any “Event of Default” under (and as such term is defined in) any Specified Agreement.

“Excluded Assets” shall mean, collectively, with respect to each Grantor, (a) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset (i) is prohibited by any contract, agreement, instrument or indenture governing such Intangible Asset, (ii) would give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted only with the consent of another party, if such consent has not been obtained (except, in the case of clauses (i), (ii) and (iii), to the extent such prohibition, right of termination, or requirement of consent, as applicable, is rendered ineffective by the applicable provisions of the New York UCC or other applicable law); provided that any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets, (b) any intent-to-use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent, if any, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (c) all Securitization Assets, (d) Receivables that have been disposed of by a Grantor pursuant to a Factoring Arrangement, (e) Excluded Deposit Accounts, (f) Excluded Joint Ventures, (g) any assets specifically described in Section 7.13 as not being subject to pledge under the Loan Documents and (h) the Capital Stock of any Excluded Subsidiary other than 66  2⁄3% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding nonvoting Capital Stock of (A) each wholly owned Domestic Subsidiary that is described in clause (v) or (vi) of the definition of “Excluded Subsidiary” that is directly owned by the Company or any Grantor and (B) each wholly owned Foreign Subsidiary that is directly owned by the Company or any Grantor.

“Excluded Deposit Account” shall mean, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll (including salaries and wages and workers’ compensation), payroll taxes and other compensation and benefits (and similar expenses) or for administering foreign tax credits, and (b) any Deposit Account the funds in which consist solely of (i) funds held by Company or any Subsidiary in trust for any director, officer or employee of Company or any Subsidiary or any employee benefit plan maintained by Company or any Subsidiary or (ii) funds representing deferred compensation for the directors, officers and employees of Company and its Subsidiaries. As of the Closing Date, all Excluded Deposit Accounts are listed on Schedule 3.07.

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“Excluded Foreign Subsidiary” shall mean at any time (i) any Foreign Subsidiary of a Grantor (other than a Wholly Owned Subsidiary) where such Grantor is prohibited from pledging its ownership interests in such Foreign Subsidiary without the consent of the other owner or owners of such Foreign Subsidiary, (ii) any Foreign Subsidiary where the consent of a Governmental Authority is required for a Grantor to pledge the Capital Stock of such Foreign Subsidiary owned by the Grantor and such consent has not been obtained, which for the avoidance of doubt shall include all Foreign Subsidiaries and Joint Ventures organized under the law of the People’s Republic of China other than Tenneco (China) Co., Ltd., (iii) any Foreign Subsidiary where the Grantors collectively directly own less than 1% of the Capital Stock of such Foreign Subsidiary, (iv) any Foreign Subsidiary with respect to which the Company and the Administrative Agent reasonably determine that the time and expense of implementing a security arrangement is excessive in relation to the benefits of the Lenders in obtaining the same, and (v) any Foreign Subsidiary of a Grantor having total assets (as determined in accordance with GAAP) in an amount of less than 1% of Consolidated Total Assets of the Company; provided, however, that the total assets (as so determined) of all Excluded Foreign Subsidiaries referenced in the foregoing clause (v) shall not exceed 5% of Consolidated Total Assets of the Company. In the event that the total assets of all Excluded Foreign Subsidiaries referenced in clause (v) of the foregoing sentence exceed 5% of Consolidated Total Assets of the Company, the Company will designate in writing to the Administrative Agent Foreign Subsidiaries which would otherwise constitute Excluded Foreign Subsidiaries to be excluded as Excluded Foreign Subsidiaries until such 5% threshold is met.

“Excluded Joint Venture” shall mean (a) each joint venture listed on Schedule 1.01C and (b) each joint venture of a Grantor to the extent the grant by such Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such joint venture (i) is prohibited by any contract, agreement, instrument or indenture governing such joint venture, (ii) would give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted only with the consent of another party, if such consent has not been obtained; provided, that the foregoing exclusions shall not apply to the extent that any such prohibition, right to terminate, consent right or other term would be ineffective pursuant to the UCC.

“Existing Indenture Secured Obligations” shall mean all Obligations under the Target Indentures and under the Target Notes, including, in each case, all amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to any Grantor and all amounts that would have accrued or become due under the terms of the Target Indentures or the Target Notes but for the effect of the Insolvency or Liquidation Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding.

“Existing Indenture Secured Parties” shall mean the holders of the Existing Indenture Secured Obligations, including, without limitation, the Collateral Trustee, the Existing Notes Trustees and the holders of the Target Notes from time to time.

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“Existing Notes Collateral Agreements” shall mean (i) the Collateral Agreement, dated as of March 30, 2017, made by Federal-Mogul LLC and certain of its Subsidiaries in favor of Citibank, N.A., as Collateral Trustee and (ii) the Collateral Agreement, dated as of June 30, 2017, made by Federal-Mogul LLC and certain of its Subsidiaries in favor of Citibank, N.A., as Collateral Trustee, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Notes Trustees” shall have the meaning set forth in the recitals hereto.

“Existing Security Interests” shall have the meaning set forth in Section 2.01 hereto.

“Factoring Arrangements” shall mean any arrangements between a Group Member and a third party (other than an Affiliate) under which the Receivables of such Group Member are factored on a non-recourse basis.

“Federal Government” shall mean the federal government of the United States or any agency or instrumentality thereof.

“Final Release Date” shall mean the date on which the Discharge of Credit Facility Secured Obligations shall have occurred.

“Foreign Subsidiary” shall mean any Subsidiary organized under the laws of any jurisdiction outside the United States.

“Foreign Subsidiary Voting Stock” shall mean the voting Capital Stock of any Foreign Subsidiary.

“General Intangibles” shall mean, with respect to each Grantor, all “general intangibles” as such term is defined in Article 9 of the New York UCC and, in any event, including, without limitation, with respect to such Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Grantor” shall have the meaning set forth in the preamble hereto.

“Group Members” shall mean Company and its Subsidiaries.

“Guarantor Obligations” shall have the meaning provided in the Guarantee Agreement.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, service marks, trademark and service mark licenses, trade names, technology, know-how, trade secrets and processes, all registrations and applications for registration of any of the foregoing, all goodwill associated with any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

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“Intercompany Loans” shall mean the collective reference to all loans and advances, whether or not evidenced by any promissory note or other instrument, made by any Grantor to any Subsidiary, other than such loans and advances in respect of which the pledge thereof would, in the good faith judgment of Company, result in adverse tax consequences to any Group Member.

“Intercompany Notes” shall mean any promissory note or other instrument evidencing an Intercompany Loan that may be issued to, or held by, any Grantor while this Agreement is in effect (including, without limitation, those promissory notes evidencing Intercompany Loans included on Schedule 1.01A).

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Article 9 of the New York UCC (other than any voting stock of any Excluded Subsidiary or Capital Stock of any Excluded Joint Venture excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Investment Property Issuer” shall mean with respect to any Investment Property, each issuer of such Investment Property.

“Material Government Contract” shall mean, with respect to each Grantor, a contract between such Grantor and either (i) the Federal Government or (ii) a state or local government of the United States or any agency or instrumentality thereof, that provides for payments to such Grantor in an aggregate amount exceeding $2,000,000.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Trustee on the Mortgaged Property, in form and substance reasonably satisfactory to the Collateral Trustee and the Administrative Agent.

“Mortgaged Property” means each parcel of real estate required to be encumbered by a Mortgage pursuant to Schedule 5(a) of the Perfection Certificate.

“New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

“Notice of Event of Default” shall have the meaning set forth in the Collateral Trust Agreement.

“Pari Passu Intercreditor Agreement” shall have the meaning set forth in the recitals hereto.

“Patent License” shall mean, with respect to each Grantor, all agreements, whether written or oral, providing for the grant by or to such Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 3.06.

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“Patents” shall mean, (i) all letters patent of the United States, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 3.06, (ii) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 3.06, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Perfection Certificate” shall mean, with respect to each Grantor that is a Domestic Subsidiary, a certificate substantially in the form of Exhibit C, completed and supplemented with the schedules contemplated thereby, and signed by an officer of the Company on behalf of such Grantor.

“Permitted Liens” shall mean (i) the Existing Security Interests, (ii) the Credit Facility Security Interests and (iii) any other Liens on the Collateral not prohibited by any Specified Agreement.

“Permitted Securitization Transaction” shall mean one or more securitization transactions permitted under each of the Specified Agreements pursuant to which any Group Member securitizes Receivables and Related Security, including without limitation, as a result of the sale or granting of a Lien on such Receivables and Related Security to any SPV and the contribution of Receivables and Related Security to such SPV.

“Pledged Securities” shall mean the collective reference to the Pledged Stock and the Intercompany Notes.

“Pledged Stock” shall mean the shares of Capital Stock listed on Schedules 1.01B and 1.01C, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, that (i) in no event shall more than 66  2⁄3% of the total outstanding voting and 100% of the total outstanding non-voting Capital Stock of any Excluded Subsidiary constitute Pledged Stock hereunder and under the other Loan Documents, (ii) no Capital Stock of any Excluded Joint Venture shall constitute Pledged Stock hereunder and under the other Loan Documents and (iii) no Capital Stock of any Excluded Foreign Subsidiary shall constitute Pledged Stock hereunder and under the other Loan Documents so long as such Capital Stock does not constitute collateral securing the Existing Indenture Secured Obligations or any Other First Lien Obligations (as defined in the Pari Passu Intercreditor Agreement).

“Primary Obligations” shall mean, with respect to any Grantor, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Grantor (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Hedge Agreement (as defined in the Guarantee Agreement) or Cash

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Management Obligations, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement (including any guarantees of any Borrower of any Lender Hedge Agreements entered into by any Subsidiary), any Cash Management Obligation (including any guarantees of any Borrower of any Cash Management Obligations entered into by any Subsidiary) or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders) that are required to be paid by any Grantor pursuant to the terms of any of the foregoing agreements.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Related Security” shall mean, with respect to any Receivables, (a) all Liens and property subject thereto from time to time securing or purporting to secure the payment of such Receivable by the Person obligated thereon, (b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (c) all right, title and interest of any Group Member or any SPV in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to such Receivable; provided that Related Security will not include returned goods only to the extent that all amounts required to be paid pursuant to Securitization Transactions in respect of such goods have been paid, (d) all collections with respect to any of the foregoing, (e) all records with respect to any of the foregoing, and (f) all proceeds of such Receivable or with respect to any of the foregoing.

“Securitization Assets” shall mean (i) all Securitized Receivables; (ii) all Related Security with respect to all Securitized Receivables; (iii) all cash collections and other cash proceeds of Securitized Receivables, including, without limitation, cash proceeds of all Related Security with respect to all Securitized Receivables; (iv) each concentration account, depositary account, lockbox account or similar account in which any cash collections or cash proceeds described in the preceding clause (iii) are collected or deposited and all balances, checks, money orders and other instruments from time to time therein; and (v) all documentation evidencing any Permitted Securitization Transaction.

“Securitized Receivables” shall mean all Receivables that have been sold, transferred or assigned pursuant to a Permitted Securitization Transaction.

“Security Documents” shall mean, collectively (i) the “Security Documents” as defined in the Credit Agreement and (ii) each Deposit Account Control Agreement.

“Specified Agreements” shall mean, collectively, the Credit Agreement, the Target Indentures and the Pari Passu Intercreditor Agreement.

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“SPV” shall mean a wholly-owned Subsidiary of Company which is created for the sole purpose of purchasing Receivables from any Group Member as part of a Permitted Securitization Transaction, which engages in no activities other than in connection with the financing of Receivables and which is designated as an SPV by the board of directors of Company.

“Subsidiary Grantors” shall mean, collectively, each Grantor other than the Company.

“Trademark License” shall mean, with respect to any Grantor, any agreement, whether written or oral, providing for the grant by or to such Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 3.06.

“Trademarks” shall mean, (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 3.06, and (ii) the right to obtain all renewals thereof.

Section 1.02. Other Definitional Provisions. (a) The words. “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2

GRANTS OF SECURITY INTERESTS

Section 2.01. Grants of Security Interests. Each Grantor, pursuant to the Existing Notes Collateral Agreements, has granted to the Collateral Trustee for the benefit of the Existing Indenture Secured Parties as security for such Grantors’ Existing Secured Obligations, a security interest in all right, title and interest of such Grantor in all Collateral, whether then existing or thereafter acquired (the “Existing Security Interests”). Pursuant to this Agreement, each Grantor hereby grants to the Collateral Trustee for the benefit of the Credit Facility Secured Parties, as security for such Grantor’s Credit Facility Secured Obligations, a security interest in all right, title and interest of such Grantor in all Collateral, whether now existing or hereafter acquired (the security interests granted hereby to secure the Credit Facility Secured Obligations, the “Credit Facility Security Interests”).

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Collateral Trustee and the Credit Facility Secured Parties that:

Section 3.01. Title; No Other Liens. Such Grantor owns or has rights in each item of its Collateral free and clear of any and all Liens or claims of others other than Permitted Liens. To the knowledge of each Grantor, no financing statement, security agreement, mortgage or other public notice, in any such case authorized by any such Grantor, with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed with respect to Permitted Liens.

Section 3.02. Perfected Security Interests.

(a) Each Credit Facility Security Interest, upon execution and delivery of the Collateral Trust Joinder and completion of the filings and other actions specified on Schedule 3.02 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Trustee in completed and duly executed form) will constitute valid, perfected (to the extent it can be perfected by the completion of such filings and other applicable actions under applicable law), separate and distinct security interests in all of the Collateral in favor of the Collateral Trustee, for the benefit of the Credit Facility Secured Parties that are secured parties with respect to the Credit Facility Security Interests, as collateral security for the Credit Facility Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor.

(b) The Credit Facility Security Interests are prior to all other Liens on the Collateral except for other Permitted Liens described in clauses (i) and (ii) of the definition thereof which have priority over, or parity with, the Credit Facility Security Interests by operation of law; provided that no representations are made with respect to the requirements of any laws of any jurisdiction other than the United States or any State thereof with respect to the perfection or priority of the Credit Facility Security Interests.

Section 3.03. Perfection Certificate. Such Grantor (if a Domestic Subsidiary) has delivered a Perfection Certificate to the Collateral Trustee. The information set forth therein is correct and complete as of the date hereof.

Section 3.04. Farm Products. None of the Collateral of such Grantor constitutes, or is the Proceeds of, Farm Products.

Section 3.05. Pledged Securities. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Investment Property Issuer owned by such Grantor; provided that with respect to each Investment Property Issuer which is an Excluded Subsidiary, not more than 66 2⁄3% of the voting and 100% of the nonvoting stock of any such Investment Property Issuer is pledged hereunder.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and non-assessable.

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(c) Each of the Intercompany Notes, when issued, will constitute the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Permitted Liens.

Section 3.06. Intellectual Property. (a) Schedule 3.06 lists all Intellectual Property consisting of United States Patents, Trademarks and Copyrights, applications for United States Patents, and applications for registration of United States Trademarks and Copyrights, and each Patent License, Trademark License and Copyright License in respect of which the annual license payment is greater than $2,000,000, in each case owned by such Grantor in its own name (or in the name of a predecessor entity or in a prior name) on the date hereof.

(b) Each Grantor owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property by such Grantor or the validity or effectiveness of any Intellectual Property owned by such Grantor, nor does Company know of any valid basis for any such claim. To the knowledge of Company, the use of Intellectual Property by each Grantor does not infringe on the rights of any Person in any material respect.

(c) Except as set forth in Schedule 3.06, on the date hereof, none of the Intellectual Property is the subject of any material licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

Section 3.07. Deposit Accounts. On the date hereof, all Deposit Accounts (including Excluded Deposit Accounts) of such Grantor are listed in Schedule 3.07.

Section 3.08. Material Government Contracts. (a) Exhibit D-1 lists all Material Government Contracts to which such Grantor is a party as of the date hereof. Such Grantor has executed and delivered to the Collateral Trustee assignments and notices of assignment, substantially in the forms of Exhibits D-2 and D-3, with respect to each of its Material Government Contracts with the Federal Government.

(b) When any notice of assignment referred to in Section 3.08(a) or Section 4.11(a) is filed with the governmental authority or agency or other office described therein, the Credit Facility Security Interests will constitute a valid assignment of the Material Government Contract identified therein, to the extent that such validity is governed by the Assignment of Claims Act.

Section 3.09. Commercial Tort Claims. On the date hereof, all Commercial Tort Claims held by such Grantor are listed in Schedule 3.09.

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Section 3.10. Pledged Promissory Notes. On the date hereof, all promissory notes evidencing amounts owed to any Grantor are set forth on Schedule 1.01A.

ARTICLE 4

COVENANTS

Each Grantor covenants and agrees with the Collateral Trustee and the Credit Facility Secured Parties that, from and after the Closing Date until the Final Release Date:

Section 4.01. Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Collateral Trustee, duly indorsed to the Collateral Trustee, to be held as Collateral pursuant to this Agreement.

Section 4.02. [Reserved].

Section 4.03. [Reserved].

Section 4.04. Maintenance of Perfected Security Interests. Such Grantor shall maintain each of the Credit Facility Security Interests as perfected security interests having at least the priority described in Section 3.02 and shall defend the Credit Facility Security Interests against the claims and demands of all Persons whomsoever (other than with respect to claims and demands by the beneficiaries of any Credit Facility Security Interests granted or permitted hereunder). Without limiting the generality of the foregoing, such Grantor agrees to record and file, at its own expense, financing statements (and continuation statements when applicable) with respect to the Collateral now existing or hereafter created meeting the requirements of applicable state or federal law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfected the Credit Facility Security Interests in the Collateral, and to deliver a file stamped copy of each such financing statement or other evidence of filing to the Collateral Trustee promptly after each such filing. The Collateral Trustee shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC or any other applicable law in connection with the Collateral.

Section 4.05. Changes in Locations, Name, etc. Such Grantor will not, except upon prior written notice to the Collateral Trustee and delivery to the Collateral Trustee of all additional executed financing statements and other documents that are necessary, or that are reasonably requested by the Collateral Trustee to maintain the validity, perfection and priority of the security interests provided for herein: (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.03, or (ii) change its name, identity or corporate or other organizational structure.

Section 4.06. Notices. Promptly after having knowledge thereof, such Grantor will notify in writing the Collateral Trustee and the Administrative Agent, in reasonable detail, of:

(a) any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect, in a material respect, the ability of the Collateral Trustee to exercise any of its remedies hereunder; and

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(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

Section 4.07. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Investment Property Issuer pledged by a Grantor, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Trustee, hold the same in trust for the Collateral Trustee and deliver the same forthwith to the Collateral Trustee in the exact form received, duly indorsed by such Grantor to the Collateral Trustee, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor (if required to perfect the Collateral Trustee’s Lien over such Investment Property), to be held by the Collateral Trustee, subject to the terms hereof, as additional collateral security for the Credit Facility Secured Obligations of such Grantor. At all times while an event of default has occurred and is continuing under the provisions of the Credit Agreement or any other Loan Documents and subject to the Pari Passu Intercreditor Agreement, any sums paid upon or in respect of the Investment Property pledged by such Grantor upon the liquidation or dissolution of any Investment Property Issuer shall be paid over to the Collateral Trustee to be held by it hereunder as additional collateral security for the Credit Facility Secured Obligations of such Grantor, and in case any distribution of capital shall be made on or in respect of the Investment Property pledged by such Grantor or any property shall be distributed upon or with respect to the Investment Property pledged by such Grantor pursuant to the recapitalization or reclassification of the capital of any Investment Property Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Trustee, be delivered to the Collateral Trustee to be held by it hereunder as additional collateral security for the Credit Facility Secured Obligations of such Grantor. If any sums of money or property so paid or distributed in respect of the Investment Property pledged by a Grantor shall be received by such Grantor while an event of default has occurred and is continuing under the provisions of the Loan Documents, such Grantor shall, until such money or property is paid or delivered to the Collateral Trustee, hold such money or property in trust for the Collateral Trustee, segregated from other funds of such Grantor, as additional collateral security for the Credit Facility Secured Obligations of such Grantor, in each case subject to the Pari Passu Intercreditor Agreement.

(b) In the case of each Grantor which is an Investment Property Issuer, such Investment Property Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Trustee promptly in writing of the occurrence of any of the events described in Section 4.07(a) with respect to the Investment Property issued by it and (iii) the terms of Section 5.01(b) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.01(b) with respect to the Investment Property issued by it.

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Section 4.08. Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each Trademark owned by such Grantor that is material to Company and its Subsidiaries, taken as a whole (a “Material Trademark”) in order to maintain such Material Trademark in full force free from any claim of abandonment for non-use, (ii) use such Material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law and (iii) not (and not permit any licensee or sub-licensee thereof to) knowingly do any act or knowingly omit to do any act whereby such Material Trademark may become invalidated or impaired in any material respect.

(b) Such Grantor (either itself or through licensees) will not knowingly do any act, or knowingly omit to do any act, whereby any Patent owned by such Grantor that is material to Company and its Subsidiaries, taken as a whole (a “Material Patent”) may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not knowingly do any act or knowingly omit to do any act whereby any Copyright owned by such Grantor that is material to Company and its Subsidiaries, taken as a whole (a “Material Copyright”) may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) knowingly do any act whereby any Material Copyright may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not knowingly do any act or omit to do any act if the performance or nonperformance of such act could reasonably be expected to result in a material infringement to the Intellectual Property of any Person.

(e) Such Grantor will notify the Collateral Trustee and the Administrative Agent immediately if it knows that any application or registration relating to any Intellectual Property owned by such Grantor that is material to Company and its Subsidiaries, taken as a whole (“Material Intellectual Property”), may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) challenging such Grantor’s ownership of, or the validity of, any such Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) If during any fiscal quarter such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for a Patent with the United States Patent and Trademark Office, or an application for the registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, respectively, (ii) otherwise acquire any Patent or Trademark issued by, registered with, or applied for in the United States Patent and Trademark Office, or any Copyright registered with or applied for in the United States Copyright Office, or (iii) file a “Statement of Use” or an “Amendment to Allege Use” with respect to any intent-to-use Trademark application owned by such Grantor, such Grantor shall report such acquisition or filing to the Collateral Trustee and the Administrative Agent within 45 days after the last day of such fiscal quarter. Upon request of the Collateral Trustee (acting at the direction of the Administrative Agent), such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Trustee may reasonably request to evidence the Collateral Trustee’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

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(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any Material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Material Intellectual Property (which may include the grant of a license to such third party).

Section 4.09. Deposit Accounts. Each Grantor will ensure that (i) each Deposit Account (other than Excluded Deposit Accounts) of such Grantor in existence on the Closing Date (or on the date on which such Grantor becomes a “Grantor” hereunder, as the case may be) shall at all times be a Controlled Deposit Account and (ii) each Deposit Account (other than Excluded Deposit Accounts) of such Grantor established after the Closing Date (or after the date on which such Grantor becomes a “Grantor” hereunder, as the case may be) shall be a Controlled Deposit Account within 20 days after such Deposit Account is established (or such longer period of time as the Collateral Trustee shall agree in its reasonable discretion); provided however that the foregoing shall be subject to any post-close periods following the Closing Date permitted in the Credit Agreement for execution of control agreements with respect to the Deposit Accounts.

Section 4.10. Receivables.

(a) While an Applicable Notice of Event of Default shall be in effect, the Collateral Trustee shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Trustee, acting at the direction of the Applicable Representative, may require in connection with such test verifications.

(b) [Reserved].

(c) Subject to the provisions of Section 5.05, each Grantor is authorized to continue to collect such Grantor’s Receivables in accordance with its customary practices, at its own expense, and to adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon, all in accordance with its customary practices.

(d) At the Collateral Trustee’s request (acting at the direction of the Administrative Agent), each Grantor shall deliver to the Collateral Trustee all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

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(e) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Trustee nor any Credit Facility Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Credit Facility Secured Party of any payment relating thereto.

Section 4.11. Material Government Contracts.

(a) Each Grantor will promptly amend and supplement Exhibit D-1 to include each Material Government Contract entered into by it after the Closing Date, by delivering to the Collateral Trustee a supplemental schedule of Material Government Contracts. Concurrently therewith, such Grantor will execute and deliver to the Collateral Trustee assignments and notices of assignment, substantially in the forms of Exhibits D-2 and D-3, with respect to each Material Government Contract with the Federal Government listed on such supplemental schedule.

(b) Each Grantor will, from time to time, execute and file (and deliver copies thereof to the Collateral Trustee) all assignments, notices of assignment and other documents required to be filed with any state or local government or agency to insure that such Grantor’s Material Government Contracts with such government or agency are validly assigned to the Collateral Trustee to the extent that such validity is governed by applicable provisions of state or local law.

Section 4.12. Commercial Tort Claims. Each Grantor agrees that within 10 days of the identification of the existence of any Commercial Tort Claim, such Grantor shall notify the Collateral Trustee of such Commercial Tort Claim, and shall execute such additional documents as shall be required to ensure that such Commercial Tort Claim is subject to each of the Credit Facility Security Interests hereunder.

ARTICLE 5

REMEDIAL PROVISIONS

Section 5.01. Investment Property, Including Pledged Stock. (a) Unless an Applicable Notice of Event of Default shall be in effect and the Collateral Trustee shall have given notice to the relevant Grantor of the Collateral Trustee’s intent to exercise its corresponding rights pursuant to Section 5.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Investment Property, paid in the ordinary course of business of the relevant Investment Property Issuer, to the extent permitted under the Specified Agreements, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided that no vote shall be cast or corporate or other organizational right exercised or other action taken which, as the Collateral Trustee shall be advised by the Administrative Agent, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any Specified Agreement.

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(b) If an Applicable Notice of Event of Default shall be in effect and the Collateral Trustee shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, subject to the Pari Passu Intercreditor Agreement, (i) the Collateral Trustee shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property pledged by a Grantor and make application thereof as specified in Section 3.04 of the Collateral Trust Agreement, and (ii) any or all of the Investment Property pledged by a Grantor shall be registered in the name of the Collateral Trustee or its nominee, and the Collateral Trustee or its nominee may (but shall not be obligated to) during such period exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Investment Property Issuer or Investment Property Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Investment Property Issuer, or upon the exercise by any Grantor or the Collateral Trustee of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Trustee may determine), all without liability except to account for property actually received by it, but the Collateral Trustee shall have no duty to any Grantor or Secured Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Investment Property Issuer of any Investment Property pledged by such Grantor hereunder to, subject to the Pari Passu Intercreditor Agreement, (i) comply with any instruction received by it from the Collateral Trustee in writing that (x) states that an Applicable Notice of Event of Default is in effect and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Investment Property Issuer shall be fully protected in so complying, and (ii) if an Applicable Notice of Event of Default is in effect, pay any dividends or other payments with respect to such Investment Property directly to the Collateral Trustee.

Section 5.02. Proceeds To Be Turned Over to Collateral Trustee. If an Applicable Notice of Event of Default shall be in effect, all Proceeds paid in respect of any Collateral received by any Grantor consisting of cash, checks and other similar items shall be held by such Grantor in trust for the Collateral Trustee, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Trustee in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Trustee, if required) subject to the Pari Passu Intercreditor Agreement.

Section 5.03. Application of Proceeds.

(a) All Proceeds of the Collateral received by the Collateral Trustee hereunder shall be held and applied in accordance with Section 3.04 of the Collateral Trust Agreement.

(b) At such intervals as may be agreed upon by the Company and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds received by the Administrative Agent from the Collateral Trustee in accordance with Section 3.04 of the Collateral Trust Agreement in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

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Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and

Fourth, any balance remaining after the Obligations shall have been paid in full (other than obligations under or in respect of Hedge Agreements and other than contingent indemnity obligations not due and payable), no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

Section 5.04. UCC and Other Remedies. If an Applicable Notice of Event of Default is in effect, the Collateral Trustee, on behalf of the Credit Facility Secured Parties, may (but shall not be obligated to) exercise (subject to the Pari Passu Intercreditor Agreement, and in accordance with the Collateral Trust Agreement), in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Credit Facility Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Trustee or any Credit Facility Secured Party or elsewhere upon such terms and conditions and prices as it may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Trustee or any Credit Facility Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Trustee’s request, to assemble the Collateral and make it available to the Collateral Trustee at places which the Collateral Trustee shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 5.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights

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of the Collateral Trustee and the Credit Facility Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Credit Facility Secured Obligations, in the order specified in the Collateral Trust Agreement, and only after such application and after the payment by the Collateral Trustee of any other amount required by any provision of law, including, without limitation, Article 9 of the New York UCC, shall the Collateral Trustee account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Trustee or any Credit Facility Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 5.05. Certain Matters Relating to Receivables. While an Applicable Notice of Event of Default shall be in effect, each Grantor will, if requested to do so by the Collateral Trustee, promptly notify (and such Grantor authorizes the Collateral Trustee so to notify) each account debtor in respect of any of its Receivables that such Receivables have been assigned to the Collateral Trustee hereunder, and that any payments due or to become due in respect of such Receivables are to be made directly to the Collateral Trustee or its designee, as instructed by the Collateral Trustee.

Section 5.06. Certain Matters Relating to Material Government Contracts. While an Applicable Notice of Event of Default shall be in effect, the Collateral Trustee may, at the Grantors’ expense: (i) cause to be filed, delivered and recorded with the Federal Government in accordance with the Assignment of Claims Act any or all assignments and/or notices of assignment executed and delivered to the Collateral Trustee pursuant to Section 3.08(a) and Section 4.11(a); and (ii) cause to be filed, delivered and/or recorded with the relevant state or local government or agency any or all assignments, notices of assignment and/or other documents executed and delivered to the Collateral Trustee pursuant to Section 4.11(b).

Section 5.07. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Trustee to exercise rights and remedies under this Agreement, and in accordance with the Pari Passu Intercreditor Agreement, each Grantor, solely during the continuance of an Event of Default, grants to the Collateral Trustee an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, solely in connection with Collateral Trustee’s exercise of its rights to the Collateral; provided, however, that nothing in this Section 5.07 shall require a Grantor to grant any license that (a) violates the terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein, or (b) is prohibited by any Requirements of Law; provided further that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Collateral Trustee may only be exercised, at the option of the Collateral Trustee, during the continuation of an Event of Default; provided further that any license, sublicense or other transaction entered into by the Collateral Trustee in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

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ARTICLE 6

THE COLLATERAL TRUSTEE

Section 6.01. Collateral Trustee’s Appointment as Attorney-in-fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact while an Applicable Notice of Event of Default is in effect, with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Trustee the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following while an Applicable Notice of Event of Default is in effect:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise as the Collateral Trustee (acting at the direction of the Applicable Representative) may deem as necessary for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Trustee may reasonably request to evidence the Collateral Trustee’s and the Credit Facility Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.04, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Trustee or as the Collateral Trustee shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts,

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drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Trustee (acting at the direction of the Applicable Representative) may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Trustee (acting in consultation with the Applicable Representative) shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Trustee were the absolute owner thereof for all purposes, and do, at the Collateral Trustee’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Trustee may reasonably deem necessary to protect, preserve or realize upon the Collateral and the Collateral Trustee’s and the Credit Facility Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Trustee incurred in connection with actions undertaken as provided in this Section 6.01, together with interest thereon at a rate per annum equal to 2%, from the date of payment by the Collateral Trustee to the date reimbursed by the relevant Grantor, shall be promptly paid by such Grantor to the Collateral Trustee on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 6.02. Duty of Collateral Trustee. (a) The Collateral Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Article 9 of the New York UCC or otherwise, shall be as provided in the Collateral Trust Agreement. Neither the Collateral Trustee, any Credit Facility Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Trustee and the Credit Facility Secured Parties hereunder are solely to protect the Collateral Trustee’s and the Credit Facility Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Trustee or any Credit Facility Secured Party to exercise any such powers. The Collateral Trustee and the Credit Facility Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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(b) Any other provision of this Agreement notwithstanding, neither the Collateral Trustee nor the Administrative Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(c) Neither the Collateral Trustee nor the Administrative Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Credit Facility Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, or willful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d) The Collateral Trustee shall be under no obligation to exercise any of its rights or powers vested in it by this Agreement (subject to the Pari Passu Intercreditor Agreement), at the request, order or direction of the Administrative Agent or Credit Facility Secured Party, pursuant to the provisions of this Agreement, unless the Administrative Agent or Credit Facility Secured Party shall have offered to the Collateral Trustee security or indemnity satisfactory to the Collateral Trustee against the losses costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees) which might be incurred therein or thereby.

(e) The Collateral Trustee shall have no duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States (“Foreign Collateral”) but shall, at the specific request of the Administrative Agent, appoint a person or persons to act on behalf of the Credit Facility Secured Parties with respect to such Foreign Collateral. Such person or persons (provided the same are reasonably acceptable to the Collateral Trustee) and the Collateral Trustee shall enter into a collateral assignment pledge agreement, mortgage, enforcing document or other security agreement purporting to relate to the Credit Facility Security Interest in such item of Foreign Collateral pursuant to which such person or persons shall exercise the rights and remedies of the Collateral Trustee and the Credit Facility Secured Parties in the Foreign Collateral for their respective benefit.

(f) In exercising any right, power or discretion under this Agreement and any other Security Document, the Collateral Trustee shall be entitled to seek the direction of the Administrative Agent.

Section 6.03. Execution of Financing Statements. Pursuant to Article 9 of the New York UCC and any other applicable law, each Grantor authorizes the Collateral Trustee to file or record, or cause to be filed or recorded, financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as shall be appropriate to perfect the security interests of the Collateral Trustee under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

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Section 6.04. Authority of Collateral Trustee. Each Grantor acknowledges that the rights and responsibilities of the Collateral Trustee under this Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Trustee and the Credit Facility Secured Parties, be governed by the Collateral Trust Agreement, the Pari Passu Intercreditor Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and the Grantors, the Collateral Trustee shall be conclusively presumed to be acting as agent for the Credit Facility Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Grantors and the Credit Facility Secured Parties acknowledge that the rights, privileges, protections, immunities and benefits given to the Collateral Trustee under the Collateral Trust Agreement, including, without limitation, its right to be indemnified, are hereby incorporated herein by reference thereto as if set forth herein in full.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by an instrument in writing executed by the Grantors and by the Collateral Trustee (pursuant to instructions given in accordance with the Collateral Trust Agreement).

Section 7.02. Notices. All notices, requests and demands to or upon the Collateral Trustee or any Grantor hereunder shall be effected in the manner provided for in Section 6.01 of the Collateral Trust Agreement; provided that any such notice, request or demand to or upon any Subsidiary Grantor shall be addressed to such Subsidiary Grantor c/o Company and that any such notice, request or demand to or upon the Collateral Trustee shall be addressed to the Collateral Trustee at its notice address set forth in the Collateral Trust Agreement.

Section 7.03. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Trustee nor any Credit Facility Secured Party shall by any act (except by a written instrument pursuant to Section 7.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee or any Credit Facility Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any Credit Facility Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Trustee or such Credit Facility Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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Section 7.04. Successors and Assigns. This Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Collateral Trustee and the Credit Facility Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Trustee or as otherwise expressly permitted in the Credit Agreement.

Section 7.05. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7.06. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.07. Section Headings. The Section headings used in this Agreement are solely for convenience of reference only and shall not constitute a part of this Agreement or affect the meaning, construction or effect of any provision hereof.

Section 7.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7.09. Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Security Document will prevent the Collateral Trustee or any Credit Facility Secured Party from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against the Collateral or any other property of any Grantor in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.02 or at such other address of which the Collateral Trustee shall have been notified pursuant thereto;

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(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.09 any special, exemplary, punitive or consequential damages.

Section 7.10. Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Credit Agreement and the other Security Documents to which it is a party;

(b) neither the Collateral Trustee nor any Credit Facility Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, the Specified Agreements or the other Security Documents, and the relationship between the Grantors, on the one hand, and the Collateral Trustee and Credit Facility Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by any of the Specified Agreements or other Security Documents, or otherwise exists by virtue of the transactions contemplated hereby among the Credit Facility Secured Parties or among the Grantors and the Credit Facility Secured Parties.

Section 7.11. Additional Grantors. Each Subsidiary of Company that is required to become a party to this Agreement pursuant to any Specified Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Exhibit A hereto. For the avoidance of doubt, only Domestic Loan Parties shall be parties to this Agreement (unless the Administrative Agent and the Company otherwise agree, in which case this Agreement shall be amended in accordance with Sections 2.29(d) and Section 10.1(b)(iii) of the Credit Agreement to reflect such terms and limitations with respect to any Foreign Loan Parties (subject to applicable legal, tax, accounting, regulatory and other similar considerations) as the Administrative Agent and the Company shall reasonably agree).

Section 7.12. Termination of Security Interests; Release of Collateral.

(a) The Credit Facility Security Interests shall terminate on the Final Release Date.

(b) Notwithstanding anything herein to the contrary, this Agreement shall not apply and shall cease to be effective, without delivery of any instrument or performance of any act by any party, upon the occurrence and during the continuation of a Suspension Period Event; provided that this Agreement shall be automatically reinstated and shall become immediately effective, without delivery of any instrument or performance of any act by any party, at any time that the requirements of a Suspension Period Event are no longer satisfied.

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(c) [Reserved].

(d) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement (but other than to any other Grantor), including pursuant to Section 7.5(t) or Section 7.5(z) thereof in connection with or in contemplation of the Spin-Off, then the Credit Facility Security Interests on such Collateral (but not on any Proceeds thereof) shall be automatically released upon the consummation of such sale, transfer or other disposition. The Collateral Trustee, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Credit Facility Security Interests on such Collateral effected pursuant to this Section 7.12(d); provided that as a condition precedent to the execution of any such releases or other documents, Company shall have delivered to the Collateral Trustee and to the Administrative Agent, at least 10 Business Days prior to the date of the relevant proposed release pursuant to this Section 7.12(d), a written request for release identifying the relevant Grantor, together with a certification by Company stating that such transaction is in compliance with the Credit Agreement.

(e) If (x)(i) all the Capital Stock of a Subsidiary Grantor shall be sold, transferred or otherwise disposed of (but other than to any other Grantor), (ii) a Subsidiary Grantor shall enter into any merger, consolidation or amalgamation with a Person that is not a Grantor (and is not required to be a Grantor) and such Subsidiary Grantor is not the survivor of such merger, consolidation or amalgamation, or (iii) a Subsidiary Grantor shall liquidate, wind up or dissolve itself (or be liquidated or dissolved), in the case of each of clauses (i), (ii) and (iii) pursuant to a transaction permitted by the Credit Agreement, including pursuant to Section 7.5(t) or Section 7.5(z) thereof in connection with or in contemplation of the Spin-Off, or (y) a Subsidiary Grantor is designated an “Unrestricted Subsidiary” in accordance with Section 6.10 of the Credit Agreement and the definition of “Unrestricted Subsidiary” in the Credit Agreement, in each case such Subsidiary Grantor shall be automatically released from its obligations hereunder. The Collateral Trustee, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Credit Facility Security Interests on such Collateral effected pursuant to this Section 7.12(e); provided that as a condition precedent to the execution of any such releases or other documents, Company shall have delivered to the Collateral Trustee and to the Administrative Agent, at least 10 Business Days prior to the date of the relevant proposed release pursuant to this Section 7.12(e), a written request for release identifying the relevant Subsidiary Grantor, together with a certification by Company stating that such transaction is in compliance with the Credit Agreement.

(f) Upon the termination of any Credit Facility Security Interests in accordance with any of clauses (a), (d) and (e) above and upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, the Collateral shall be released from such Credit Facility Security Interests, all without delivery of any instrument or performance of any act by any party; provided that, to the extent such Collateral was released from the Credit Facility Security Interests upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, such Credit Facility Security Interests shall be automatically reinstated, granted and shall become immediately effective, all without delivery of any instrument or performance of any act by any party, at any time that the requirements of a

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Suspension Period Event are no longer satisfied. Upon the occurrence of the Final Release Date, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Trustee and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the relevant Grantors. At the request and sole expense of any Grantor following the Final Release Date, the Collateral Trustee shall deliver to such Grantor any Collateral held by the Collateral Trustee hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. In addition, the Collateral Trustee shall release the Collateral as provided in Section 6.10 of the Collateral Trust Agreement.

(g) Upon the termination of any Credit Facility Security Interests in accordance with clause (a) above and upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, at the request and sole expense of any Grantor, the Collateral Trustee shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination of the Credit Facility Security Interests; provided that, to the extent such Credit Facility Security Interests were terminated upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, within fifteen (15) Business Days after the first date that the requirements of such Suspension Period Event are no longer satisfied, each Grantor shall (i) execute and deliver to the Collateral Trustee such amendments to this Agreement or such other documents as are necessary or advisable to grant to the Collateral Trustee, for the benefit of the Credit Facility Secured Parties, a security interest in the Collateral and (ii) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Credit Facility Secured Parties, a perfected security interest in the Collateral having at least the priority described in Section 3.02, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by this Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Trustee.

(h) The Collateral Trustee will, at any time, upon the written instruction of the Administrative Agent, at the sole expense of the relevant Grantor, execute and deliver to the relevant Grantor all releases or other documents reasonably necessary or desirable for any release contemplated above in this Section 7.12 of the Credit Facility Security Interests securing the Credit Facility Secured Obligations with respect to which the Administrative Agent is the Administrative Agent in the Collateral specified by the Administrative Agent in such instruction; provided that, to the extent such Credit Facility Security Interests were released upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, within fifteen (15) Business Days after the first date that the requirements of such Suspension Period Event are no longer satisfied, each Grantor shall (i) execute and deliver to the Collateral Trustee such amendments to this Agreement or such other documents as are necessary or advisable to grant to the Collateral Trustee, for the benefit of the Credit Facility Secured Parties, a security interest in the Collateral and (ii) take all actions necessary or advisable to grant to the Collateral Trustee, for the benefit of the Credit Facility Secured Parties, a perfected security interest in the Collateral having at least the priority described in Section 3.02, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by this Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Trustee.

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(i) By acceptance of the benefits hereof, each Credit Facility Secured Party acknowledges and consents to the provisions of this Section 7.12, agrees that the Collateral Trustee shall incur no liability whatsoever to any Credit Facility Secured Party for any release effected by the Collateral Trustee in accordance with this Section 7.12 and agrees that the Administrative Agent shall not incur any liability whatsoever to any Credit Facility Secured Party for any release directed or consented to by it in accordance with the applicable Specified Agreement.

(j) If any Subsidiary becomes an Excluded Subsidiary, (i) such Excluded Subsidiary shall be automatically released from its obligations hereunder as a Grantor, (ii) any Security Interest on the Capital Stock of such Excluded Subsidiary shall be automatically released except to the extent that this agreement otherwise permits a Security Interest on the Capital Stock of an Excluded Subsidiary and (iii) any Security Interest on the assets of such Excluded Subsidiary shall be automatically released.

Section 7.13. Excluded Subsidiaries. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, except with respect to any Foreign Loan Party, no pledges or other security documentation governed by the law of any jurisdiction other than the United States of America (or any political subdivision thereof) shall be required with respect to any Capital Stock of any Foreign Subsidiary that is evidenced by a certificate delivered to the Collateral Trustee.

(b) If any Grantor delivers Certificated Securities to the Collateral Trustee representing in excess of 66 2⁄3% of the voting and 100% of the non-voting Capital Stock of any Excluded Subsidiary (“Excess Securities”) in order to facilitate compliance with Section 4.01, the Collateral Trustee agrees that (i) such Excess Securities shall not constitute Pledged Stock or Collateral, (ii) the Collateral Trustee shall have no right, title or interest in or to such Excess Securities (including, without limitation, voting rights) and (iii) the Collateral Trustee shall hold such Excess Securities solely as a nominee for the benefit of such Grantor.

Section 7.14. Waiver of Jury Trial. EACH OF THE GRANTORS, AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE COLLATERAL TRUSTEE AND THE CREDIT FACILITY SECURED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 7.15. Collateral Trust Agreement and Pari Passu Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted pursuant to this Agreement and the exercise of any right or remedy with respect thereto are subject to the provisions of the Pari Passu Intercreditor Agreement and the Collateral Trust Agreement. In the event of any conflict or inconsistency between the provisions of the Pari Passu Intercreditor Agreement and this Agreement, the provisions of the Pari Passu Intercreditor Agreement shall control, and between the Collateral Trust Agreement and this Agreement, the provisions of the Collateral Trust Agreement shall control. Each Credit Facility Secured Party, by acceptance of the benefits hereof, hereby acknowledges that it is subject to and bound by the provisions of the Pari Passu Intercreditor Agreement in its capacity as a holder of Additional Senior Class Debt (as defined in the Pari Passu Intercreditor Agreement).

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Section 7.16. The Administrative Agent. The Grantors and the Credit Facility Secured Parties acknowledge that when acting hereunder, including without limitation, when exercising any discretion or right to direct the Collateral Trustee, the Administrative Agent shall be entitled to all of the rights, privileges, protections, immunities and benefits given to the Administrative Agent under the Credit Agreement, including, without limitation, its right to be indemnified.

Section 7.17. Consent of Certain Grantors. Each of (i) F-M Motorparts TSC LLC, in its capacity as member of F-M TSC Real Estate Holdings LLC, (ii) Federal-Mogul Motorparts LLC, in its capacity as member of each of Muzzy-Lyon Auto Parts LLC, Federal-Mogul Chassis LLC, Federal-Mogul Filtration LLC, Federal-Mogul World Wide LLC, Carter Automotive Company LLC, Beck Arnley Holdings LLC, Federal-Mogul Products US LLC and F-M Motorparts TSC LLC, (iii) Federal-Mogul Valve Train International LLC, in its capacity as member of Federal-Mogul Sevierville, LLC, (iv) Federal-Mogul Powertrain LLC, in its capacity as member of Federal-Mogul Piston Rings, LLC, Federal-Mogul Powertrain IP LLC, Felt Products MFG. CO. LLC, Federal-Mogul Ignition LLC and Federal-Mogul Value Train International LLC, and (v) Tenneco Inc., in its capacity as member of Federal-Mogul Motorparts LLC and Federal-Mogul Powertrain LLC, hereby acknowledge and agree that this Agreement shall constitute a waiver of the provisions of Section 12.9 (or, with respect to Federal-Mogul Chassis LLC, Section 13.9) of each such Grantor’s limited liability company agreement and, to the extent applicable, constitute satisfaction and fulfillment of the requirement that the member of each such Grantor consent to the acquisition by the Collateral Trustee, the Administrative Agent and any other Secured Party, as creditors of such Grantor or the member of Grantor under the Credit Agreement, of a membership interest or interest in the profits or property of such Grantor as required pursuant to the second sentence thereof.

Section 7.18. Extensions. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, the Collateral Trustee may, at the direction of the Administrative Agent (which shall give such direction in the Administrative Agent’s sole discretion), grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets of any Loan Party (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date).

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

TENNECO INC.

By:
Name:
Title:

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:
Name:
Title:

TENNECO INTERNATIONAL HOLDING CORP.

By:
Name:
Title:

TENNECO GLOBAL HOLDINGS INC.

By:
Name:
Title:

THE PULLMAN COMPANY

By:
Name:
Title:

TMC TEXAS INC.

By:
Name:
Title:

CLEVITE INDUSTRIES INC.

By:
Name:
Title:

FEDERAL-MOGUL FINANCING CORPORATION

By:
Name:
Title:

CARTER AUTOMOTIVE COMPANY LLC

By:
Name:
Title:

FEDERAL-MOGUL IGNITION LLC

By:
Name:
Title:

FEDERAL-MOGUL PISTON RINGS, LLC

By:
Name:
Title:

FEDERAL-MOGUL POWERTRAIN LLC

By:
Name:
Title:

FEDERAL-MOGUL POWERTRAIN IP LLC

By:
Name:
Title:

FEDERAL-MOGUL PRODUCTS US LLC

By:
Name:
Title:

FEDERAL-MOGUL MOTORPARTS LLC

By:
Name:
Title:

FEDERAL-MOGUL WORLD WIDE LLC

By:
Name:
Title:

FELT PRODUCTS MFG. CO. LLC

By:
Name:
Title:

MUZZY-LYON AUTO PARTS LLC

By:
Name:
Title:

FEDERAL-MOGUL CHASSIS LLC

By:
Name:
Title:

F-M MOTORPARTS TSC LLC

By:
Name:
Title:

F-M TSC REAL ESTATE HOLDINGS LLC

By:
Name:
Title:

FEDERAL-MOGUL VALVE TRAIN INTERNATIONAL LLC

By:
Name:
Title:

FEDERAL-MOGUL SEVIERVILLE, LLC

By:
Name:
Title:

BECK ARNLEY HOLDINGS LLC

By:
Name:
Title:

FEDERAL-MOGUL FILTRATION LLC

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Exhibit A to

Collateral Agreement

ASSUMPTION AGREEMENT, dated as of             , 20    , made by                      (the “Additional Grantor”), in favor of Wilmington Trust, National Association, not individually but solely as Collateral Trustee (the “Collateral Trustee”) under the Collateral Agreement, dated as of October 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Tenneco Inc., a Delaware corporation (the “Company”), the Subsidiaries of Company parties thereto and the Collateral Trustee.

W I T N E S S E T H :

WHEREAS, Company and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Collateral Agreement in favor of the Collateral Trustee for the benefit of the Credit Facility Secured Parties;

WHEREAS, the Additional Grantor desires to become a party to the Collateral Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Collateral Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.11 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1.01A

Supplement to Schedule 1.01B

Supplement to Schedule 1.01C

Supplement to Schedule 3.02

Supplement to Schedule 3.06

Supplement to Schedule 3.07

Supplement to Schedule 3.09

Supplement to Schedule 4.01

Exhibit B to

Collateral Agreement

DEPOSIT ACCOUNT CONTROL AGREEMENT

DEPOSIT ACCOUNT CONTROL AGREEMENT dated as of             , 20     among                      (the “Lien Grantor”), ***NAME OF LIEN GRANTEE***, as Collateral Trustee (the “Secured Party”), and                      (the “Bank”). All references herein to the “UCC” refer to the Uniform Commercial Code as in effect from time to time in [the State of New York]. Terms defined in the UCC have the same meanings when used herein.

W I T N E S S E T H:

WHEREAS, the Lien Grantor is the Bank’s customer (as defined in Section 4104(1)(e) of the UCC) with respect to the Account (as defined below);

WHEREAS, pursuant to a Collateral Agreement, dated as of October 1, 2018 (as such agreement may be amended and/or supplemented from time to time, the “Security Agreement”), the Lien Grantor has granted to the Secured Party a continuing security interest (the “Transaction Lien”) in all right, title and interest of the Lien Grantor in, to and under the Account; and

WHEREAS, the parties hereto are entering into this Agreement in order to perfect the Transaction Lien on the Account and any and all funds or deposits from time to time held therein or credited thereto, whether now owned or existing or hereafter acquired or arising;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Establishment of Account. The Bank confirms that:

(i) the Bank has established account number [identify account number] in the name of “[name of Lien Grantor]” (such account and any successor account, the “Account”);

(ii) the Account is a “deposit account” as defined in Section 9-102(a)(29) of the UCC; and

(iii) the Bank is a “bank” (as defined in section 9-102 of the UCC) and is acting in such capacity in respect of the Account.

Section 2. Instructions. The Lien Grantor, the Secured Party and the Bank agree that the Bank will comply with (i) any instruction originated by the Secured Party directing disposition of funds in the Account and (ii) any other instruction from the Secured Party in respect of the Account, in each case without further consent by the Lien Grantor or any other person.

Section 3. Waiver of Lien; Waiver of Set-off. The Bank waives any security interest, lien or right to make deductions or setoffs that it may now have or hereafter acquire in or with respect to the Account or any or all funds or deposits from time to time held therein or credited thereto. No amounts credited to the Account will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Secured Party [(except that the Bank may set off (i) all amounts due to it in respect of its customary fees and expenses for the routine maintenance and operation of the Account and (ii) the face amount of any checks that have been credited to the Account but are subsequently returned unpaid because of uncollected or insufficient funds)].

Section 4. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of [the State of New York]. [The State of New York] shall be deemed to be the bank’s jurisdiction (as defined in Section 9-304 of the UCC) with respect to the Account.

Section 5. Conflict with Other Agreements. There is no agreement (except this Agreement) between the Bank and the Lien Grantor with respect to the Account [except for [identify any existing other agreements] (the “Existing Other Agreements”)]. In the event of any conflict between this Agreement (or any portion hereof) and any other agreement [(including any Existing Other Agreement)] between the Bank and the Lien Grantor with respect to the Account or any or all funds or deposits from time to time held therein or credited thereto, whether now existing or hereafter entered into, the terms of this Agreement shall prevail. [If any Existing Other Agreement does not specify that it is governed by the laws of [the jurisdiction specified in Section 4], such Existing Other Agreement is hereby amended to specify that it is governed by the laws of [the jurisdiction specified in Section 4].

Section 6. Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 7. Notice of Adverse Claims. Except for the claims and interests of the Secured Party and the Lien Grantor, the Bank does not know of any claim to, or interest in, the Account or any or all funds or deposits held therein or credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, attachment, execution or similar process) against the Account or any or all funds or deposits held therein or credited thereto, the Bank will promptly notify the Secured Party and the Lien Grantor thereof.

Section 8. Maintenance of Account. In addition to, and not in lieu of, the obligation of the Bank to honor instructions originated by the Secured Party as agreed in Section 2 hereof, the Bank agrees to maintain the Account as follows:

(i) Lien Grantor Entitlement Orders; Notice of Exclusive Control. So long as the Bank has not received a Notice of Exclusive Control (as defined below), the Bank may comply with instructions originated by the Lien Grantor or any duly authorized agent of the Lien Grantor in respect of the Account and any or all funds or deposits held therein or credited thereto. After the Bank receives a written notice from the Secured Party that it is exercising exclusive control over the Account (a “Notice of Exclusive Control”), the Bank will cease complying with instructions originated by the Lien Grantor or any of its agents.

(ii) Statements. The Bank will promptly send copies of all statements and other correspondence concerning the Account simultaneously to each of the Lien Grantor and the Secured Party at their respective addresses specified in Section 11 hereof.

(iii) Tax Reporting. All items of income, gain, expense and loss recognized in the Account or in respect of any funds or deposits held therein or credited thereto shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Lien Grantor.

Section 9. Representations, Warranties and Covenants of the Bank. The Bank makes the following representations, warranties and covenants:

(i) The Account has been established as set forth in Section 1 above and will be maintained in the manner set forth herein until this Agreement is terminated. The Bank will not change the name or account number of the Account without the prior written consent of the Secured Party.

(ii) Neither the Account nor any funds or deposits at any time held therein or credited thereto is or will be evidenced by any instrument (as defined in Section 9-102 of the UCC) or constitutes or will constitute investment property (as defined in Section 9-102 of the UCC)

(iii) This Agreement is a valid and binding agreement of the Bank enforceable in accordance with its terms.

(iv) The Bank has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Secured Party) relating to the Account and/or any funds or deposits held therein or credited thereto pursuant to which it has agreed, or will agree, to comply with instructions of such person. The Bank has not entered into any other agreement with the Lien Grantor or the Secured Party purporting to limit or condition the obligation of the Bank to comply with instructions originated by the Secured Party as agreed in Section 2 hereof.

Section 10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 11. Notices. Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission) and shall be effective (i) when delivered to such party at its address specified below, (ii) when sent to such party by facsimile or other electronic transmission, addressed to it at its facsimile number or electronic address specified below, and such party sends back an electronic confirmation of receipt or (iii) ten days after being sent to such party by certified or registered United States mail, addressed to it at its address specified below, with first class or airmail postage prepaid:

Lien Grantor:

Secured Party:

Bank:

Any party may change its address, facsimile number and/or e-mail address for purposes of this Section by giving notice of such change to the other parties in the manner specified above.

Section 12. Termination. The rights and powers granted herein to the Secured Party (i) have been granted in order to perfect the Transaction Lien, (ii) are powers coupled with an interest and (iii) will not be affected by any bankruptcy of the Lien Grantor or any lapse of time. The obligations of the Bank hereunder shall continue in effect until the Secured Party has notified the Bank in writing that the Transaction Lien has been terminated pursuant to the terms of the Security Agreement.

[NAME OF LIEN GRANTOR]

By:
Name:
Title:

***NAME OF LIEN GRANTEE***,
as Collateral Trustee

By:
Name:
Title:

[NAME OF BANK]

By:
Name:
Title:

Exhibit A

[Letterhead of Secured Party]

[Date]

[Name and Address of Bank]

Attention:

Re: Notice of Exclusive Control

Ladies and Gentlemen:

As referenced in the Deposit Account Control Agreement dated as of             ,              among [name of Lien Grantor], us and you (a copy of which is attached), we notify you that we will hereafter exercise exclusive control over deposit account number                         (the “Account”) and all funds and deposits from time to time held therein or credited thereto. You are instructed not to accept any directions or instructions with respect to the Account or the funds or deposits held therein or credited thereto from any person other than the undersigned unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [name of Lien Grantor].

Very truly yours,

***NAME OF LIEN GRANTEE***,
as Collateral Trustee

By:
Name:
Title:

cc: [name of Lien Grantor]

Exhibit C to

Collateral Agreement

PERFECTION CERTIFICATE

                     , 2018

With reference to the (x) Collateral Agreement dated as of the date hereof among TENNECO INC. (“Company”), Wilmington Trust, National Association, as collateral trustee under the Collateral Trustee Agreement (in such capacity, the “Collateral Trustee”) and the Subsidiaries of Company (together with Company, collectively the “Grantors” and, individually a “Grantor”) (the “Collateral Agreement”), and (y) the Collateral Trust Agreement (as defined in the Collateral Agreement) (capitalized terms used but not defined herein shall have the meaning assigned to such term in the Collateral Agreement), the Company, on behalf of each Grantor, hereby certifies as follows:

Section 1. Legal Names, Organizations and Jurisdictions of Organization. (a) Set forth on Schedule 1(a) is the exact legal name, the type of organization and the jurisdiction of organization or formation, as applicable, of each Grantor.

(b) Except as set forth on Schedule 1(b), no Grantor has, within the past five years, changed its legal name, jurisdiction of organization or its corporate structure in any way (e.g., by merger or consolidation with any other Person or acquired all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) another Person (other than any other Grantor)).

(c) Set forth on Schedule 1(c) is each trade name or assumed name used by any Grantor during the past five years or by which any Grantor has been known or has transacted any business during the past five years.

Section 2. Organizational and Federal Taxpayer Identification Numbers. Set forth on Schedule 2 is (i) the jurisdiction of organization and the form of organization of each Grantor, (ii) the organizational identification number, if any, assigned by such jurisdiction, (iii) the address (including street address, city, county and state) of the chief executive office of such Grantor or the registered office of such Grantor, if applicable, at any time in the past five years and (iv) the U.S. federal taxpayer identification number of each Grantor.

Section 3. Acquisitions of Capital Stock or Assets. Except as set forth on Schedule 3, no Grantor has acquired any Capital Stock of another entity or substantially all the assets of another entity within the past five years.

Section 4. UCC Filings; Authorization to File Financing Statements. (a) Financing statements have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located. Set forth on Schedule 4 is a true and correct list of each such filing and the Uniform Commercial Code filing office in which such filing is to be made.

(b) Each Grantor, to the extent permitted by applicable law, hereby agrees to file and hereby authorizes the Collateral Trustee to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Trustee may determine, in its reasonable discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Trustee for the benefit of the Credit Facility Secured Parties. Such financing statements may describe the collateral in the same manner as described in the agreement granting a security interest or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Trustee may determine, in its reasonable discretion, is necessary or advisable to ensure the perfection of the security interest in the collateral granted or to be granted to the Collateral Trustee for the benefit of the Credit Facility Secured Parties, including, without limitation, describing such property as “all assets” or “all personal property.”

Section 5. Real Property. (a) Set forth on Schedule 5(a) is a true and correct list of (i) all real property owned, leased or otherwise held by each Grantor as of the Closing Date (including fixtures) having a value, in the reasonable opinion of Company, of $[5,000,000] or greater to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned by each Grantor as of the Closing Date, (iii) the common names, addresses and uses of each Mortgaged Property (stating improvements located thereon), (iv) the county or other jurisdiction in which a Mortgage and, if applicable, a fixture filing on each Mortgage is to be recorded and/or filed and (v) any other information relating thereto required by Schedule 5(a).

(b) Except as described in Schedule 5(b), (i) no Grantor has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property listed in Schedule 5(a) and (ii) no Grantor has any leases which require the approval, consent, exemption, authorization, or other action by, or notice to, or filing with any federal, state, local, supranational or foreign court or governmental agency, authority, instrumentality or regulatory body, or any other Person for the transactions contemplated by the Credit Agreement.

Section 6. Tangible Personal Property. Set forth on Schedule 6 are all the locations where any Grantor currently maintains or has maintained within the past five years any of its tangible personal property (including goods, inventory and equipment), including property in the possession of a third party (e.g., warehouseman or other bailee) to the extent not provided pursuant to Section 5 above.

Section 7. Investment-Related Property. Set forth on Schedule 7 is a true and correct list, for each Grantor, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Capital Stock of Company or any Subsidiary or (to the extent such Capital Stock is certificated) of any other Person owned, beneficially or of record, by such Grantor, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Capital Stock and setting forth the percentage of such Capital Stock pledged under the Security Documents.

Section 8. Debt Instruments. Set forth on Schedule 8 is a true and correct list, for each Grantor, of all promissory notes and other instruments held by such Grantor that are required to be pledged under the Security Documents, including all intercompany notes between or among Company and the Subsidiaries, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

Section 9. Intellectual Property. (a) Set forth on Schedule 9(a) is a true and correct list, for each Grantor, of all Patents and Patent applications owned by such Grantor (except, for the avoidance of doubt, as otherwise indicated on Schedule 9(a)), including the name of the owner, title, registration or application number of any registrations or applications.

(b) Set forth on Schedule 9(b) is a true and correct list, for each Grantor, of all Trademark and service mark registrations and applications owned by such Grantor (other than intent-to-use Trademark and service mark applications), including the name of the registered owner and the registration or application number of any registrations and applications.

(c) Set forth on Schedule 9(c) is a true and correct list, for each Grantor, of all Copyright registrations and applications owned by such Grantor, including the name of the registered owner, title and the registration number of any Copyright registrations.

(d) Set forth on Schedule 9(d) is a true and correct list, for each Grantor, of all exclusive Copyright Licenses under which such Grantor is a licensee, including the name and address of the licensor under such exclusive Copyright License and the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

Section 10. Commercial Tort Claims. Set forth on Schedule 10 is a true and correct list of Commercial Tort Claims held by any Grantor, including a brief description thereof.

Section 11. Letter of Credit Rights. Set forth on Schedule 11 is a true and correct list of all letters of credit issued in favor of any Grantor, as beneficiary thereunder.

Section 12. Securities Accounts. Set forth on Schedule 12 is a true and correct list of all securities accounts in which any Grantor maintains securities or other similar assets.

Section 13. Deposit Accounts. Set forth below on Schedule 13 is a true and correct list of all deposit accounts of each Grantor.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Perfection Certificate to be executed as of the date first written above by its officer thereunto duly authorized.

TENNECO INC.

By:
Name:
Title:

SCHEDULE 1(a)

Legal Names, Organizations and Jurisdictions of Organization

Grantor’s Legal Name	Type of Organization	Jurisdiction of Organization/Formation
1.
2.
3.

SCHEDULE 1(b)

Changes to Legal Name, Jurisdiction or Organization

Grantor	Corporate Name of Predecessor Entity	Description of Change (and date)	Jurisdiction of Organization/ Formation
1.
2.
3.

SCHEDULE 1(c)

Trade Names

Grantor	Trade Name

SCHEDULE 2

Organizational and Federal Taxpayer Identification Numbers

Grantor	Jurisdiction of Organization (and form)	Organizational Identification Number	Address of Chief Executive Office	Federal Taxpayer Identification Number
1.
2.
3.
4.

SCHEDULE 3

Acquisitions of Capital Stock or Assets

Acquired Business	Acquiring Grantor	Acquisition Date	Operations & Locations(s)

SCHEDULE 4

UCC Filings

Grantor	UCC Filing Office / County Recorder’s Office
1.
2.
3.

SCHEDULE 5(a)

Real Property

I. Owned Real Property

Entity of Record	Common Name and Address	County or Other Recording/Filing Office (if subject to Mortgage)	Purpose/Use	Improvements Located on Real Property	Approximate Square Footage (for non-landfill properties)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/Right of First Refusal

II. Real Property Leased or Otherwise Held by a Grantor

Owner/Landlord of Record	Lessee/Grantor	Common Name and Address	To Be Encumbered by Mortgage or Fixture Filing	County or Other Recording/Filing Office (if subject to Mortgage)	Purpose/Use	Improvements Located on Property	Approximate Square Footage (for non-landfill properties if subject to mortgage) (1)

Operating Leases/Agreements

Owner/Landlord of Record	Lessee/Grantor	Common Name and Address	To Be Encumbered by Mortgage or Fixture Filing	County or Other Recording/Filing Office (if subject to Mortgage)	Purpose/Use	Improvements Located on Property	Approximate Square Footage (for non-landfill properties if subject to mortgage) (1)

(1)

Square footage estimates represent amounts provided for property and casualty insurance coverage purposes and do not represent net usable area. Furthermore, Grantors make no representations or warranties whatsoever as to the actual square footage of any improvements.

SCHEDULE 5(b)

I. Landlord’s / Grantor’s Consent Required

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Grantor holds Landlord’s / Grantor’s Interest

SCHEDULE 6

Tangible Personal Property

(to the extent not listed in Schedule 5(a) above)

SCHEDULE 7

Stock Ownership and Other Capital Stock

Grantor	Issuer and Type of Organization	Certificate Number (if certificated)	Number of Capital Stock	Percentage of Ownership	Percentage Pledged

SCHEDULE 8

Debt Instruments

Grantor	Type and Description of Debt Instrument (including date)	Original Principal Amount	Maturity Date

SCHEDULE 9

Intellectual Property

Schedule 9(a): Patents

Schedule 9(b): Trademarks

Schedule 9(c): Copyrights

Schedule 9(d): Copyright Licenses

SCHEDULE 10

Commercial Tort Claims

Grantor	Amount of Commercial Tort Claim	Description

SCHEDULE 11

Letter of Credit Rights

SCHEDULE 12

Securities Accounts

SCHEDULE 13

Deposit Accounts

Grantor	Depository Institution & Address	Account Number	Type of Account	Account Name

Exhibit D-1 to

Collateral Agreement

LIST OF MATERIAL GOVERNMENT CONTRACTS

Contract Number	Name of Government Entity Purchaser	Type of Products Sold	Agreement Start Date/End Date	Commitment to Purchase (Y/N)

Exhibit D-2 to

Collateral Agreement

ASSIGNMENT OF GOVERNMENT CONTRACTS

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto Wilmington Trust, National Association, as Collateral Trustee, all monies due or to become due under the contracts identified in Exhibit D-1 hereto, on this [        ] day of [                    ], 20[        ].

[GRANTOR]

By:
Name:
Title:

Exhibit D-3 to

Collateral Agreement

NOTICE OF ASSIGNMENT OF GOVERNMENT CONTRACTS

TO: [Name of Government Entity]

This has reference to Contract No.          dated                     , entered into between [GRANTOR], [GRANTOR’S ADDRESS] (the “Contractor”), and                                  [governmental agency, name of office, and address], for                                                   [describe nature of the contract].

Moneys due or to become due under the contract described above have been assigned to the undersigned under the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. 6305.

A true copy of the instrument of assignment executed by the Contractor on                                  is attached to the original notice.

Payments due or to become due under this contract should be made to the undersigned assignee.

Please return to the undersigned the three enclosed copies of this notice with appropriate notations showing the date and hour of receipt, and signed by the person acknowledging receipt on behalf of the addressee.

Very truly yours,

Wilmington Trust, National Association, as Collateral Trustee

By:
Name:
Title:

ACKNOWLEDGMENT

Receipt is acknowledged of the above notice and of a copy of the instrument of assignment. They were received at                  (a.m.) (p.m.) on                             ,         .

[signature and title]

On Behalf of

[name of addressee of this notice]

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF

COMPLIANCE CERTIFICATE

[For the Fiscal Quarter ending                 ]

[For the Fiscal Year ending                 ]

Pursuant to Section 6.2(b) of the Credit Agreement, dated as of October 1, 2018 (as amended, modified or supplemented from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined unless otherwise defined), among TENNECO INC. (the “Company”), TENNECO AUTOMOTIVE OPERATING COMPANY INC., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the lenders parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, the undersigned, duly elected, qualified and acting Responsible Officer of the Company hereby certifies that:1

As of the date hereof such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows:                                    .

The financial statements referred to in Section 6.1 of the Credit Agreement which have been delivered concurrently with the delivery of this Compliance Certificate fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the date of such financial statements, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments in the case of quarterly financial statements). Such financial statements have been prepared in accordance with GAAP applied consistently throughout the period involved and with prior periods (except as approved by a Responsible Officer and disclosed therein).

The covenants as listed and calculated in Attachment 1 are based on the financial statements referred to in Section 6.1 of the Credit Agreement which are delivered concurrently with the delivery of this Compliance Certificate.

[Attached hereto as Attachment 2 is a calculation of Excess Cash Flow for the most recent fiscal year.]2

[1]	NTD: Certification regarding default/event of default is already knowledge qualified, and the other statements below are not typically knowledge qualified.
[2]	To be included in any Compliance Certificate delivered in connection with annual financial statements pursuant to Section 6.1(a) of the Credit Agreement.

IN WITNESS WHEREOF, I have hereto set my name in my capacity as an officer of the Company.

Dated:

By:
Name:
	Title:	[Responsible Officer of the Company]

Attachment 1

to Compliance Certificate

1. Consolidated Net Leverage Ratio[3] (Section 7.1(a))

The ratio of

(i) The result of (x) Consolidated Total Debt plus (to the extent not included in Consolidated Total Debt) the Domestic Receivables Program Amount (excluding any portion of the Domestic Receivables Program Amount that constitutes an off-balance sheet true sale transaction with customary limited recourse based upon the collectability of the receivables sold and without any guarantee by the Company or any of its Subsidiaries) [add in any amounts under European receivables program that are recharacterized as debt.] on such day less (y) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries (such amount of unrestricted cash and cash equivalents not to exceed (x) prior to the consummation of the Spin-Off, $500,000,000 and (y) from and after the consummation of the Spin-Off, an amount equal to 30% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement) as of such day

	$	___________

to (ii) Consolidated EBITDA for such period	$	___________

Ratio:		___________

(must not be greater than [4.00][4] [3.75][5] [3.50][6] to 1.00)		___________

[3]	See Schedule 1 for calculations.
[4]	Select this option for each of the first four full fiscal quarters ending after the Closing Date.
[5]	Select this option for each of the fifth through the eighth full fiscal quarters ending after the Closing Date.
[6]	Select this option for each fiscal quarter ending after the eighth full fiscal quarter ending after the Closing Date.

2. Consolidated Interest Coverage Ratio (Section 7.1(b)) The ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters	$	___________

to (ii) Consolidated Interest Expense for such period	$	___________

Ratio:		___________

(must not be less than 2.75 to 1.00)		___________

3. Limitation on Indebtedness (Section 7.2)

(a) Aggregate amount of Guarantee Obligations incurred in the ordinary course of business by the Company and its Subsidiaries of obligations of any Subsidiary not otherwise permitted under the Credit Agreement in an aggregate amount not to exceed the greater of (x) (I) prior to the Spin-Off, $350,000,000 and (II) from and after the Spin-Off, $350,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 20.0% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement

	$	___________

(b) Aggregate amount of Indebtedness of the Company and its Subsidiaries, including Capital Lease Obligations, permitted by Section 7.2(e) of the Credit Agreement, in an amount not to exceed the greater of (x) (I) prior to the Spin-Off, $150,000,000 and (II) from and after the Spin-Off, $150,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 8.25% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement

	$	___________

(c) Aggregate amount of additional Indebtedness of the Company or any of its Subsidiaries permitted by Section 7.2(j) of the Credit Agreement) when incurred not to exceed the greater of (x) (I) prior to the Spin-Off, $500,000,000 and (II) from and after the Spin-Off, $500,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 27.5% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement

	$	___________

2

(d) Aggregate amount of additional Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of the local currency equivalent of (x) (I) prior to the Spin-Off, €450,000,000 and (II) from and after the Spin-Off, €450,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 30.0% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement

	$	___________

(e) Aggregate amount of Indebtedness related to any letter of credit issued or created by or for the account of the Company or any of its Subsidiaries other than pursuant to the Credit Agreement, in an aggregate principal amount not to exceed $60,000,000 at any time

	$	___________

(f) Aggregate amount of Indebtedness incurred to fund obligations arising from the exercise of a right of first refusal or a right of last refusal relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $350,000,000

	$	___________

4. Limitation on Liens (Section 7.3)

(a) Aggregate amount of additional Liens with (i) an aggregate outstanding principal amount or (ii) an aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto not to exceed (as to all liens incurred pursuant to this provision) at the time such Lien is incurred the greater of (x) (I) prior to the Spin-Off, 300,000,000 and (II) from and after the Spin-Off, $300,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 17.5% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement

	$	___________

(b) Aggregate amount of Liens on cash collateral securing obligations to issuing banks in respect of banker’s acceptances issued through the Company, its Subsidiaries or any joint ventures thereof in the People’s Republic of China not to exceed the greater of (x) (I) prior to the Spin-Off, $75,000,000 and (II) from and after the Spin-Off, $75,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 4.0% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement

	$	___________

(c) Aggregate amount of Liens on cash deposits in an aggregate amount not to exceed $50,000,000 securing any Hedge Agreement permitted under the Credit Agreement	$	___________

3

5. Dispositions of Property (Section 7.5)

(a) Dispositions pursuant to Section 7.5(h) of the Credit Agreement so long as the fair market value of such disposed property does not exceed $            (i.e., 30% of Consolidated Total Assets of the Company on the Closing Date ($            ) plus the proceeds of any Reinvestment Deferred Amount reinvested in the business of the Company and its Subsidiaries after the Closing Date ($            )); provided that Dispositions under this provision, the proceeds of which are reinvested in Subsidiaries that are not Subsidiary Guarantors, shall not exceed property having an aggregate fair market value in excess of 30% of the Consolidated Total Assets of the Company as determined on the Closing Date ($            )

	$	___________

(b) Disposition of any Foreign Subsidiary or the assets of a Foreign Subsidiary pursuant to Section 7.5(j) of the Credit Agreement as long as the aggregate fair market value of such property so disposed of does not exceed €65,000,000

	$	___________

6. Restricted Payments (Section 7.6)

(a) Aggregate amount of purchases by the Company of the Company’s common stock or common stock options from present or former officers or employees of the Company pursuant to Section 7.6(b) of the Credit Agreement not to exceed in the aggregate $5,000,000 in any fiscal year (plus any amount not so made as a Restricted Payment in the fiscal year for which it is permitted and carried over to be made as a Restricted Payment in subsequent fiscal years ($            ))

	$	___________

(b) Restricted Payments made pursuant to Section 7.6(c) of the Credit Agreement, if the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.25 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available)

	$	___________

4

(c) Restricted Payments made pursuant to Section 7.6(d)(i) of the Credit Agreement so long as the aggregate amount of such Restricted Payments does not exceed in any fiscal year (I) prior to the Spin-Off, $200,000,000 and (II) from and after the Spin-Off, $200,000,000 multiplied by the Post-Spin EBITDA Percentage (plus any such amount not so made as a Restricted Payment in the fiscal year for which it is permitted and carried over to be made as a Restricted Payment in the next succeeding fiscal year only ($            )7)

	$	___________

(d) Restricted Payments made pursuant to Section 7.6(d)(ii) of the Credit Agreement so long as the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.75 to 1.0 and the aggregate amount of such Restricted Payments does not exceed the sum of (I) prior to the Spin-Off, $300,000,000 and (II) from and after the Spin-Off, $300,000,000 multiplied by the Post-Spin EBITDA Percentage, plus 50% of Consolidated Net Income accruing from the Closing Date, plus the amount of any proceeds of any issuance or sale of Capital Stock by the Company or its Subsidiaries during such fiscal year, minus the amount of any Investments made pursuant to Section 7.8(l) of the Credit Agreement

	$	___________

7. Investments (Section 7.8)

(a) Aggregate amount of loans and advances to employees of the Company or any of its Subsidiaries as described in Section 7.8(d) of the Credit Agreement (not to exceed the greater of (x) (I) prior to the Spin-Off, $25,000,000 and (II) from and after the Spin-Off, $25,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 1.5% of Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 of the Credit Agreement at any one time outstanding)

	$	___________

[7]	Amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts.

5

(b) Aggregate amount of Investments in Joint Ventures or any Person who, prior to such Investment, was not a Subsidiary and who becomes as a result of such Investment, a Subsidiary that is not a Wholly Owned Subsidiary as described in Section 7.8(g) of the Credit Agreement (not to exceed in any fiscal year the greater of (x) (I) prior to the Spin-Off, $400,000,000 and (II) from and after the Spin-Off, $400,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 3.0% of Consolidated Total Assets year plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Joint Ventures and Persons who become a Subsidiary as a result of such Investment (plus any such amount not so invested in the fiscal year for which it is permitted and carried over for investment in the next succeeding fiscal year only ($            )8)

$	___________

(c) Investments if the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.50 to 1.0 (as calculated on the last day of the most recent fiscal quarter for which financial statements are available)

$	___________

(d) Investments if the Consolidated Leverage Ratio calculated on a Pro Forma Basis would be less than 2.75 to 1.0, in an aggregate amount after the Closing Date not to exceed the sum of (I) prior to the Spin-Off, $300,000,000 and (II) from and after the Spin-Off, $300,000,000 multiplied by the Post-Spin EBITDA Percentage, plus 50% of Consolidated Net Income accruing from the Closing Date plus the amount of any proceeds of any issuance or sale of Capital Stock by the Company or its Subsidiaries during such fiscal year, minus the amount of any Restricted Payments made pursuant to Section 7.6(d) of the Credit Agreement

$	___________

(e) Aggregate amount of other Investments not otherwise expressly permitted by Section 7.8 of the Credit Agreement so long as the aggregate amount expended in connection therewith (valued at cost) does not exceed the greater of (x) (I) prior to the Spin-Off, $480,000,000 and (II) from and after the Spin-Off, $480,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 3.5% of Consolidated Total Assets

$	___________

[8]	Amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts.

6

(f) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed in any fiscal year the greater of (x) (I) prior to the Spin-Off, $175,000,000 and (II) from and after the Spin-Off, $175,000,000 multiplied by the Post-Spin EBITDA Percentage and (y) 1.25% of Consolidated Total Assets plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Unrestricted Subsidiaries (plus any such amount not so invested in the fiscal year for which it is permitted and carried over for investment in the next succeeding fiscal year only ($            )9)

	$	___________

8. Miscellaneous

(a) Aggregate amount of Supplemental Cash Management Obligations shall not exceed $450,000,000	$	___________

[9]	Amounts carried over from previous years may not be used for purposes of calculating future carry-over amounts.

7

Schedule 1 to Attachment 1

Compliance Certificate

Calculations

Consolidated Total Debt: for the Company and its Subsidiaries as of any date, without duplication, shall be: the sum of (a) all indebtedness for borrowed money,	$___________

(b) all obligations for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of business maturing less than one year from the creation thereof), including Contingent Purchase Price Obligations solely to the extent satisfying the definition thereof,

$___________

(c) all obligations evidenced by notes, bonds (excluding surety bonds), debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement),	$___________

(d) all unpaid reimbursement obligations in respect of drawings under letters of credit and surety bonds,	$___________

(e) all obligations of the kind referred to in clauses (a) through (d) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by any such Person, whether or not such Person has assumed or become liable for the payment of such obligation,

$___________

minus any New Indebtedness incurred to refinance Existing Indebtedness to the extent (i) such Existing Indebtedness shall still be outstanding as of the calculation date and shall have been counted for purposes of calculating the Consolidated Net Leverage Ratio, (ii) the Company shall have begun a tender offer or solicitation to purchase such Existing Indebtedness or shall have irrevocably called such Existing Indebtedness for payment and (iii) proceeds of such New Indebtedness are used to repay the Existing Indebtedness within sixty (60) days after the incurrence thereof.[10]

excluding (to the extent included above) Indebtedness permitted by Section 7.2(gg) of the Credit Agreement to the extent such Indebtedness is used (x) to repay other Indebtedness of the Company and its Subsidiaries existing prior to the incurrence of such Indebtedness or (y) to finance a dividend to the Company to repay other Indebtedness of the Company and its Subsidiaries existing prior to the incurrence of such Indebtedness

$___________

CONSOLIDATED TOTAL DEBT	$___________

Consolidated EBITDA: for any period with respect to the Company and its Subsidiaries:

[10]	NTD: This appears in the credit agreement at the end of “Consolidated Leverage Ratio.”

8

Consolidated Net Income for such period		$___________

plus the sum of (without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period)

(a) total income tax expense		$___________

(b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness		$___________

(c) depreciation and amortization expense and impairment charges		$___________

(d) amortization of intangibles and organization costs		$___________

(e) any extraordinary expenses or losses, determined in accordance with GAAP

(f) any unusual or non-recurring non-cash expenses or losses,		$___________

(g) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes		$___________

(h) other non-cash charges		$___________

(i) restructuring charges and related charges		$___________

(j) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and any “run rate” cost savings, operating expense reductions and synergies projected by the Company to result from actions either taken or expected to be taken within 18 months after the date of determination to take such action

$___________

(k) any costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its subsidiaries, together with any related provision for taxes

$___________

(l) consulting fees and advisory fees incurred and taxes incurred or accrued in connection with the Acquisition		$___________

(m) non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to employees of the Company or any Subsidiary pursuant to a written plan or agreement or the treatment of such options or other equity and equity-based interests under variable plan accounting

$___________

(n) consulting fees, advisory fees, financing fees incurred and taxes incurred or accrued in connection with the Spin-Off		$___________

(o) costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents		$___________

(p) non-recurring transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Disposition, any casualty event or any amendments or waivers of the Loan Documents, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated

	$	___________

9

(q) cash expenses relating to customary earn outs and similar obligations with a finite duration to the extent constituting Indebtedness	$	___________

The sum of (a) through (q), provided that the aggregate amount of all adjustments pursuant to the foregoing clauses (f), (i), (j) and (k) shall not exceed (x) 20% of Consolidated EBITDA during the first four full fiscal quarters following the Closing Date, (y) 17.5% of Consolidated EBITDA during the fifth through eighth full fiscal quarters following the Closing Date and (z) 15% of Consolidated EBITDA thereafter (such percentage, in each case, calculated before any amounts are added to Consolidated EBITDA pursuant to clauses (f), (i), (j) and (k)), and	$	___________

minus the sum of (without duplication and to the extent included in the statement of Consolidated Net Income for such period) (a) interest income	$	___________

(b) any extraordinary income or gains, determined in accordance with GAAP	$	___________

(c) any unusual or non-recurring non-cash income or gains, and

(d) any noncash income, all as determined on a consolidated basis in accordance with GAAP.	$	___________

The sum of (a) through (d)	$	___________

CONSOLIDATED EBITDA	$	___________

Consolidated Interest Expense: for any period, the sum of:

(a) total interest expense for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of the Unsecured Notes, (ii) any fees, including upfront fees and any other fees and expenses associated or paid in connection with the Credit Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.8 of the Credit Agreement or any issuance of Capital Stock or Indebtedness permitted under the Credit Agreement (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities and (iv) any writeoff of unamortized debt issuance costs upon any prepayment of the Unsecured Notes), net of interest income.

	$	___________

CONSOLIDATED INTEREST EXPENSE	$	___________

10

Attachment 2

to Compliance Certificate

Excess Cash Flow

Excess Cash Flow: for any fiscal year, an amount equal to (a) the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Asset Sale or Recovery Events or the incurrence by the Company or any Subsidiary of any Indebtedness (other than any Indebtedness permitted to be incurred under Section 7.2 of the Credit Agreement)	$___________

(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense or any deferred tax expense, deducted in determining such consolidated net income or loss for such fiscal year	$___________

(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of (i) the reclassification of items from short-term to long-term or vice-versa or (ii) the Spin-Off) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year	$___________

(iv) income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such period	$___________

(v) cash inflows in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period	$___________

I. The sum of (a)(i) through (a)(v)	$___________

minus

(b) the sum, without duplication, of:	$___________

(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year	$___________

(ii) the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of (i) the reclassification of items from long-term to short-term or vice-versa or (ii) the Spin-Off) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year	$___________

(iii) the sum of, in each case except to the extent financed with Long-Term Indebtedness, (x) the aggregate amount of Restricted Payments by the Company made in cash for such fiscal year pursuant to Section 7.6(b) or 7.6(f) of the Credit Agreement, (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make acquisitions permitted by Section 7.8(j) of the Credit Agreement and other Investments

permitted pursuant to Section 7.8(d), (g) or (q) of the Credit Agreement (including contracted acquisitions permitted by Section 7.8(j) of the Credit Agreement and other Investments permitted pursuant to Section 7.8(d), (g) or (q) of the Credit Agreement so long as (1) such amounts are contractually committed by December 31 of the applicable fiscal year for which Excess Cash Flow is being calculated (the “ECF Calculation Year”), (2) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such ECF Calculation Year and (3) any amounts not utilized during the fiscal year immediately following such ECF Calculation Year shall be included in the calculation of Excess Cash Flow for the fiscal year immediately following such ECF Calculation Year) and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year	$____________

(iv) Consolidated Scheduled Funded Debt Payments (except to the extent financed with the proceeds of Funded Debt other than revolving Indebtedness)	$___________

(v) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period	$___________

(vi) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of (A) Indebtedness for borrowed money and (B) the principal component of payments in respect of Capital Lease Obligations (in each case, excluding the Consolidated Scheduled Funded Debt Payments and Revolving Commitments)	$___________

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness (except to the extent financed with the proceeds of Funded Debt other than revolving Indebtedness) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow)	$___________

(viii) cash payments made (to the extent not deducted in arriving at Consolidated Net Income) in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period	$___________

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with, to the extent permitted hereunder, any Investment, asset disposition, equity issuance or debt issuance (whether or not consummated)	$___________

(x) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period	$___________

II. The sum of (b)(i) through (b)(x)	$___________

II) Excess Cash Flow (I minus II)	$___________

EXHIBIT C

TO THE CREDIT AGREEMENT

FORM OF

CLOSING CERTIFICATE

[NAME OF LOAN PARTY]

                    , 20

I,                     , the [President/Vice President/Chief Financial Officer] of [NAME OF LOAN PARTY], a corporation organized under the laws of the State of                      (the “Company”), do hereby certify on behalf of the Company that:

1. This Closing Certificate (this “Certificate”) is furnished pursuant to the Credit Agreement, dated as of October 1, 2018 (“Closing Date”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the respective meanings set forth in the Credit Agreement.

2. The individuals named on Exhibit A are elected or appointed officers of the Company, and each holds the office of the Company set forth opposite his or her name and has held such office since at least [the Closing Date/the date hereof]. The signature written opposite the name and title of each such officer is his or her genuine signature.

3. Attached hereto as Exhibit B is a certified copy of the Certificate of Incorporation of the Company, as filed in the Office of the Secretary of State of the State of                      on                                     , 20        , together with all amendments thereto adopted through the date hereof. The Certificate of Incorporation is in full force and effect on this date. No action has been taken by the Board of Directors or, to my knowledge, the stockholders of the Company for the purpose of effecting any further amendment to or modification of such Certificate of Incorporation.

4. A true and correct copy of the By-laws of the Company is attached as Exhibit [ ]. Such By-laws have been duly adopted and are in full force and effect on the [Closing Date][date hereof].

5. [As of the Closing Date][On the date hereof], no proceedings with regard to the consolidation, sale of all or substantially all of the assets and business, liquidation, or dissolution of the Company are pending nor has the Board of Directors or, to my knowledge, the stockholders of the Company taken any steps to authorize or institute any of the foregoing.

6. True and correct copies of resolutions duly adopted by the Board of Directors of the Company on ____________, 20__, [at a meeting at which a quorum was present and acting throughout][by unanimous written consent of the Board of Directors of the Company], and resolutions duly adopted by the Finance Committee of the Company’s Board of Directors as of

                    , 20         are attached as Exhibit [ ] (the “Corporate Authorizations”). Such Corporate Authorizations constitute the only actions taken by the Company’s Board of Directors or any committee thereof relating to the execution, delivery or performance of the Loan Documents, have not been amended, modified or rescinded and are in full force and effect on the Closing Date.

7. [On the Closing Date, all of the conditions set forth in Section 5.1 of the Credit Agreement have been satisfied or waived in accordance with the Credit Agreement.]11

8. [On the date hereof, the representations and warranties of the Company set forth in the Credit Agreement are true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) with the same effect as though such representations and warranties had been made on and as of the date hereof (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).]12

9. [On the date hereof, no Default has occurred and is continuing or would result from any Borrowing to occur on the date hereof or the application of the proceeds thereof, as applicable.]13

[Remainder of page left intentionally blank]

[11]	For use by Loan Parties that are party to the Credit Agreement as of the Closing Date.
[12]	To be included in certificates delivered after the Closing Date.
[13]	To be included in certificates delivered after the Closing Date.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

[NAME OF LOAN PARTY]

By:
Name:
Title:

I,                             , do hereby certify that:

1. I am the duly elected, qualified and acting [Secretary/Assistant Secretary] of [NAME OF LOAN PARTY] (the “Company”).

2. [Name of Person making above certifications] is the duly elected, qualified and acting [President/Vice President/Chief Financial Officer] of the Company, and the signature appearing above is such person’s true and genuine signature.

3. On behalf of the Company, I certify that the certifications made by [Name of Person making above certifications] above are true and correct.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

[NAME OF LOAN PARTY]

By:
Name:
Title:

EXHIBIT A

NAME	TITLE	SIGNATURE
[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

[NAME OF OFFICER]	[TITLE OF OFFICER]

EXHIBIT B

CERTIFICATE OF INCORPORATION

EXHIBIT C

BY-LAWS

EXHIBIT D

CORPORATE AUTHORIZATIONS

EXHIBIT D

TO THE CREDIT AGREEMENT

FORM OF

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of                             ,             , made by each signatory hereto (each, a “Subsidiary Borrower”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 1, 2018 (as amended, modified and supplemented, or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Tenneco Inc. (the “Company”), Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add Subsidiary Borrowers to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 2.29(a)(i) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Each of the undersigned Subsidiaries of the Company, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a)	join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below;

(b)	be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower that is a [Domestic][Foreign Subsidiary] Borrower[, as applicable,] in the Credit Agreement; and

(c)	perform all obligations and duties required of it by the Credit Agreement.

2. Each of the undersigned Subsidiaries of the Company hereby represents and warrants that the representations and warranties with respect to it contained in Section 4 of the Credit Agreement and each of the other Loan Documents to which such Subsidiary of the Company is a party or which are contained in any certificate furnished by or on behalf of such Subsidiary of the Company are true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on the date hereof (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).

3. The address, taxpayer identification number and jurisdiction of incorporation of each of the undersigned Subsidiaries of the Company is set forth in Annex I to this Joinder Agreement.

4. The Company hereby agrees and acknowledges that its guarantees contained in Section 2 of the Guarantee Agreement shall remain in full force and effect after giving effect to this Joinder Agreement.

5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],
Dated: ,	as a Subsidiary Borrower

By:
Name:
Title:

[NAME OF SUBSIDIARY], as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

TENNECO INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I

[Insert address, taxpayer identification number and jurisdiction of incorporation of each Subsidiary Borrower]

EXHIBIT E

TO THE CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is a Lender Affiliate of [identify Lender]]

3.	Borrowers:	Tenneco Inc., Tenneco Automotive Operating Company Inc. and any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto

4.	Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of October 1, 2018, among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
1.	$	$	%
	$	$	%
	$	$	%

Effective Date:                         , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Tranche A Term Loan,” “Tranche B Term Loan,” “Revolving Commitment” or “Swingline Commitment”).

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:

Title:

ASSIGNEE

NAME OF ASSIGNEE

By:

Title:

Consented to and Accepted:[1]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[JPMORGAN CHASE BANK, N.A.], as Issuing Lender

By:
Title:

[JPMORGAN CHASE BANK, N.A.][2], as a Swingline Lender

By:
Title:

[WELLS FARGO BANK, N.A.][3], as a Swingline Lender

By:
Title:

Consented to:[4]

TENNECO INC.

By
Title:

[1]	To be added only if the consent of the Administrative Agent, Issuing Lender and/or Swingline Lender is required by the terms of the Credit Agreement.
[2]

JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as the lender of U.S. Swingline Loans, or JPMorgan Chase Bank, N.A., London Branch, an affiliate of JPMCB, in its capacity as the lender of U.K. Swingline Loans.

[3]	Wells Fargo Bank, N.A., in its capacity as the lender of LIBOR Swingline Loans.
[4]

Consent of the Borrowers required pursuant to Section 10.6(c) of the Credit Agreement. Add other Subsidiary Borrowers if applicable. Each Borrower shall be deemed to have consented to the transfer contemplated hereby if it does not object within five Business Days after receipt of written notice thereof.

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By
Title:

ANNEX 1

to Assignment and Assumption

The Credit Agreement, dated as of October 1, 2018, among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by each Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 1, 2018 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Domestic Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Domestic Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Domestic Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 1, 2018 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 1, 2018 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 1, 2018 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Tenneco Inc., Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Domestic Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Domestic Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Domestic Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G

TO THE CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [        ]

Reference is made to Credit Agreement, dated as of October 1, 2018 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Tenneco Inc. (the “Company”), Tenneco Automotive Operating Company Inc., any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section 5.1(i) of the Credit Agreement.

Solely in my capacity as a Responsible Officer of the Company and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving pro forma effect to the consummation of the Transactions:

1.

The amount of the “present fair saleable value” of the assets of the Loan Parties, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of such Persons, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

2.

The present fair saleable value of the assets of the Loan Parties, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay the probable liability of the Loan Parties, on a consolidated basis, on its debts as such debts become absolute and matured.

3.	The Loan Parties, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business.

4.	The Loan Parties, on a consolidated basis, will be able to pay their debts as they mature.

For purposes of this Certificate, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability in the ordinary course of business.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

TENNECO INC.

By: